       EX-10.26-1

                                 EXHIBIT 10.26


     This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is dated as of February 14, 1995, among the financial institutions listed on the signature pages hereof (such financial institutions together with their respective successors and assigns referred to hereinafter each individually as a "Lender" and collectively as the "Lenders") and BANKAMERICA BUSINESS CREDIT, INC., a Delaware corporation, as agent (the "Agent") for the Lenders, and GREAT DANE TRAILERS, INC., a Georgia corporation ("GDT"), GREAT DANE LOS ANGELES, INC., a Georgia corporation ("GDLA"), and GREAT DANE TRAILERS TENNESSEE, INC., a Tennessee corporation ("GDTT") (each of the foregoing, individually, a "Borrower" and, collectively, the "Borrowers").

                              W I T N E S S E T H:
                              --------------------

          WHEREAS, GDT, GDTT, Great Dane Trailers Indiana, Inc. ("GDTI"), Great Dane Trailers Nebraska, Inc. ("GDTN"), certain financial institutions (the "Original Lenders") and Security Pacific Business Credit Inc. ("SPBC"), as agent for such Original Lenders, entered into a Loan and Security Agreement dated as of March 21, 1990 (as amended, the "Original Agreement"); and

          WHEREAS, GDTI was merged with and into GDT, the surviving corporation, on April 3, 1990 and GDTN was merged with and into GDT as of December 1, 1994; and

          WHEREAS, GDT acquired all of the issued and outstanding voting stock of GDLA on March 3, 1993; and

          WHEREAS, GDLA became a borrower party to the Original Loan Agreement under and pursuant to the tenth amendment thereof; and

          WHEREAS, the Lenders have appointed, and GDT, GDLA and GDTT have consented to the appointment of, BankAmerica (as defined below) to succeed SPBC as agent for the Original Lenders under the Original Agreement pursuant to the Succession Agreement (as defined below); and

          WHEREAS, BankAmerica, as Agent, and the other parties hereto wish to amend and restate the Original Agreement to reflect the substitution of BankAmerica Business Credit, Inc. as Agent, to increase the commitments of the financial institutions parties hereto, to provide for the borrowing of Eurodollar Rate Loans (as defined below) and to make certain other changes;

          NOW, THEREFORE, the parties hereto, in consideration of the mutual conditions and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, hereby amend and restate the Original Agreement as follows:

          1.  INTERPRETATION OF THIS AGREEMENT.
              --------------------------------

          1.1  DEFINITIONS.  As used herein:

       EX-10.26-2

          "ACCOUNTS" means all of the Borrowers' now owned or hereafter acquired or arising accounts, contract rights, and any other rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance.

          "ACCOUNT DEBTOR" means each Person obligated in any way on or in connection with an Account.

          "AFFILIATE" means: (a) any Person which, directly or indirectly, controls, is controlled by or is under common control with, Holdings or any Borrower; (b) any Person which beneficially owns or holds, directly or indirectly, five percent (5.0%) or more of any class of Voting Stock of Holdings or any Borrower; or (c) any Person, five percent (5.0%) or more of any class of the Voting Stock (or if such Person is not a corporation, five percent (5.0%) or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by Holdings or any Borrower.
Control (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used herein, means the possession, directly or indirectly, of the power in any form to direct or cause the direction of the management and policies of the Person in question.

          "AGENT" means (a)(i) prior to the effectiveness of the Succession Agreement, SPBC and (ii) on and after the effectiveness of the Succession Agreement, BankAmerica, in each case in its capacity as agent for the Lenders and (b) any successor Agent appointed pursuant to SECTION 15.7.

          "AGENT ADVANCES" has the meaning specified in SECTION 15.8(A).

          "AGGREGATE AVAILABILITY" means, at any time of determination, (a) the Aggregate Maximum Revolver Amount MINUS (b) the sum of (i) the unpaid principal balance of Revolving Loans outstanding; (ii) the Letter of Credit Obligations of all Borrowers; and (iii) the Banker's Acceptance Obligations of Borrowers.

          "AGGREGATE MAXIMUM REVOLVER AMOUNT" means, at any time, an amount representing the aggregate amount of the Maximum Revolver Amounts with respect to all Borrowers at such time.

          "AGREEMENT" means the Original Agreement, as amended and restated by this Amended and Restated Loan and Security Agreement, as the same may be further amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

          "AMORTIZATION FACTOR" means, at any time, the product of
(x) 60/84 times (y) a fraction, the numerator of which is one (1) and the denominator of which equals the number of regularly scheduled consecutive installments remaining at such time (except the final such installment), without giving effect to any prepayments made under this Agreement, as set forth in the Term Notes delivered pursuant to SECTION 2.1(D)(II).

          "ANNIVERSARY DATE" means each annual anniversary of the Effective
Date.

          "ASSIGNMENT AND ACCEPTANCE" has the meaning specified in
SECTION 14.3(A).

          "ASSOCIATES" means Associates Corporation of North America, a Delaware corporation.

       EX-10.26-3

          "AVAILABILITY" means, at any time of determination, with respect to any Borrower, (a) the Maximum Revolver Amount for such Borrower MINUS
(b) the sum of (i) the unpaid principal balance of Revolving Loans outstanding to such Borrower; (ii) the Letter of Credit Obligations of such Borrower; (iii) the Banker's Acceptance Obligations of such Borrower.

          "BABC ACCOUNT" means the Agent's account into which collections of Accounts and other cash proceeds of collateral deposited in the Concentration Account(s) may be transferred pursuant to the terms of the applicable Restricted Account Agreement or otherwise as described in
SECTION 7.8.

          "BA REVOLVING LOAN" and "BA REVOLVING LOANS" have the respective meanings specified in SECTION 2.2(E).

          "BANKAMERICA" means BankAmerica Business Credit, Inc., a Delaware corporation.

          "BANKER'S ACCEPTANCE" means a banker's acceptance issued or caused to be issued for the account of a Borrower pursuant to ARTICLE 3B which satisfy eligibility requirements established by the Board of Governors of the Federal Reserve System from time to time and, in the case of a Banker's Acceptance issued by a Lender, which satisfies such Lender's internal requirements in effect from time to time.

          "BANKER'S ACCEPTANCE AGREEMENT" means, with respect to a Banker's Acceptance, such form of application therefor and form of agreement therefor (whether in a single document or several documents), in form and substance satisfactory to the applicable issuer of such Banker's Acceptance and the Agent.

          "BANKER'S ACCEPTANCE OBLIGATIONS" means, with respect to any Borrower at any particular time, the sum of (a) the Banker's Acceptance Reimbursement Obligations of such Borrower at such time, PLUS (b) the aggregate face amount of Banker's Acceptances issued for the account of such Borrower and outstanding at such time, PLUS (c) the aggregate face amount of all Banker's Acceptances requested by such Borrower the issuance of which has been authorized by the Agent pursuant to SECTION 3B.4(b) but which have not yet been issued, in each case as determined by the Agent.

          "BANKER'S ACCEPTANCE REIMBURSEMENT OBLIGATIONS" means the reimbursement or repayment obligations of a Borrower to the Agent, BankAmerica and/or other issuers of Banker's Acceptances pursuant to
SECTION 3B.5 or pursuant to a Banker's Acceptance Agreement with respect to the aggregate face amount of Banker's Acceptances which have been paid by the accepting institution in accordance with their terms.

          "BANKER'S ACCEPTANCE SUBFACILITY" means that portion of the Aggregate Maximum Revolver Amount available for the issuance of Banker's Acceptances in an aggregate amount not to exceed $10,000,000.

          "BANKRUPTCY CODE" means Title 11 of the United States Code (11 U.S.C. Section 101 et seq.).

          "BENEFIT PLAN" means a defined benefit plan as defined in
Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which any Borrower or any Related Company is, or within the immediately preceding

       EX-10.26-4

six (6) years was, an "employer" as defined in Section 3(5) of ERISA or could have liability under Section 4069 or Section 4212(c) of ERISA.

          "BOA" means Bank of America National Trust and Savings
Association, a national banking association.

          "BORROWED MONEY" means, at any time, the sum of (i) all Debt then outstanding for the principal of Loans and (ii) all scheduled principal payments on industrial revenue or development bonds owing by any Borrower to the extent such payments are not cash collateralized.

          "BORROWER PLEDGE AGREEMENT" means the Amended and Restated Pledge Agreement dated of even date herewith, amending and restating the Pledge Agreement dated as of March 21, 1990, as amended by the First Amendment to Pledge Agreement made and entered into as of November 29, 1993, executed and delivered by GDT, pursuant to which (i) all of the issued and outstanding capital stock of GDLA, GDTN and GDTT was, and the outstanding capital stock of GDLA and GDTT is and will continue to be, pledged to the Agent for the benefit of the Secured Creditors as additional security for the Obligations, and (ii) certain promissory notes payable to GDT were and will be and continue to be pledged to the Agent for the benefit of the Secured Creditors as additional security for the Obligations.

          "BORROWING" means a borrowing consisting of Loans made on the same day by the Lenders (or by BankAmerica in the case of a Borrowing funded by BA Revolving Loans) and, in the case of the Term Loans outstanding under the Original Agreement on the Effective Date, the extension of the maturities thereof pursuant to SECTION 2.1(a).

          "BUSINESS DAY" means any day that is not a Saturday, Sunday, or day on which banks in New York or Georgia are required or permitted to close and, if the applicable Business Day relates to any Eurodollar Rate Loan or Interest Period therefor, any day on which dealings are carried on in the London interbank market.

          "CAPITAL EXPENDITURES" means all payments made by or due (whether or not paid) from a Person during such Person's fiscal year in respect of the cost of (i) any asset which would be classified as property, plant or equipment in accordance with the Borrower's past business practices or included in a comparable classification on a balance sheet prepared in accordance with GAAP, including, without limitation, any Capital Lease,
(ii) the purchase price (and all liabilities of the business so acquired whether or not assumed by such Person in connection therewith) of any stock acquired by such Person, and (iii) the purchase price of the assets of any business acquired by such Person.

          "CAPITAL LEASE" means any lease of Property by GDT or any of its Subsidiaries (other than any Capital Lease having an initial present value of less than $50,000) which, in accordance with GAAP, should be reflected as a liability on the consolidated balance sheet of GDT and its Subsidiaries.

          "CASH COLLATERAL" means all cash and Cash Equivalents pledged to the Agent, for the benefit of the Secured Creditors, pursuant to pledge agreements in form and substance satisfactory to the Agent, by GDT or any of its Subsidiaries.

          "CASH EQUIVALENTS" means (a) direct obligations of the United States of America, or any agency thereof, or obligations guaranteed by the

       EX-10.26-5

United States of America; PROVIDED, HOWEVER, that such obligations mature within one year from the date of acquisition thereof; (b) certificates of deposit maturing within one year after the date of acquisition, banker's acceptances, Eurodollar bank deposits, or overnight bank deposits, in each case issued by, created by, or with a bank or trust company organized under the laws of the United States or any state thereof, having a combined capital, surplus and undivided profits of at least $100,000,000; or (c) commercial paper given the highest rating by a national credit rating agency and maturing not more than 270 days after the date of creation thereof.

          "CLOSING FEE" has the meaning specified in SECTION 4.3.

          "CODE" means the Internal Revenue Code of 1986, as amended and any successor statute.

          "COLLATERAL" has the meaning specified in SECTION 7.1.

          "COLLATERAL RESTORATION" has the meaning specified in SECTION
10.5.

          "COMMITMENT" means, at any time with respect to a Lender, such Lender's Term Loan Commitment and Revolving Credit Commitment, and "COMMITMENTS" means, collectively, the Term Loan Commitments and Revolving Credit Commitments of all of the Lenders, the maximum amount of which shall not exceed $150,000,000.

          "CONCENTRATION ACCOUNTS" means the accounts maintained at any bank or banks acceptable to the Agent which has or have executed a Restricted Account Agreement acceptable to the Agent, into which collections of Accounts and other cash proceeds of Collateral are transferred from the Depositary Accounts or as otherwise described in
SECTION 7.8.

          "CONTAMINANT" means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, or any constituent of any such substance or waste.

          "DEBENTURES" means the Senior Subordinated Debentures and the Subordinated Discount Debentures.

          "DEBT" means all liabilities of GDT and its Subsidiaries on a consolidated basis determined in conformity with GAAP and includable on a balance sheet prepared in conformity with GAAP or the accompanying notes thereto.

          "DEFAULT" means any event or condition which, with the giving of notice or the passage of time or both, would constitute an Event of Default.

          "DEFAULT RATE" means a per annum rate equal to the sum of (a) the otherwise applicable Interest Rate, Letter of Credit Fee, Banker's Acceptance Fee or Facility Fee, as the case may be, PLUS (b) two percent (2.00%). The Default Rate shall be adjusted simultaneously with any change in the applicable Interest Rate.

          "DEPOSITARY ACCOUNT" means each depositary account maintained by any Borrower.

          "DISTRIBUTION" means (a) any loan, advance or other financial accommodation made by a Borrower to or for the account of Holdings, (b) any

       EX-10.26-6

fee or expense paid by a Borrower to or on behalf of Holdings, including without limitation any fees or expenses incurred by the Borrowers in the ordinary course of their business and paid by Holdings consisting of (i) expenses for insurance customarily carried by the Borrowers or required by the Agent, (ii) audit fees and expenses of Borrowers' independent public accountants, (iii) expenses for federal and state income taxes subject to the limitations set forth in SECTION 10.1 and (iv) required payments with respect to the Plans identified with respect to GDT on SCHEDULES 9.10-A and 9.20-J and (c) any Dividend.

          "DIVIDEND" means the payment or making of any dividend or other distribution of property by a Borrower to Holdings in respect of capital stock (or any options or warrants for such stock) of such Borrower, provided, however, that the recharacterization as a dividend on the books and records of a Borrower of any prior Distribution (which is not a Dividend when made) to Holdings shall not constitute a "Dividend" hereunder.

          "DOL" means the United States Department of Labor or any successor agency.

          "DOLLARS" and "$" mean the lawful money of the United States of America.

          "EBITDA" means, with respect to any period of GDT and its Subsidiaries, the sum of:

               (i) the net income (or net loss) of GDT and its Subsidiaries (determined in accordance with GAAP) for such period, without giving effect to any GAAP extraordinary gains or losses; plus (or minus)

               (ii) to the extent that any of the items referred to in any of clauses (A) through (D) below were deducted or added in calculating such net income:

               (A) interest expense of GDT and its Subsidiaries for such period;

               (B) federal and state income tax expense of GDT and its Subsidiaries for such period after giving effect to any increases or reductions in deferred income tax expense;

               (C) the amount of all depreciation and amortization for such period; and

               (D) noncash charges for warranty expense and plant closings or restructuring costs for such period; minus

              (iii) the amount of cash expended in respect of any amount which, under clause (D) above, was taken into account in determining EBITDA for such period or any period subsequent to the Effective Date.

          "EFFECTIVE DATE" means the date on which the initial Revolving Loan is made, the initial Term Loan is made, the initial Letter of Credit is issued or the initial Banker's Acceptance is issued under this Amended and Restated Loan and Security Agreement.

          "ELIGIBLE ACCOUNTS" means, at any time, with respect to any Borrower, those Accounts of such Borrower which when scheduled to the Agent

       EX-10.26-7

and at all times thereafter do not violate the negative covenants and other provisions of this Agreement and do satisfy the affirmative covenants and other provisions of this Agreement and which the Agent deems eligible as the basis for Revolving Loans, Letters of Credit and Banker's Acceptances, based on criteria which the Agent establishes in its reasonable credit judgment. The Agent agrees to notify (either in writing or orally and promptly confirmed in writing) the applicable Borrower of the reason for deeming an Account not to be an Eligible Account if the reason for ineligibility is not one or more of the categories identified below, but the failure to give such notice shall not affect the Agent's right to deem an Account ineligible. The Agent's notice (described in the immediately preceding sentence) shall apply only to Accounts arising or created after the date the Borrowers received such notice. No Account shall be an Eligible Account if:

          (1) It is more than ninety (90) days past the date of the original invoice (or the properly corrected invoice date in the case of an invoice misdated because of a clerical mistake) issued by a Borrower with respect to the sale giving rise thereto; or

          (2) It is owed by an Account Debtor with respect to which fifty percent (50%) or more of all Accounts owing by such Account Debtor are unpaid for more than ninety (90) days after the date(s) of the original invoice(s) with respect to such Accounts; or

          (3) It arises out of a sale not made in the ordinary course of a Borrower's business or to a Person which is an Affiliate of any Borrower or controlled by an Affiliate of any Borrower, unless such Affiliate of such Borrower or Person controlled by an Affiliate of such Borrower has been approved in writing by the Agent as a party from whom Eligible Accounts can be generated; or

          (4) Any warranty contained in this Agreement with respect to all Eligible Accounts or any warranty with respect to such Account contained in this Agreement has been breached; or

          (5) The Account Debtor has disputed liability, or made any claim with respect to any Account due from such Account Debtor to such Borrower; or

          (6) The Account Debtor has filed a petition for bankruptcy or any other petition for relief under the Bankruptcy Code or any other bankruptcy or insolvency law or has made an assignment for the benefit of creditors, or any petition or other application for relief under the Bankruptcy Code or any other bankruptcy or insolvency law has been filed against the Account Debtor, or the Account Debtor has so filed, suspended its business operations, become insolvent, or suffered a receiver or a trustee to be appointed for any of its assets or affairs; or

          (7) It arises out of a sale to an Account Debtor outside the continental United States or Canada, unless the sale is on letter of credit or acceptance terms acceptable to the Agent; or

          (8) It arises out of a sale to a customer on a bill-and-hold (other than Permitted Bill and Hold Sales), guaranteed sale, sale-and-return, sale on approval, consignment, or any other repurchase or return basis; or

       EX-10.26-8

          (9) (a) The aggregate outstanding amount of Accounts owed by the Account Debtor exceeds $1,000,000; (b) the Agent has a reasonable basis to believe that collection of such Account is insecure or that such Account may not be paid by reason of the Account Debtor's financial inability to pay; and (c) two weeks have elapsed after the Agent has given to the Borrowers notice (either in writing or orally and promptly confirmed in writing) of the Agent's declaring that Accounts owed by such Account Debtor are ineligible for the reason set forth in CLAUSE (b) of this SUBPARAGRAPH (9);

          (10) (a) The Account Debtor is a Public Authority or any department, agency or instrumentality thereof, (b) the Account or Accounts owed by such Account Debtor individually or in the aggregate equal or exceed $250,000 at any time, and (c) the applicable Borrower has not assigned its right to payment of such Account to the Lender in accordance with the terms of the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C.
     Section 3727 et seq.) or any similar statute applicable to such Public Authority; or

          (11) The goods giving rise to such Account have not been shipped and delivered to and accepted by the Account Debtor (other than with respect to Permitted Bill and Hold Sales) or the services giving rise to such Account have not been performed by the applicable Borrower and accepted by the Account Debtor; or

          (12) (a) All Accounts owed by such Account Debtor exceed $2,000,000 in the aggregate and (b) The aggregate Accounts owed by such Account Debtor exceed a credit limit determined by the Agent, in its reasonable discretion, at any time or times hereafter and (c) the Agent has notified (either in writing or orally and promptly confirmed in writing) the Borrowers of such credit limit, but only to the extent such aggregate Accounts exceed such credit limit; or

          (13) It is an Account arising from a Permitted Bill and Hold Sale and the goods giving rise to such Account have not been shipped or delivered within forty-five (45) days after the date of the original invoice issued by the applicable Borrower with respect to the sale giving rise thereto; or

          (14) It is an Account evidenced by chattel paper or instruments unless (a) the Agent shall have specifically agreed to include such Account as an Eligible Account, (b) only payments then due and payable under such chattel paper or instrument shall be included as an Eligible Account and (c) the originals of such chattel paper or instruments have been endorsed and/or assigned and delivered to the Agent in a manner satisfactory to the Agent; or

          (15) It is an Account which arises out of a transaction in connection with which the applicable Borrower has obtained a bond or other undertaking by a surety with respect to the Borrower's performance of its obligations to the Account Debtor.

          "ELIGIBLE INVENTORY" means Inventory of the applicable Borrower, determined on a first-in-first-out basis and valued at the lower of cost or

       EX-10.26-9

market value, which the Agent deems eligible as the basis for Revolving Loans, Letters of Credit and Banker's Acceptances, based on criteria which the Agent establishes in its reasonable credit judgment. The Agent agrees to notify (either in writing or orally and promptly confirmed in writing) the applicable Borrower of the reason for deeming Inventory not to be Eligible Inventory if the reason for ineligibility is not one or more of the categories identified below, but the failure to give such notice shall not affect the Agent's right to deem Inventory ineligible. No Inventory shall be Eligible Inventory if: (a) it is obsolete or unmerchantable; (b) it is located at premises not owned by a Borrower and such Borrower has failed (i) in the case of premises leased by such Borrower, unless the Agent shall have established a reserve with respect to such Inventory based upon rentals due under the applicable lease and the likelihood that such Inventory may not be accessible to the Agent, to deliver to the Agent a landlord waiver in form and substance acceptable to the Agent and (ii) in the case of Inventory held by a bailee and for which a negotiable instrument has not been issued, to (A) cause to be filed a financing statement or financing statements which (1) name the third party bailee as the debtor/bailee, (2) name such Borrower as the secured party/bailor, (3) name the Agent as the assignee of the secured party/bailor, and (4) contain a description of such Inventory acceptable to the Agent and otherwise comply with the requirements of Section 9-304(3) of the UCC and (B) take such other steps as the Agent may reasonably request in order to establish and preserve the priority of the Agent's lien on such Inventory against se-cured creditors of the third party bailee or of such Borrower; (c) it is not subject to a first priority perfected security interest in favor of the Agent for the ratable benefit of the Secured Creditors; (d) it is raw materials of the type shown on GDT inventory as codes 21 and 22 as coded on the Effective Date (PROVIDED, HOWEVER, that any fabricated assemblies, fabricated parts or spare parts in these inventory codes which are held by the Borrowers for sale as replacement parts shall not be covered by this exclusion), work-in-process (other than work-in-process described on
SCHEDULE 1.1-G), tooling, packaging and shipping materials, or supplies; or
(e) it is bill-and-hold Inventory, returned or defective Inventory, or Inventory delivered to a Borrower on consignment.

          "ENVIRONMENTAL COMPLIANCE RESERVE" means any reserve which the Agent establishes from time to time for Remedial Action which exceeds $750,000 in the aggregate as determined by the independent environmental engineer retained pursuant to SECTION 10.7.

          "ENVIRONMENTAL LAWS" means all federal, state and local laws, rules, regulations, ordinances, programs, permits, guidance, orders and consent decrees relating to health, safety, hazardous substances, and environmental matters applicable to any Borrower and/or its business and facilities (whether or not owned by it). Such laws and regulations include but are not limited to the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., as amended; the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as amended; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., as amended; the Clean Water Act, 42 U.S.C. Section 466 et seq., as amended; the Clean Air Act, 46 U.S.C. Section 7401 et seq., as amended; and state and federal lien and environmental cleanup programs.

          "ENVIRONMENTAL LIEN" means a Lien in favor of any governmental entity for (1) any liability under federal or state environmental laws or regulations, or (2) damages arising from, or costs incurred by such governmental entity in response to, a Release or threatened Release of Contaminant into the environment.

       EX-10.26-10

          "EQUIPMENT" means all of the Borrowers' now owned and hereafter acquired machinery, equipment, office equipment, furniture, furnishings, fixtures, and other tangible personal property (except Inventory), including, without limitation, motor vehicles, aircraft, vessels, dies, tools, jigs, and office equipment; together with all present and future additions and accessions thereto, replacements therefor, component and auxiliary parts and supplies used or to be used in connection therewith, and all substitutes for any of the foregoing, and all manuals, drawings, instructions, warranties and rights with respect thereto, wherever any of the foregoing is located.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

          "EURODOLLAR RATE" means, for each Interest Period in respect of any Eurodollar Rate Loan, an interest rate per annum (rounded upward to the nearest 1/16th of 1%) determined pursuant to the following formula:

                                            LIBOR
          Eurodollar Rate =  --------------------------------------------
                             1.00 minus the Eurodollar Reserve Percentage

          Where:

          "EURODOLLAR RESERVE PERCENTAGE" means the maximum reserve percentage (expressed as a decimal, rounded upward to the nearest 1/100th of 1%) in effect on the date LIBOR for such Interest Period is determined (whether or not applicable to BOA) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities") having a term comparable to such Interest Period; and

          "LIBOR" means the rate of interest per annum determined by BOA to be the arithmetic mean (rounded upward, if necessary, to the nearest one-hundredth of one percent (1/100%)) of the rates of interest per annum notified to BOA as the rate of interest at which dollar deposits in an amount approximately equal to the amount of the Revolving Loan to be made or continued as, or converted into, a Eurodollar Rate Loan by the Lenders and having a maturity equal to such Interest Period would be offered to major banks in the London interbank market at their request at or about 11:00 a.m. (London time) on the second Business Day before the commencement of such Interest Period.

          "EURODOLLAR RATE LOAN" means a Loan bearing interest based on the Eurodollar Rate in accordance with ARTICLE 2.

          "EVENT OF DEFAULT" has the meaning specified in SECTION 12.1.

          "EXCHANGE OFFER" means an offer by Holdings to the holders of the Debentures to exchange all or a portion of the Debentures for newly issued Securities of Holdings.

          "EXCHANGE OFFER DOCUMENTS" means all documents transmitted to the holders of the Debentures or filed with the SEC in connection with an Exchange Offer.

       EX-10.26-11

          "EXCLUDED TAXES" means franchise taxes and taxes upon or determined by reference to any Lender's net income, gross receipts, or net worth, in each case, imposed by the United States of America or any political subdivision or taxing authority thereof or therein (including without limitation any state or locality thereof or therein) or by any jurisdiction in which the lending office or other branch of any Lender is located, is resident or in which any Lender is organized or has its principal or registered office (including, without limitation, branch taxes imposed by the United States or similar taxes imposed by any subdivision thereof or therein).

          "FEDERAL FUNDS RATE" means, for any day, the rate set forth in the daily statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean, as determined by the Agent, of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected in good faith by the Agent.

          "FINANCIAL STATEMENTS" means, according to the context in which it is used, the financial statements attached hereto as SCHEDULE 1.1-A, or the pro forma balance sheet attached hereto as SCHEDULE 1.1-B, or any financial statements required to be given to the Lenders pursuant to SECTIONS 8.2(a), (b), and (c), or any combination thereof.

          "FISCAL YEAR" means the fiscal year for financial accounting purposes of each of the Borrowers, which shall end on December 31 of each calendar year.

          "FLOOR PLAN FINANCER" means Associates or any predecessor thereto or successor thereto, or any other person providing floor plan financing to Independent Dealers (as such term is defined in the Operating Agreement to which Associates is a party on the date of this Agreement) or retail financing to Great Dane Customers (as such term is or was defined in the Operating Agreement) under a Floor Plan Financing Agreement, in each case on the terms and subject to the conditions set forth in this Agreement.

          "FLOOR PLAN FINANCING AGREEMENTS" means, collectively, the Operating Agreements from time to time in effect, the Stock Purchase Agreement among GDT, ICC and Associates dated as of August 15, 1988 and the Tradename Agreement between GDT and Great Dane Financing Company dated as of August 31, 1988.

          "FLOOR PLAN ACCOUNTS" means Eligible Accounts which are owed by Account Debtors who have a floor plan agreement or similar financing arrangement with a Floor Plan Financer.

          "FUNDING DATE" means the date on which any Term Loan or Revolving Loan is to be made, continued or converted hereunder or the date on which any Letter of Credit or Banker's Acceptance is issued hereunder.

          "GAAP" means at any particular time with respect to GDT and its Subsidiaries, generally accepted accounting principles as in effect at such time, consistently applied.

       EX-10.26-12

          "GENERAL INTANGIBLES" means all of each Borrower's now owned or hereafter acquired general intangibles, choses in action and causes of action and all other intangible personal property of such Borrower of every kind and nature (other than Accounts), including, without limitation, all Proprietary Rights, corporate or other business records, inventions, designs, blueprints, plans, specifications, patents, patent applications, trademarks, trade names, trade secrets, goodwill, copyrights, computer software, customer lists, registrations, licenses, franchises, tax refund claims, Reversions or any rights thereto and any other amounts payable to such Borrower from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, property, casualty or any similar type of insurance and any proceeds thereof, proceeds of insurance covering the lives of key employees on which such Borrower is beneficiary, and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Borrower to secure payment by an account debtor of any of the Accounts.

          "GEORGIA INTANGIBLES TAX" means the tax imposed under the provisions of Section 48-6-61 of the Official Code of Georgia Annotated, as it exists on each Term Funding Date.

          "GUARANTOR" means any Person (other than a Borrower) who is primarily or secondarily liable on any of the Obligations or who grants to the Agent a Lien on any property of such Person as security for any of the Obligations.

          "GUARANTY" means, with respect to any Person, all obligations of such Person which in any manner directly or indirectly guarantee or assure, or in effect guarantee or assure, the payment or performance of any indebtedness, dividend or other obligation of any other Person (the "guar-anteed obligations"), or to assure or in effect assure the holder of the guaranteed obligations against loss in respect thereof, including, without limitation, any such obligations incurred through an agreement, contingent or otherwise: (a) to purchase the guaranteed obligations or any property constituting security therefor; (b) to advance or supply funds for the purchase or payment of the guaranteed obligations or to maintain a working capital or other balance sheet condition; (c) to lease property or to purchase any debt or equity securities or other Property or services.

          "HOLDINGS" means Great Dane Holdings Inc., a Delaware corporation, formerly known as International Controls Corp.

          "HOLDINGS CONTROLLING SHAREHOLDERS" means any one or more of the following individuals: Allan R. Tessler, David R. Markin, Martin L. Solomon, Wilmer J. Thomas, Jr. and with respect to each of the foregoing Persons a lineal descendent of such Person or the surviving spouse of such Person.

          "HOLDINGS STOCK AGREEMENT" means that certain Amended and Restated Agreement Regarding Stock and Other Matters dated as of the Effective Date, in form and substance satisfactory to the Lenders, executed and delivered by Holdings and the Borrowers to the Agent for the benefit of the Secured Creditors, which amends and restates the Agreement Regarding Stock and Other Matters dated as of March 21, 1990 executed and delivered by ICC and the other parties thereto for the benefit of the Secured Creditors.

          "ICC" means International Controls Corp., a Florida corporation, which was reincorporated in the State of Delaware through a merger with its

       EX-10.26-13

wholly-owned subsidiary, Holdings, with Holdings being the surviving corporation.

          "INDENTURES" means, collectively, the Senior Subordinated Debenture Indenture and the Subordinated Discount Debenture Indenture.

          "INITIAL TERM FUNDING DATE" means the Term Funding Date which shall occur on the Effective Date and on which the Lenders shall, subject to the terms and conditions of this Agreement, make a portion of the New Term Loan Funding available to GDT based on Equipment (other than Terre Haute Equipment) and Real Estate appraisals received and reviewed by, and in form and substance satisfactory to, the Agent and each Lender prior to such Term Funding Date.

          "INTERCOMPANY ACCOUNTS" means all assets and liabilities, however arising, which are due to a Borrower from, which are due from a Borrower to, or which otherwise arise from any transaction by a Borrower with, any Affiliate, including, without limitation, all Distributions of the type described in clause (a) of the definition thereof.

          "INTEREST PAYMENT DATE" means: (a) with respect to any Reference Rate Loan, the first Business Day of each month, commencing on the first day of the first month following the Effective Date; (b) with respect to any Eurodollar Rate Loan, the last day of the Interest Period applicable thereto, and in the case of any Eurodollar Rate Loan having an Interest Period of six (6) months, the day which is three months after the Funding Date of such Eurodollar Rate Loan; and (c) the Termination Date.

          "INTEREST PERIOD" means, with respect to any Eurodollar Rate Loan, the period commencing on the Funding Date of such Eurodollar Rate Loan and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one (1), two (2), three (3) or six (6) months thereafter, as the Borrower may (subject in all cases to availability) elect with respect to Eurodollar Rate Loans; PROVIDED, HOWEVER, that (v) if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (w) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month, (x) no Interest Period with respect to any Term Loans (or any Portion or Portions thereof) being maintained as Eurodollar Rate Loans may extend beyond a date on which GDT is required to make a scheduled payment of principal of the Term Loans unless the aggregate principal amount of Term Loans (or any Portion or Portions thereof) with Interest Periods expiring on or before such date equals or exceeds the principal amount required to be paid on the Term Loans on such date, (y) no Interest Period shall end later than the last day of the scheduled term of this Agreement, and (z) interest shall accrue from and including the first day of an Interest Period to but excluding the last Business Day of such Interest Period.

          "INTEREST RATE" means each or any of the interest rates, including the Default Rate, set forth in SECTION 4.1.

          "INVENTORY" means all of the Borrowers' now owned and hereafter acquired inventory, goods, merchandise, and other such personal property,

       EX-10.26-14

wherever located, to be furnished under any contract of service or held for sale or lease, all returned goods, and materials and supplies of any kind, nature or description which are or might be consumed in the Borrowers' businesses or used in connection with the packing, shipping, advertising, selling or finishing of such goods, merchandise and such other personal property, and all documents of title or other documents representing them.

          "IRS" means the Internal Revenue Service or any successor agency.

          "LATEST PROJECTIONS" means: (a) on the Effective Date and thereafter until the Lenders receive new projections pursuant to
SECTION 8.2(e), the projections of GDT and its Subsidiaries, on a consolidated basis, monthly financial condition, results of operations, and cash flow for the 1995 calendar year, attached hereto as SCHEDULE 1.1-C; and (b) thereafter, the projections most recently received by the Lenders pursuant to SECTION 8.2(e).

          "L/C SUBFACILITY" means that portion of the Aggregate Maximum Revolver Amount available for the issuance of Letters of Credit in an aggregate amount not to exceed $20,000,000.

          "LETTER OF CREDIT" means a Standby Letter of Credit or a Merchandise Letter of Credit issued or caused to be issued for the account of a Borrower pursuant to ARTICLE 3.

          "LETTER OF CREDIT OBLIGATIONS" means, with respect to any Borrower at any particular time, the sum of (a) the Letter of Credit Reimbursement Obligations of such Borrower at such time, PLUS (b) the aggregate maximum amount available for drawing under outstanding Letters of Credit issued for the account of such Borrower at such time, PLUS (c) the aggregate maximum amount available for drawing under Letters of Credit requested by such Borrower the issuance of which has been authorized by the Agent pursuant to SECTION 3A.4(b) but which have not yet been issued, in each case as determined by the Agent.

          "LETTER OF CREDIT REIMBURSEMENT AGREEMENT" means, with respect to a Letter of Credit, such form of application therefor and form of agreement therefor (whether in a single document or several documents), in form and substance satisfactory to the applicable issuer of such Letter of Credit and the Agent.

          "LETTER OF CREDIT REIMBURSEMENT OBLIGATIONS" means the reimbursement or repayment obligations of a Borrower to the Agent and/or other issuers of Letters of Credit pursuant to SECTION 3A.5 or pursuant to a Letter of Credit Reimbursement Agreement with respect to amounts which have been drawn under Letters of Credit in accordance with their terms.

          "LIEN" means: (a) any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute, or contract, and including without limitation, a security interest, charge, claim, or lien arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, agreement, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes; and (b) to the extent not included under clause (a), any reservation, exception, encroachment, easement, right-of-way, covenant, condition, restriction, lease or other title exception or encumbrance affecting Property.

       EX-10.26-15

          "LOAN" means a Term Loan or a Revolving Loan (including a BA Revolving Loan).

          "LOAN ACCOUNT" has the meaning specified in SECTION 3A.10.

          "LOAN DOCUMENTS" means this Agreement, the Term Notes, the Trade-mark Agreement, the Patent Agreement, the Borrower Pledge Agreement, the Holdings Stock Agreement, the Succession Agreement, the Mortgages, the Mortgage Amendment Documents and all other agreements, instruments, and documents heretofore, now or hereafter evidencing, securing, guaranteeing or otherwise relating to the Obligations, the Collateral, the Real Estate, or any other aspect of the transactions contemplated by this Agreement.

          "MAJORITY LENDERS" means, at any time, Lenders whose Pro Rata Shares aggregate (i) sixty-seven percent (67%) or more, so long as the Pro Rata Share of NationsBank of Georgia, N.A., is thirty-three and 3333/10,000 percent (33.3333%) or more of the Commitments, (ii) more than fifty percent (50%) if the Pro Rata Share of NationsBank of Georgia, N.A., is less than the percentage described in clause (i) above and (iii) if no Commitments are outstanding at such time, Lenders holding sixty-seven percent (67%) or more than fifty percent (50%), as the case may be, based on the last Commitments outstanding prior to such time, of the Loans outstanding at such time and participation interests in Letter of Credit Obligations and Banker's Acceptance Obligations outstanding at such time.

          "MARKET PURCHASE" means a purchase by Holdings of Debentures, in privately negotiated transactions, on the American Stock Exchange or in the over-the-counter market.

          "MATERIAL ADVERSE EFFECT" means a material adverse effect upon
(i) the business, assets or other properties, liabilities or condition (financial or otherwise), results of operations or prospects of the Borrowers and their Subsidiaries, taken as a whole, (ii) the ability of the Borrowers to perform in any material respect any of their obligations under the Loan Documents, or (iii) the priority or value of the Collateral or the Real Estate subject to a Mortgage in Brazil, Indiana, Savannah, Georgia or Wayne, Nebraska.

          "MAXIMUM REVOLVER AMOUNT" means, at any time, for any Borrower,

     (a) the lesser of:

          (i) the total amount of the Revolving Credit Commitments as such Revolving Credit Commitments may be reduced pursuant to SECTION 5.2; or

          (ii) the sum of:

               (A) up to eighty-five percent (85%) (in the Agent's reasonable credit judgment) of the value of Eligible Accounts of such Borrower other than Floor Plan Accounts,

               (B) the lesser of (1) $2,000,000 or (2) up to twenty percent (20%) (in the Agent's reasonable credit judgment) of the value of Floor Plan Accounts owed to such Borrower, and

               (C) the lesser of:

       EX-10.26-16
                     (1) $50,000,000; PROVIDED, HOWEVER, that if such Borrower is GDTT or GDLA, the maximum amount available to such Borrower under this subsection (C) shall be limited to $3,000,000 with respect to each of GDTT or GDLA, as the case may be, or

                     (2) the sum of (x) sixty percent (60%) of the value of such Borrower's Eligible Inventory other than Eligible Inventory consisting of used Inventory and (y) the lesser of (I) $5,000,000 or (II) sixty percent (60%) of the value of such Borrower's Eligible Inventory consisting of used Inventory; MINUS

     (b) the sum of:

          (i) reserves established by the Agent for accrued interest on the Revolving Loans;

          (ii) reserves established by the Agent because one or more Account Debtors have not entered into an agreement with the Agent which is acceptable to the Agent with respect to the waiver of its right of set-off when:

               (A) one or more of the Accounts owed by the applicable Account Debtors are Eligible Accounts,

               (B) such Account Debtors have a creditor relationship with any Borrower, and

               (C) the aggregate amount of the potential set-off is $250,000 or more;

          (iii)  Environmental Compliance Reserves; and

          (iv)  all other reserves which the Agent reasonably establishes
          (A) with respect to any failure (whether or not a cure or grace period is provided herein) by the Borrowers to comply with the terms, provisions, affirmative and negative covenants and other agreements contained in this Agreement or any of the other Loan Documents and (B) pursuant to SECTIONS 10.5 and 10.6.

The Agent agrees to give GDT oral (to be promptly confirmed in writing) or written notice prior to establishing any reserve pursuant to CLAUSE (b) of this definition of Maximum Revolver Amount but the failure to give such notice shall not affect the Agent's right to establish such reserve. The Agent shall compute the Maximum Revolver Amount for each week on the later of (A) the Agent's receipt of the documents required to be delivered by the Borrowers during such week pursuant to SECTION 7.7(a) and (B) the first
(1st) Business Day of such week, and the Maximum Revolver Amount so computed shall remain in effect until recomputed on the later of (1) the Agent's receipt of the documents required to be delivered by the Borrowers during the next week pursuant to SECTION 7.7(a) and (2) the first (1st) Business Day of the next week.

          "MERCHANDISE LETTER OF CREDIT" means a documentary Letter of Credit issued for the account of the Borrower to provide the intended means of making payment when due by the Borrower for the purchase of Inventory and available for drawing against presentation of, inter alia, negotiable documents of title covering such Inventory.

       EX-10.26-17

          "MORTGAGE AMENDMENT DOCUMENTS" has the meaning specified in
SECTION 7.1(b)(ii)(y).

          "MORTGAGES" means all real property fee mortgages, leasehold mortgages, assignments of leases, mortgage deeds, deeds of trust, deeds to secure debt, security agreements, and other similar instruments entered into in connection with the Original Agreement and now and hereafter entered into which provide the Agent, for the benefit of the Secured Creditors, a Lien on or other interest in any portion of the Premises or the Real Estate or which relate to any such Lien or interest.

          "MULTIEMPLOYER PLAN" means a "multiemployer plan" as  defined in
Section 4001(a)(3) of ERISA to which any Borrower or a Related Company contributes, is required to contribute, or has contributed within the immediately preceding six (6) years or with respect to which any Borrower or a Related Company could have liability under Section 4212(c).

          "NET COLLATERAL VALUE" means, with respect to any Equipment or Real Estate, the value, if any, assigned to such Equipment or Real Estate in the appraisals received and reviewed by, and in form and substance satisfactory to, the Agent and each Lender with respect to such Equipment or Real Estate.

          "NEW TERM LOAN FUNDING" shall mean the Term Loans to be made hereunder on each Term Funding Date in an amount equal to Term Loan Commitments on such Term Funding Date.

          "NOTICE OF BORROWING" means a notice substantially in the form of EXHIBIT A in the case of the Borrowing of Revolving Loans on the Effective Date, or a notice substantially in the form of EXHIBIT B in the case of the Borrowing of Term Loans on each Term Funding Date.

          "NOTICE OF CONVERSION/CONTINUATION" means a notice substantially in the form of EXHIBIT F with respect to the conversion of Reference Rate Loans to Eurodollar Rate Loans or Eurodollar Rate Loans to Reference Rate Loans, as the case may be, or a continuation of Reference Rate Loans or Eurodollar Rate Loans as such, as the case may be.

          "OBLIGATIONS" means all present and future loans, advances, liabilities, obligations, covenants, duties, and debts, including Letter of Credit Obligations and Banker's Acceptance Obligations, owing by each of the Borrowers to the Lenders and/or the Agent, arising under or relating to this Agreement, any other Loan Document, any Letter of Credit or any Banker's Acceptance, whether or not evidenced by any note, or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment from others, and any participation by the Lenders in any of the Borrowers' debts owing to others), absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including, without limitation, all interest, charges, expenses, fees, attorneys' fees, filing fees and any other sums chargeable to any of the Borrowers hereunder, under another Loan Document, or under any other agreement or instrument with the Lenders and/or the Agent.

          "OPERATING AGREEMENT" means the Amended and Restated Operating Agreement between GDT and Great Dane Finance Company, dated as of August 31, 1988. In the event that (a) the Operating Agreement expires or otherwise terminates and (b) GDT enters into any other agreement or agreements which

       EX-10.26-18

provides or provide for floor plan financing to Independent Dealers (as such term is defined in the Operating Agreement in effect on the date of this Agreement) or retail financing to Great Dane Customers (as such term is defined in the Operating Agreement in effect on the date of this Agreement), in each case for the same purposes provided in the Operating Agreement, with any Person or Persons, in each case acceptable to the Majority Lenders, "Operating Agreement" shall be deemed to mean such other agreement or agreements.

          "ORIGINAL TERM LOANS" shall mean any and all Term Loans made pursuant to the Original Agreement and outstanding as of the Effective Date.

          "OVER ADVANCES" has the meaning specified in SECTION 2.3. All Over Advances shall constitute Revolving Loans hereunder and shall be subject to all the terms and conditions applicable to other Revolving Loans.

          "PARTICIPANT" means any Person who shall have been granted the right by any Lender to participate in the financing provided pursuant to this Agreement and who shall have entered into a participation agreement in form and substance satisfactory to such Lender pursuant to the provisions of SECTION 14.3(e).

          "PATENT AGREEMENT" means the Patent Security Agreement dated of even date herewith, executed and delivered by GDT to the Agent pursuant to
SECTION 7.2 to evidence and perfect the Agent's security interest in GDT's patents and related licenses and rights as provided therein.

          "PBGC" means the Pension Benefit Guaranty Corporation or any Person succeeding to the functions thereof.

          "PERMITTED BILL AND HOLD SALES" means any sale of Inventory made by any Borrower in the ordinary course of its business with respect to which the goods which are the subject matter of the sale are located on the Borrowers' premises.

          "PERMITTED LIENS" means:

          (a) Liens for taxes not yet payable, or statutory Liens for taxes in an amount not to exceed $100,000 provided that the payment of such taxes which are due and payable is being contested in good faith and by proper proceedings diligently pursued, and that reserves or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor and that a stay of enforcement of any such Lien is in effect;

          (b) Liens in favor of the Agent for the benefit of the Secured Creditors;

          (c) Liens upon Equipment granted or assumed in connection with the acquisition of such Equipment by any Borrower after the Effective Date (including, without limitation, pursuant to Capital Leases), PROVIDED that
(i) the Debt incurred to finance each such acquisition is permitted by
SECTION 10.13, and (ii) each such Lien attaches only to the Equipment acquired with the Debt secured thereby;

          (d) deposits under workmen's compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of

       EX-10.26-19

bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

          (e) Liens which arise by operation of law under Article 2 of the Uniform Commercial Code in favor of unpaid sellers of goods or prepaying buyers of goods, or liens in items of any accompanying documents or proceeds of either arising by operation of law under Article 4 of the Uniform Commercial Code in favor of a collecting bank;

          (f) Liens arising by operation of law securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons, PROVIDED that the payment thereof is not at the time required by SECTION 10.1;

          (g)  Liens reflected on SCHEDULE 1.1-D hereto; and

          (h) Liens for assessments or governmental charges or claims not yet due other than Environmental Liens.

          "PERSON" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, Public Authority, or any other entity.

          "PLAN" means any employee benefit plan as defined in Section 3(3) of ERISA in respect of which any Borrower or any Related Company is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA or could have liability under Section 4069 or Section 4212(c) of ERISA.

          "PORTION" means, when used in relation to a Borrowing consisting of Term Loans, a portion thereof in an amount of not less than each Lender's Pro Rata Share of the next monthly installment payable under each Term Loan then outstanding, designated by GDT as consisting of Term Loans which are of the same type and which have the same Interest Period.

          "PREMISES" means the land identified by addresses on SCHEDULE 1.1-E, together with all buildings, improvements, and fixtures thereon and all tenements, hereditament, and appurtenances belonging or in any way appertaining thereto, and which constitutes substantially all of the real property in which any Borrower has any interests on the Effective Date.

          "PRO RATA SHARE" means, at any time with respect to a Lender, a fraction (expressed as a percentage), the numerator of which is the amount of such Lender's Commitment at such time and the denominator of which is the sum of all of the Lenders' Commitments at such time.

          "PROPERTY" means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset owned, leased or operated by GDT or any of its Subsidiaries, including, without limitation, GDT's or any such Subsidiary's Equipment, Inventory and Real Estate.

          "PROPRIETARY RIGHTS" means all of the Borrowers' now owned and hereafter arising or acquired: patents, patent rights, copyrights, works which are the subject matter of copyrights, trademarks, service marks, trade names, trade styles, patent, trademark and service mark applications, and all

       EX-10.26-20

licenses and rights related to any of the foregoing, including, without limitation, those patents, trademarks, service marks and copyrights set forth on SCHEDULE 1.1-F hereto, and all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing, and all rights to sue for past, present and future infringement of any of the foregoing.

          "PUBLIC AUTHORITY" means the government of any country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or any department, agency, public corporation or other instrumentality of any of the foregoing.

          "REAL ESTATE" means all of the present and future interests of each Borrower as owner, lessee, or otherwise, in the Premises, including, without limitation, any interest arising from an option to purchase or lease the Premises or any portion thereof.

          "REAL ESTATE TERM FUNDING DATE" means the Term Funding Date which shall occur after the Initial Term Funding Date and on which the Lenders shall, subject to the terms and conditions of this Agreement, make all or a portion of the New Term Loan Funding available to GDT based on Real Estate appraisals received and reviewed by, and in form and substance satisfactory to, the Agent and each Lender on or after the Initial Term Funding Date and before such Real Estate Term Funding Date.

          "REDEMPTION" means any redemption, purchase, repurchase or other reacquisition by Holdings of a Debenture by means of or pursuant to a Market Purchase, a Tender Offer or an Exchange Offer, or any combination thereof.

          "REFERENCE RATE" means the rate of interest publicly announced from time to time by BOA in San Francisco, California, as its reference rate. The Reference Rate is a rate set by BOA based upon various factors including BOA's costs and desired return, general economic conditions, and other factors, and is used as a reference point for pricing some loans. BOA may price loans at, above or below the Reference Rate. Any change in the Reference Rate shall take effect on the day specified in the public announcement of such change.

          "REFERENCE RATE LOAN" means a Loan bearing interest based on the Reference Rate in accordance with ARTICLE 2.

          "REGISTER" has the meaning specified in SECTION 14.3(c).

          "RELATED COMPANY" means any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code or Section 4001 of ERISA) as any Borrower; (ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code or Section 4001 of ERISA) with any Borrower; or (iii) member of the same affiliated service group (within the meaning of Section 414(m) or (o) of the Code) as any Borrower, any corporation described in clause (i) above or any partnership, trade or business described in clause (ii) above.

          "RELEASE" means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Property.

       EX-10.26-21

          "REMEDIAL ACTION" means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threat of Release or minimize the further Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care.

          "RENTALS" means all payments due from the lessee or sublessee under a lease or sublease, including, without limitation, basic rent and percentage rent but excluding from the foregoing payments arising from (a) leases with an original term of less than one year and (b) leases which by their terms can be terminated by the applicable Borrower upon notice of thirty (30) days or less without premium or penalty.

          "REPORTABLE EVENT" has the meaning ascribed to that term in
Section 4043 of ERISA or the regulations promulgated thereunder.

          "REQUIREMENTS OF LAW" means any foreign, federal, state or local law, rule or regulation, permit, or other binding determination of any Public Authority.

          "RESTRICTED ACCOUNT AGREEMENT" has the meaning specified in
SECTION 7.8(b).

          "RESTRICTED INVESTMENT" means any acquisition of property by GDT or any of its Subsidiaries in exchange for cash or other property, whether in the form of an acquisition of stock, debt security, or other indebtedness or obligation, or the purchase or acquisition of any other property, or by loan, advance, capital contribution, or subscription, except acquisitions of the following: (a) businesses similar to the business of GDT and its Subsidiaries as conducted on the Effective Date acquired by purchasing either assets or stock so long as the acquisition costs thereof (including all liabilities of the business so acquired whether or not assumed by any Borrower in connection therewith) constitute Capital Expenditures permitted hereunder; (b) goods held for sale or lease or to be used in the provision of services by GDT or one of its Subsidiaries in the ordinary course of business; (c) current assets arising from the sale or lease of goods or the rendition of services in the ordinary course of business of GDT or one of its Subsidiaries; (d) direct obligations of the United States of America, or any agency thereof, or obligations guaranteed by the United States of America, PROVIDED that such obligations mature within one year after the date of acquisition thereof;
(e) certificates of deposit maturing within one year after the date of acquisition, bankers' acceptances, Eurodollar bank deposits, or overnight bank deposits, in each case issued by, created by, or with a bank or trust company organized under the laws of the United States or any state thereof having a combined capital, surplus and undivided profits of at least $100,000,000; (f) commercial paper given the highest rating by a national credit rating agency and maturing not more than 270 days after the date of creation thereof; (g) Distributions of the type described in clause (a) of the definition thereof and permitted under this Agreement; and (h) Capital Expenditures permitted under this Agreement.

          "REVERSIONS" means any funds which may become due to any Borrower in connection with the termination of any Plan or other employee benefit plan.

       EX-10.26-22

          "REVOLVER FACILITY" means the revolving credit facility provided for in SECTION 2.2.

          "REVOLVING CREDIT COMMITMENT" means, with respect to each Lender, on any date, an amount equal to the amount set forth beside such Lender's name under the heading Revolving Credit Commitment on the signature pages of this Agreement or, after an assignment pursuant to SECTION 14.3, shown for such Lender in the Register, less, in each case, any Term Loans made by such Lender and then outstanding or to be made on such date, and "Revolving Credit Commitments" shall, collectively, mean the aggregate amount of the Revolving Credit Commitments of all the Lenders which, as of any date, equals $150,000,000 less any Term Loans then outstanding or to be made on such date.

          "REVOLVING CREDIT TERMINATION DATE" means the earliest of (i) the fifth Anniversary Date, (ii) the date of termination in whole of the Revolving Credit Commitments pursuant to SECTION 5.2, and (iii) the date of termination of the Commitments pursuant to SECTION 12.2.

          "REVOLVING LOANS" has the meaning specified in SECTION 2.2(a).

          "RULING" means the ruling referred to in SECTION 10.33(a).

          "SECURED CREDITORS" means, collectively, the Agent and the Lenders including, without limitation, BankAmerica with respect to the BA Revolving Loans, BOA, to the extent it is an issuer of a Letter of Credit or issuer of a Banker's Acceptance, and any other Person entitled to indemnification pursuant to the terms of this Agreement.

          "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time, and any successor statute.

          "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

          "SECURITY" has the meaning specified in Section 2(1) of the Securities Act.

          "SENIOR SUBORDINATED DEBENTURE INDENTURE" means the Indenture dated as of August 1, 1986 between ICC and First Fidelity Bank, National Association, New Jersey, as amended by the First Supplemental Indenture dated as of October 19, 1994 among ICC, Holdings and First Fidelity Bank, National Association.

          "SENIOR SUBORDINATED DEBENTURES" means the Senior Subordinated Debentures due August 1, 2001 issued pursuant to the Senior Subordinated Debenture Indenture.

          "SOLVENT" or "SOLVENCY" means when used with respect to any Person that (a) the fair value of all its Property is in excess of the total amount of its debts (including contingent liabilities); (b) it is able to pay its debts as they mature; (c) it does not have unreasonably small capital for the business in which it is engaged or for any business or transaction in which it is about to engage; and (d) it is not "insolvent" as such term is defined in Section 101 of the Bankruptcy Code.

          "STANDBY LETTER OF CREDIT" means any Letter of Credit other than a Merchandise Letter of Credit.

       EX-10.26-23

          "SUBORDINATED DISCOUNT DEBENTURE INDENTURE" means the Indenture dated as of December 27, 1985 between ICC and Midlantic National Bank, as Trustee, as amended by the First Supplemental Indenture dated as of October 19, 1994 among ICC, Holdings and Midlantic National Bank.

          "SUBORDINATED DISCOUNT DEBENTURES" means the Subordinated Discount Debentures due January 1, 2006 issued pursuant to the Subordinated Discount Debenture Indenture.

          "SUBSIDIARY" means any corporation of which more than fifty percent (50.0%) of the outstanding securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions), is at the time, directly or indirectly through one or more intermediaries, owned by any Borrower and/or one or more Subsidiaries of any Borrower.

          "SUCCESSION AGREEMENT" means the Succession Agreement dated as of February 14, 1995 among the Lenders, the Borrowers and SPBC, pursuant to which BankAmerica has been appointed as the successor Agent to SPBC under the Original Agreement.

          "TAX OPINION" means an opinion from counsel to GDT satisfactory to the Agent, in form and substance satisfactory to the Agent, to the effect that, after giving effect to any assignment or participation made pursuant to SECTION 14.3, all Georgia Intangibles Tax required to be paid to perfect, protect and continue the Liens intended to be granted under the Loan Documents on GDT's property located in the State of Georgia have been paid.

          "TENDER OFFER" means an offer by Holdings to the holders of the Debentures to purchase all or a portion of the Debentures for cash or for cash and newly issued Securities.

          "TENDER OFFER DOCUMENTS" means all documents transmitted to the holders of the Debentures or the SEC in connection with a Tender Offer.

          "TERM FUNDING" means each New Term Loan Funding of the Term
Loans.

          "TERM FUNDING DATE" means the Initial Term Funding Date, the Real Estate Term Funding Date or the Terre Haute Term Funding Date.

          "TERM LOAN" has the meaning specified in SECTION 2.1.

          "TERM LOAN COMMITMENT" means, with respect to each Lender, at any time, the sum of the following:

          (a) with respect to the Original Term Loans and the Term Loans to be made on the Initial Term Funding Date, each Lender's Pro Rata Share of $16,727,184.74, and

          (b) with respect to the Term Loans to be made on the Real Estate Term Funding Date, the lesser of (i) (A) the difference of the amount set forth beside such Lender's name under the heading Term Loan Commitment on the signature pages of this Agreement or, after an assignment pursuant to SECTION 14.3, shown for such Lender in the Register MINUS (B) such Lender's Pro Rata Share of the original principal amount of the Original Term Loans and Term Loans made on the Initial Term Funding Date and, in the event the Terre Haute Term Funding

       EX-10.26-24

     Date shall occur on or before the Real Estate Term Funding Date, such Lender's Pro Rata Share of the Term Loans made or to be made on the Terre Haute Term Funding Date, and (ii) such Lender's Pro Rata Share of the fair market value of all Real Estate with respect to which the Agent has received and reviewed appraisals on or after the Initial Term Funding Date and before such Real Estate Term Funding Date and which the Agent, in its sole discretion, deems to be eligible Real Estate against which Term Loans may be made, and

          (c) with respect to the Term Loans to be made on the Terre Haute Term Funding Date, the lesser of (i) (A) the difference of the amount set forth beside such Lender's name under the heading Term Loan Commitment on the signature pages of this Agreement or, after an assignment pursuant to SECTION 14.3, shown for such Lender in the Register MINUS (B) such Lender's Pro Rata Share of the original principal amount of the Original Term Loans and Term Loans made at the Initial Term Funding Date and, in the event the Real Estate Term Funding Date shall occur on or before the Terre Haute Term Funding Date, such Lender's Pro Rata Share of the Term Loans made or to be made on the Real Estate Term Funding Date and (ii) such Lender's Pro Rata Share of the lesser of (x) seventy-five percent (75%) of hard costs associated with the Terre Haute Equipment and (y) the orderly liquidation value of the Terre Haute Equipment, in each case with respect to which the Agent has received and reviewed appraisals on or after the Initial Term Funding Date and before such Terre Haute Term Funding Date and which, in the case of all Terre Haute Equipment, the Agent, in its sole discretion, deems to be eligible Terre Haute Equipment against which Term Loans may be made. For purposes of this clause (c), "hard costs" shall mean the total cost of new Terre Haute Equipment (which the Agent, in its sole discretion, deems to be eligible Terre Haute Equipment against which Term Loans may be made) LESS any freight, installation, software, insurance, taxes, duties and other costs not directly related to the acquisition thereof.

"Term Loan Commitments" shall, collectively, mean the aggregate amount of the Term Loan Commitments of all the Lenders, the maximum amount of which shall not exceed at any time the lesser of (x) $50,000,000 and (y) the aggregate Commitments with respect to all Lenders pursuant to clauses (a),
(b) and (c) above at such time.

          "TERM LOAN" and "TERM LOANS" have the meaning specified in
SECTION 2.1(a).

          "TERM NOTE" and "TERM NOTES" have the meanings specified in
SECTION 2.1(d).

          "TERMINATION DATE" has the meaning specified in SECTION 13.1.

          "TERMINATION EVENT" means: (a) a Reportable Event (other than a Reportable Event not subject to the provision for 30-day notice to PBGC under the regulations issued under Section 4043 of ERISA); or (b) the withdrawal of any Borrower or any Related Company from a Benefit Plan during a plan year in which such Borrower or Related Company was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of twenty percent (20%) of Benefit Plan participants who are employees of such Borrower or Related Company; or (c) providing to affected parties a notice of intent to terminate a Benefit Plan or the treatment of a Benefit Plan amendment as a termination under

       EX-10.26-25

Section 4041 of ERISA; or (d) the institution of proceedings by the PBGC to terminate or have a trustee appointed to administer a Plan; or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination or the appointment of a trustee to administer, any Benefit Plan; or (f) the partial or complete withdrawal of any Borrower or any Related Company from a Multiemployer Plan.

          "TERRE HAUTE EQUIPMENT" means Equipment located on the Real Estate in Terre Haute, Indiana.

          "TERRE HAUTE TERM FUNDING DATE" means the Term Funding Date which shall occur after the Initial Term Funding Date and on which the Lenders shall, subject to the terms and conditions of this Agreement, make all or a portion of the New Term Funding available to GDT based on Terre Haute Equipment appraisals received and reviewed by, and in form and substance satisfactory to, the Agent and each Lender on or after the Initial Term Funding Date and before such Term Funding Date.

          "TITLE REPORTS" means, collectively, those certain title reports regarding the Borrowers' Real Estate issued by Chicago Title Insurance Company as of the applicable Term Funding Date known and referred to on Exhibit B to each of the respective Mortgages.

          "TRADEMARK AGREEMENT" means the Amended and Restated Trademark Security Agreement dated of even date herewith, amending and restating the Trademark Security Agreement dated as of March 21, 1990, executed and delivered by GDT to the Agent pursuant to SECTION 7.2 to evidence and perfect the Agent's security interest in GDT's trademarks and related licenses and rights as provided therein.

          "UCC" means the Uniform Commercial Code (or any successor statute) of the State of New York or of any other state the laws of which are required by Section 9-103 thereof to be applied in connection with the issue of perfection of security interests.

          "VOTING STOCK" means securities of any class or classes of a corporation, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

          1.2 ACCOUNTING TERMS. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the Financial Statements; PROVIDED, HOWEVER, that no change in GAAP that would affect the method of calculation of any of the financial covenants, restrictions or standards or definitions of terms used therein shall be given effect in such calculations until such financial covenants, restrictions or standards or definitions are amended in a manner reasonably acceptable to the Borrowers and Majority Lenders, so as to reflect such change in GAAP.

          1.3 OTHER TERMS. All other undefined terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings provided for by the UCC to the extent the same are used or defined therein. Any references herein to any other agreement or instrument shall include such other agreement or instrument as the same has been or may be amended,

       EX-10.26-26

restated, modified or supplemented from time to time. Any references herein to exhibits, schedules, sections or articles are references to exhibits, sections or articles of this Agreement, unless otherwise speci-fied. Wherever appropriate in the context, terms used herein in the singular also include the plural, and vice versa, and each masculine, feminine, or neuter pronoun shall also include the other genders.

          2.   LOANS.

          2.1  TERM LOANS.

          (a) AMOUNT OF TERM LOANS. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrowers herein set forth, each Lender severally agrees to (i) extend the maturities of Original Term Loans in an amount equal to each Lender's Pro Rata Share of 16,727,184.74, which is equal to the aggregate principal amount of Original Term Loans on the Initial Term Funding Date,
(ii) make a term loan to GDT in an amount of $11,272,815.26 on the Initial Term Funding Date and (iii) make a term loan to GDT on each other Term Funding Date in an amount equal to such Lender's Term Loan Commitment on such date (such term loans to be made on each Term Funding Date, together with any Original Term Loans under the Original Agreement, being hereinafter referred to collectively as the "Term Loans" and each of such term loans being hereinafter referred to individually as a "Term Loan"). The Term Loans constituting the New Term Loan Funding shall be available for funding only on a Term Funding Date, and the Term Loans, when repaid or prepaid, whether by voluntary or mandatory prepayment or otherwise, may not be reborrowed. Each Borrowing of Term Loans shall, at the option of GDT, consist of either Reference Rate Loans or Eurodollar Rate Loans, but not both, as specified by GDT in the Notice of Borrowing requesting the same. Notwithstanding anything in this Agreement to the contrary, in no event shall there be more than three (3) Term Funding Dates, nor shall the Real Estate Term Funding Date and Terre Haute Term Funding Date, if any, occur later than May 31, 1995 and February 29, 1996, respectively.

          (b) NOTICE OF BORROWING; NOTICE OF CONVERSION/CONTINUATION. (i) When GDT desires to extend the maturities of Original Term Loans or borrow any part of the New Term Loan Funding Amount under SECTION 2.1(a) or to convert or continue any Term Loan bearing interest at a Eurodollar Rate pursuant to this SECTION 2.1(b), GDT shall deliver to the Agent a Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, signed by an authorized officer of GDT, not later than (a) 11:00 a.m. (New York time) on the requested Funding Date of such proposed Borrowing, in the case of a Borrowing of Reference Rate Loans or (b) 11:00 a.m. (New York time) on the third Business Day before the date of such proposed Borrowing, continuation or conversion, in the case of a Borrowing or continuation of Eurodollar Rate Loans (or any Portion or Portions thereof) or a conversion of Reference Rate Loans into Eurodollar Rate Loans. With respect to the Original Term Loans and the Term Loans to be made on the Initial Term Funding Date, GDT shall have the right to submit a single Notice of Borrowing with respect to all such Term Loans. Notwithstanding any other provision hereof to the contrary, no more than five (5) Portion(s) of Eurodollar Rate Loans or Borrowing(s) of Revolving Loans consisting of Eurodollar Rate Loans or any combination thereof may be outstanding at any time.

          (ii) GDT shall notify the Agent in writing of the names of the officers authorized to request Term Loans on behalf of GDT, and shall provide the Agent with a specimen signature of each such officer. The Agent shall be

       EX-10.26-27

entitled to rely conclusively on such officer's authority to request Term Loans on behalf of GDT, the proceeds of which are requested to be trans-

ferred to an account of GDT or issued for the account of GDT, until the Agent receives written notice to the contrary. The Agent shall have no duty to verify the authenticity of the signature appearing on any Notice of Borrowing.

          (iii)  Any Notice of Borrowing and Notice of
Conversion/Continuation made pursuant to this SECTION 2.1(b) shall be irrevocable.

          (iv) Unless otherwise specified in a Notice of Borrowing, each Term Loan to be made as part of a Borrowing shall be made as a Reference Rate Loan. GDT may elect from time to time to convert all or any Portion of the Term Loans constituting Reference Rate Loans and then outstanding from Reference Rate Loans to Eurodollar Rate Loans by giving the Agent a Notice of Conversion/Continuation as specified in SECTION 2.1(b)(i). If a timely Notice of Conversion/Continuation as specified in SECTION 2.1(b)(i) is not received from GDT prior to the expiration of any Interest Period for any outstanding Eurodollar Rate Loan (or Portion or Portions thereof), GDT shall be deemed to have elected to convert such Eurodollar Rate Loan (or Portion or Portions thereof) into a Reference Rate Loan on the last day of the expiring Interest Period; PROVIDED that if any Event or Event of Default shall have occurred and be continuing, GDT shall be deemed to have converted, on the last day of the applicable Interest Period, the Eurodollar Rate Loan (or Portion or Portions thereof) with respect to which the Interest Period is ending into a Reference Rate Loan in a principal amount equal to the principal amount of such Eurodollar Rate Loan (or Portion or Portions thereof).

          (v) Subject to the terms and conditions hereof and in accordance with the procedures for conversions and continuations and the other provisions set forth in this SECTION 2.1(b) and, in the case of any conversion into, or continuation of, a Eurodollar Rate Loan, provided that no Default or Event of Default has occurred and is continuing, each Lender agrees (i) to convert outstanding Term Loans that are Reference Rate Loans into Eurodollar Rate Loans and (ii) to continue outstanding Term Loans that are Eurodollar Rate Loans as Eurodollar Rate Loans, in each case in an aggregate principal amount not to exceed the principal amount of the Reference Rate Loans or Eurodollar Rate Loans, as the case may be, then outstanding. Each Lender will make such conversion without an exchange of funds; PROVIDED that GDT shall pay to the Agent for the account of each Lender on the date of each such conversion accrued and unpaid interest on the Eurodollar Rate Loans of such Lender converted on such date.

          (c) MAKING OF TERM LOANS. Promptly after receipt of a Notice of Borrowing or Notice of Conversion/Continuation under SECTION 2.1(b), the Agent shall notify each Lender by telex, telecopy, telegram, telephone or other similar means of transmission, of the proposed Borrowing or conversion or continuation, as the case may be. With respect to the New Term Loan Funding, each Lender shall make the amount of such Lender's Term Loan available to the Agent in same day funds, to such account of the Agent as the Agent may designate, not later than 12:00 noon (New York time) on each Term Funding Date. After the Agent's receipt of the proceeds of such Term Loan constituting the New Term Loan Funding, upon satisfaction of the applicable conditions precedent set forth in ARTICLE 11, the Agent shall make the proceeds of such Term Loans available to GDT by transferring same day funds equal to the proceeds of all such Term Loans received by the Agent to an

       EX-10.26-28

account of GDT designated in writing by GDT or as GDT shall otherwise instruct in writing.

          (d)  TERM NOTES.  (i) GDT shall execute and deliver to the Agent
(A) on the Effective Date, for the benefit of each Lender party hereto on the Effective Date, an amendment, renewal and extension of term note substantially in the form of EXHIBIT C-1 and (B) for the benefit of each Lender party hereto on each Term Funding Date, on such Term Funding Date, a promissory note, substantially in the form of EXHIBIT C-2 (all such amend-ments to promissory notes and promissory notes described in clauses (A) and
(B) hereof, together with any new notes issued pursuant to SECTION 14.3(d) upon the assignment of any portion of any Lender's Term Loan, being herein-after referred to collectively as the "Term Notes" and each of such promissory notes being hereinafter referred to individually as a "Term Note"), to evidence such Lender's Term Loan, in an original principal amount equal to the amount of such Lender's Pro Rata Share of the Original Term Loans or the portion of the New Term Loan Funding to be made on such Term Funding Date, as the case may be, and with other appropriate insertions.

          (ii) Each of the Term Notes delivered on the Initial Term
Funding Date to the Agent for the benefit of each Lender party hereto shall be dated the Effective Date and shall be payable in sixty-one (61) consecu-tive installments. The first sixty of such installments shall be payable monthly on the first Business Day of each month, commencing March 1995, and shall each be in an amount equal to such Lender's Pro Rata Share of $11,272,815.26. The sixty-first (61st) installment shall be payable on the fifth Anniversary Date and shall be in an amount equal to the then unpaid principal balance of such Term Loan and all accrued and unpaid interest thereon. Each such installment shall be payable to the Agent for the account of such Lender.

          (iii) Each of the Term Notes delivered to the Agent for the benefit of each Lender party hereto on a Term Funding Date (other than the Initial Term Funding Date) shall be dated such Term Funding Date and shall be payable in a number of consecutive installments equal to the number of regularly scheduled consecutive installments then remaining, without giving effect to any prepayments made under this Agreement, as set forth in the Term Notes delivered pursuant to SECTION 2.1(d)(ii) hereof. All such installments (other than the final such installment) shall be payable monthly on the first Business Day of each month, commencing on the month next following such Term Funding Date, and shall each be in an amount equal to such Lender's Term Loan Commitment on such Term Funding Date multiplied by the Amortization Factor. The final installment shall be payable on the fifth Anniversary Date and shall be in an amount equal to the then unpaid principal balance of such Term Loan and all accrued and unpaid interest thereon. Each such installment shall be payable to the Agent for the account of such Lender. In the event the Real Estate Term Funding Date and the Terre Haute Term Funding Date shall occur on the same date, the Lenders shall have the right, but not the obligation, to direct GDT to deliver a single Term Note to each of them in an aggregate amount equal to the Term Loans to be made by such Lender on such date in lieu of separate Notes representing the Term Loans to be made on the Real Estate Term Funding Date and Terre Haute Term Funding Date.

          (e) NOTATION AND ENDORSEMENT. The Agent shall record in the Register the principal amount of the Term Loans owing to each Lender from time to time. In addition, each Lender is authorized, at such Lender's option, to note the date and amount of each payment or prepayment of principal of such Lender's Term Loans in its books and records, such books and records constituting rebuttably presumptive evidence of the accuracy of

       EX-10.26-29

the information contained therein. Prior to the transfer of a Term Note, the applicable Lender shall endorse on the reverse side thereof the outstanding principal balance of the Term Loans evidenced thereby. Failure by such Lender to make such notation or endorsement shall not affect the obligations of the Borrower under such Term Note or any of the other Loan Documents.

          2.2  REVOLVING LOANS.

          (a) AMOUNTS OF REVOLVING LOANS. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of each of the Borrowers herein set forth, each Lender severally agrees to make revolving loans to each of the Borrowers, from time to time until, but not including the Revolving Credit Termination Date (such revolving loans and such other financial accommodations made pursuant to
SECTION 2.3 being hereinafter referred to collectively as the "Revolving Loans" and each of such revolving loans being hereinafter referred to individually as a "Revolving Loan"), in an amount not to exceed, in the aggregate at any time outstanding for all Borrowers, (i) such Lender's Pro Rata Share of the Aggregate Maximum Revolver Amount at such time MINUS (ii) such Lender's Pro Rata Share of the Letter of Credit Obligations of all Borrowers MINUS (iii) such Lender's Pro Rata Share of the Banker's Acceptance Obligations of all Borrowers. In no event shall any Lender be required to make any Revolving Loan on any date if such Loan, when added to any and all Loans outstanding or to be made on such date and any and all Letters of Credit and Banker's Acceptances outstanding or to be issued on such date, would exceed such Lender's Commitment. Each Borrowing shall consist of the same type of Revolving Loans which shall, at the option of GDT on behalf of the Borrower requesting such Borrowing, be either Reference Rate Loans or Eurodollar Rate Loans, as specified by GDT in the Notice of Borrowing requesting the same.

          (b) NOTICE OF BORROWING; NOTICE OF CONVERSION/CONTINUATION. (i) Whenever any Borrower desires to borrow Revolving Loans under SECTION 2.2(a) or to convert or continue any Revolving Loan pursuant to this
SECTION 2.2(b), GDT, on behalf of such Borrower, shall deliver to the Agent a Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, signed by an authorized officer of GDT, on behalf of such Borrower, not later than (a) 11:00 a.m. (New York time) on the requested Funding Date of such proposed Borrowing, continuation or conversion, in the case of a Borrowing of Reference Rate Loans, or (b) 11:00 a.m. (New York time) on the third Business Day before the date of such proposed Borrowing, continuation or conversion, in the case of a Borrowing or continuation of Eurodollar Rate Loans or a conversion of Reference Rate Loans into Eurodollar Rate Loans. Notwithstanding any other provision hereof to the contrary, no more than the sum of five (5) Borrowing(s) of Revolving Loans consisting of Eurodollar Rate Loans or Portions of Term Loans or any combination thereof may be outstanding at any time, and no Borrowing(s) of Revolving Loans consisting of Eurodollar Rate Loans shall be in an aggregate principal amount of less than $5,000,000 or any greater amount which is an integral multiple of $1,000,000. In lieu of delivering the above-described Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, the Borrower may give the Agent telephonic notice of any requested Borrowing or conversion or continuation, as the case may be, by the required time; PROVIDED, HOWEVER, that such notice shall be confirmed in writing by delivery to the Agent (A) immediately of a telecopy of a Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, which has been signed by an authorized officer of the Borrower, and (B) promptly (and in no event later than three (3) Business Days after the Funding Date in respect of the applicable Revolving Loans) of

       EX-10.26-30

a Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, containing the original signature of an authorized officer of the Borrower. In the event that the terms of any confirmatory Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, referred to in the proviso contained in the immediately preceding sentence shall conflict with the telephonic notice with respect to which it was delivered, the terms of the telephonic notice, as understood by the Agent, shall govern. Notwithstanding anything in this SECTION 2.2(b) to the contrary, any Revolving Loans to be made to any Borrower on the Effective Date shall initially be made as Reference Rate Loans. Each Borrower hereby authorizes GDT to execute and deliver Notices of Borrowing and Notices of Conversion/Continuation on its behalf and agrees to be bound by the same.

          (ii) GDT shall notify the Agent in writing of the names of the officers authorized to request Revolving Loans on behalf of each Borrower, and shall provide the Agent with a specimen signature of each such officer. The Agent shall be entitled to rely conclusively on such officer's authority to request Revolving Loans on behalf of each Borrower, the proceeds of which are requested to be transferred to an account of such Borrower (which may be a joint account for the Borrowers administered by GDT) or issued for the account of such Borrower, until the Agent receives written notice to the contrary. The Agent shall have no duty to verify the authenticity of the signature appearing on any Notice of Borrowing and, with respect to an oral request for Revolving Loans, the Agent shall have no duty to verify the identity of any individual representing himself as one of the officers of GDT authorized to make such request on behalf of such Borrower.

          (iii) Neither the Agent nor any of the Lenders shall incur any liability to any Borrower as a result of acting upon any telephonic notice referred to in this SECTION 2.2(b) which notice the Agent believes in good faith to have been given by a duly authorized officer of GDT or other individual authorized to request Revolving Loans on behalf of such Borrower or for otherwise acting in good faith under this SECTION 2.2(b), and, upon the funding of Revolving Loans by the Lenders in accordance with this Agreement, pursuant to any such telephonic notice, such Borrower shall be deemed to have made a Borrowing of Revolving Loans hereunder.

          (iv)  Any Notice of Borrowing and Notice of
Conversion/Continuation (or telephonic notice in lieu thereof) made pursuant to this SECTION 2.2(b) shall be irrevocable. Promptly after receipt of a Notice of Conversion/Continuation under SECTION 2.2(b), the Agent shall notify each Lender by telex, telecopy, telegram, telephone or other similar means of transmission, of the proposed conversion or continuation, as the case may be.

          (v) Unless otherwise specified in a Notice of Borrowing, each Loan to be made as part of a Borrowing shall be made as a Reference Rate Loan. If a timely Notice of Conversion/Continuation as specified in
SECTION 2.2(b)(i) is not received from a Borrower prior to the expiration of any Interest Period for any outstanding Eurodollar Rate Loan, such Borrower shall be deemed to have elected to convert such Eurodollar Rate Loan into a Reference Rate Loan on the last day of the expiring Interest Period; PROVIDED that if any Default or Event of Default shall have occurred and be continuing, such Borrower shall be deemed to have converted, on the last day of the applicable Interest Period, the Eurodollar Rate Loan with respect to which the Interest Period is ending into a Reference Rate Loan in a principal amount equal to the principal amount of such Eurodollar Rate Loan.

       EX-10.26-31

          (vi) Subject to the terms and conditions hereof and in accordance with the procedures for conversions and continuations and the other provisions set forth in this SECTION 2.2(b) and, in the case of any conversion into, or continuation of, a Eurodollar Rate Loan, provided that no Event or Event of Default has occurred and is continuing, each Lender agrees (i) to convert outstanding Revolving Loans that are Reference Rate Loans into Eurodollar Rate Loans and (ii) to continue outstanding Revolving Loans that are Eurodollar Rate Loans as Eurodollar Rate Loans, in each case in an aggregate principal amount not to exceed the principal amount of the Reference Rate Loans or Eurodollar Rate Loans, as the case may be, then outstanding. Each Lender will make such conversion without an exchange of funds; PROVIDED that the Borrowers shall jointly and severally pay to the Agent for the account of each Lender on the date of each such conversion accrued and unpaid interest on the Eurodollar Rate Loans of such Lender converted on such date.

          (c) AGENT'S ELECTION. Promptly after receipt of a Notice of Borrowing pursuant to SECTION 2.2(b) (or telecopy or telex notice in lieu thereof) the Agent shall elect, in its discretion, (i) to have the terms of
SECTION 2.2(d) apply to such requested Borrowing, or (ii) to request BankAmerica to make a BA Revolving Loan pursuant to the terms of SECTION 2.2(e) in the amount of the requested Borrowing; PROVIDED, HOWEVER, that if BankAmerica declines in its sole discretion to make a BA Revolving Loan pursuant to SUBSECTION 2.2(e), the Agent shall elect to have the terms of SUBSECTION 2.2(d) apply to such requested Borrowing.

          (d) MAKING OF REVOLVING LOANS. (i) In the event the Agent shall elect to have the terms of SECTION 2.2(d) apply to a requested Borrowing as described in SECTION 2.2(c), then promptly after receipt of a Notice of Borrowing pursuant to SECTION 2.2(b) (or telecopy or telex notice in lieu thereof), the Agent shall notify the Lenders by telex, telecopy, telegram, telephone or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender's Pro Rata Share of the requested Borrowing available to the Agent in same day funds, to such account of the Agent as the Agent may designate, not later than 12:00 noon (New York time) on the Funding Date applicable thereto. After the Agent's receipt of the proceeds of such Revolving Loans, upon satisfac-tion of the applicable conditions precedent set forth in ARTICLE 11, the Agent shall make the proceeds of such Revolving Loans available to the applicable Borrower on such Funding Date by transferring same day funds equal to the proceeds of all such Revolving Loans received by the Agent to an account of such Borrower (which may be a joint account for the Borrowers administered by GDT), designated in writing by GDT on behalf of such Borrower; PROVIDED, HOWEVER, that the requested Borrowing of such Revolving Loans shall in no event exceed the amount of the Aggregate Availability or the Availability of such Borrower on such date.

          (ii) On any Funding Date in respect of a Borrowing of Revolving Loans, the Agent shall be entitled to assume that each Lender has made the amount of such Lender's Revolving Loans available to the Agent on such Funding Date, unless such Lender shall have notified the Agent to the contrary. The Agent, in its sole discretion, based upon such assumption, may make available to the Borrowers a corresponding amount on such Funding Date. If such corresponding amount had not in fact been made available to the Agent by any Lender, such Lender and the Borrower requesting a Revolving Loan severally agree to repay to the Agent forthwith, on demand, such corresponding amount, together with interest thereon for each day during the period commencing on the date such amount is made available to such Borrower

       EX-10.26-32

and ending on the date such amount is repaid to the Agent, at (1) in the case of a Borrower, the Interest Rate applicable to Revolving Loans made on such Funding Date, and (2) in the case of a Lender, the Federal Funds Rate. If such Lender repays to the Agent such corresponding amount, such amount so repaid shall constitute a Revolving Loan, and if both such Lender and the Borrowers shall have repaid such corresponding amount, the Agent shall promptly return to such Borrower such corresponding amount in same day funds. Nothing in this SECTION 2.2(d)(ii) shall be deemed to relieve any Lender of its obligation, if any, hereunder to make a Revolving Loan on any Funding Date.

          (e) MAKING OF BA REVOLVING LOANS. (i) In the event the Agent shall elect, with the consent of BankAmerica, to have the terms of this
SECTION 2.2(e) apply to a requested Borrowing as described in SECTION 2.2(c), BankAmerica shall make a Revolving Loan in the amount of such Borrowing (any such Revolving Loan made solely by BankAmerica pursuant to this SECTION 2.2(e) being referred to as a "BA Revolving Loan" and such Revolving Loans being referred to collectively as "BA Revolving Loans") available to a Borrower on the Funding Date applicable thereto by transferring same day funds to an account of the Borrower requesting a Revolving Loan (which may be a joint account for the Borrowers administered by GDT), designated in writing by GDT on behalf of such Borrower. Each BA Revolving Loan is a Revolving Loan hereunder and shall be subject to all the terms and conditions applicable to other Revolving Loans except that all payments thereon shall be payable to BankAmerica solely for its own account (and for the account of any participation interests with respect to such Revolving Loan created pursuant to clause (iii) of this
SECTION 2.2(e)). BankAmerica shall have no duty to make any BA Revolving Loan, and the Agent shall not request BankAmerica to make a BA Revolving Loan if the requested Borrowing would exceed the amount of the Aggregate Availability or the Availability of such Borrower on the Funding Date applicable thereto, or if the Agent shall have received written notice from any Lender that one or more of the applicable conditions precedent set forth in ARTICLE 11 will not be satisfied on the requested Funding Date for the applicable Borrowing. BankAmerica shall not otherwise be required to determine whether the applicable conditions precedent set forth in
ARTICLE 11 have been satisfied or the requested Borrowing would exceed the amount of the Aggregate Availability or the Availability of such Borrower on the Funding Date applicable thereto prior to making, in its sole discretion, any BA Revolving Loan.

          (ii) BankAmerica shall request settlement ("Settlement") with the other Lenders with respect to each outstanding BA Revolving Loan at least once a week by notifying such other Lenders by telex, telecopy, telegram, telephone or other similar form of transmission, of such requested Settlement, no later than 11:00 a.m. (New York time) on the date of such requested Settlement (the "Settlement Date"). Each such Lender shall make the amount of such Lender's Pro Rata Share of the outstanding principal amount of the BA Revolving Loans with respect to which Settlement is requested available to BankAmerica in same day funds, to such account of BankAmerica as BankAmerica may designate, not later than 12:00 noon (New York time) on the Settlement Date applicable thereto, regardless of whether the applicable conditions precedent set forth in ARTICLE 11 have then been satisfied. Such amounts made available to BankAmerica shall be applied against the amount of the applicable BA Revolving Loan and, together with the portion of such BA Revolving Loan representing BankAmerica's Pro Rata Share thereof, shall constitute Revolving Loans of such Lenders. If any such amount is not made available to BankAmerica by any Lender on the Settlement Date applicable thereto, BankAmerica shall be entitled to recover such amount

       EX-10.26-33

on demand from such Lender together with interest thereon at the Federal Funds Rate for the first three (3) days from and after the Settlement Date and thereafter at the Interest Rate applicable to the Revolving Loans.

          (iii) Notwithstanding the foregoing, not more than one (1) Business Day after demand is made by BankAmerica (whether before or after the occurrence of a Default or an Event of Default and regardless of whether BankAmerica has requested a Settlement with respect to any BA Revolving Loan), each other Lender shall irrevocably and unconditionally purchase and receive from BankAmerica, without recourse or warranty, an undivided interest and participation in such BA Revolving Loan to the extent of such other Lender's Pro Rata Share thereof by paying to BankAmerica, in same day funds, an amount equal to such Lender's Pro Rata Share of such BA Revolving Loan. If such amount is not in fact made available to BankAmerica by any Lender, BankAmerica shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate for the first three (3) days from and after such demand and thereafter at the Interest Rate applicable to the Revolving Loans.

          (iv) From and after the date, if any, on which any Lender purchases an undivided interest and participation in any BA Revolving Loan pursuant to subsection (iii) above, BankAmerica shall promptly distribute to such Lender at such address as such Lender may request in writing, such Lender's Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by BankAmerica in respect of such BA Revolving Loan.

          (f) NOTATION. The Agent shall record in the Register the principal amount of the Revolving Loans owing to each Lender, including BA Revolving Loans owing to BankAmerica, from time to time. In addition, each Lender is authorized, at such Lender's option, to note the date and amount of each payment or prepayment of principal of such Lender's Revolving Loans in its books and records, including computer records, such books and records constituting rebuttably presumptive evidence of the accuracy of the information contained therein.

          2.3 OVER ADVANCES. The Agent, in its sole and absolute discretion, may elect to make Revolving Loans and issue or permit to be issued Letters of Credit and Banker's Acceptances in excess of any Borrower's Availability or the Aggregate Availability on one or more occasions (such financial accommodations are hereinafter referred to as "Over Advances"), but if it does so, the Agent shall not be deemed thereby to have changed the limits of the Maximum Revolver Amount for such Borrower or the Aggregate Maximum Revolver Amount; PROVIDED, HOWEVER, that such Over Advances shall not exceed at any time an amount equal to five percent (5%) of the Aggregate Maximum Revolver Amount in effect from time to time; PROVIDED FURTHER, that the Agent shall not be deemed to have breached the provisions of this SECTION 2.3 if an Over Advance results from Collateral deterioration or ineligibility or the return (uncollected) of checks or other items applied to the reduction of Loans. Immediately upon demand by the Agent for repayment of any Over Advance, the Borrowers shall make such repayment, without penalty or fee. If, however, the repayment is not made on or before the Business Day following the day on which such demand is made, then the Borrowers agree to pay the Lenders a fee for Over Advances in an amount acceptable to the Lenders and the Borrowers. If the aggregate of the outstanding principal balance of the Revolving Loans, Letter of Credit Obligations and Banker's Acceptance Obligations for all Borrowers exceeds the Aggregate Maximum Revolver Amount, or if the aggregate of the outstanding principal balance of

       EX-10.26-34

the Revolving Loans to any Borrower and the Letter of Credit Obligations and Banker's Acceptance Obligations of such Borrower exceeds such Borrower's Maximum Revolver Amount, the Agent may refuse to make or otherwise restrict the making of Revolving Loans, Letters of Credit or Banker's Acceptances on such terms as the Agent determines until such excess has been eliminated. In the event the Agent elects to make an Over Advance, or the aggregate outstanding principal balance of the Revolving Loans, Letter of Credit Obligations and Banker's Acceptance Obligations for all Borrowers shall exceed at any time for any reason the Aggregate Maximum Revolver Amount, or the aggregate outstanding principal balance of the Revolving Loans and Letter of Credit Obligations and Banker's Acceptance Obligations of such Borrower shall exceed such Borrower's Maximum Revolver Facility, such Over Advance or excess amount shall be immediately due and payable upon demand therefor by the Agent. The Agent agrees to notify (in writing or orally and promptly confirmed in writing) the applicable Borrowers of any Over Advance, but the failure to give such notice shall not affect the Agent's right to make Over Advances. All Over Advances shall constitute Revolving Loans hereunder and shall be subject to all the terms and conditions subject to other Revolving Loans.

          2.4 LENDERS' FAILURE TO PERFORM. All Loans (other than BA Revolving Loans) shall be made by each Lender simultaneously and in accordance with its respective Pro Rata Share. It is understood that (a) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Loans hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligation to make any Loans hereunder, and (b) no failure by any Lender to perform its obligation to make any Loans hereunder shall excuse any other Lender from its obligation to make any Loans hereunder.

          3A.  LETTER OF CREDIT SUBFACILITY.

          3A.1 AGREEMENT TO ISSUE. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of each of the Borrowers herein set forth, the Agent hereby agrees to cause BOA to issue for the account of any Borrower, or if BOA is not acceptable to the beneficiary thereof, the Agent agrees to cause to be issued for the account of any Borrower by an issuer reasonably satisfactory to such beneficiary, one or more Letters of Credit in accordance with this ARTICLE 3A, from time to time during the period commencing on the Effective Date and ending on the date of termination of this Agreement pursuant to SECTION 13.1.

          3A.2 AMOUNTS; TENOR. BOA shall not have any obligation to issue, and the Agent shall not have any obligation to cause to be issued, any Letter of Credit at any time:

          (a) if, after giving effect to the issuance of the requested Letter of Credit, (i) the aggregate Letter of Credit Obligations of all Borrowers would exceed the L/C Subfacility then in effect, or (ii) the sum of the aggregate Letter of Credit Obligations of all Borrowers, PLUS the aggregate principal amount of the Revolving Loans outstanding, PLUS the aggregate Banker's Acceptance Obligations, would exceed the Aggregate Maximum Revolver Amount, or the sum of the Letter of Credit Obligations of a Borrower, PLUS the aggregate principal amount of the Revolving Loans outstanding to such Borrower, PLUS the aggregate Banker's Acceptance Obligations

       EX-10.26-35

     issued for the benefit of such Borrower, would exceed such Borrower's Maximum Revolver Amount; or

          (b)(i)(A) with respect to any Merchandise Letter of Credit, if such Letter of Credit has an expiration date of more than 180 days after the date of issuance thereof and (B) with respect to any Standby Letter of Credit, if such Letter of Credit has an expiration date of more than twelve months after the date of issuance thereof and (ii) with respect to any Letter of Credit, if such Letter of Credit has an expiration date, after giving effect to any extensions or renewals thereof, later than ten (10) Business Days prior to the Termination Date.

          3A.3 CONDITIONS. In addition to being subject to the satisfaction of the conditions precedent contained in ARTICLE 11, the obligation of the Agent to cause to be issued any Letter of Credit is subject to the following conditions precedent having been satisfied in a manner satisfactory to the Agent:

          (a) GDT, on behalf of the Borrower requesting the Letter of Credit, shall have delivered to the proposed issuer of such Letter of Credit at such times and in such manner as the proposed issuer of such Letter of Credit may prescribe an application in form and substance satisfactory to the proposed issuer of such Letter of Credit for the issuance of the Letter of Credit, a Letter of Credit Reimbursement Agreement and such other documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit shall be satisfactory to the Agent and the proposed issuer of such Letter of Credit;

          (b) as of the date of issuance, no order of any court, arbitrator or Public Authority having jurisdiction or authority over the proposed issuer shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Public Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed issuer of such Letter of Credit refrain from, the issuance of letters of credit generally or the issuance of such Letter of Credit; and

          (c) GDT, on behalf of the Borrower requesting the Letter of Credit, shall have appointed the Agent as its attorney, with full power and authority: (i) to sign and/or endorse such Borrower's name upon any warehouse or other receipts or Letter of Credit applications; (ii) to sign such Borrower's name on bills of lading; (iii) to clear Inventory through U.S. Customs in such Borrower's name or the name of the Agent, and to sign and deliver to U.S. Customs officials powers of attorney in such Borrower's name for such purpose; (iv) to complete in Borrower's name or Agent's name any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof; and (v) to do such other acts and things as are necessary to carry out the terms of this Agreement in order to enable Agent to obtain payment of all Obligations. In addition, such Borrower will, and Agent may, at its option, instruct all suppliers, carriers, forwarders,

       EX-10.26-36

     warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent, on behalf of the Lenders, holds a security interest to deliver them to Agent and/or subject to Agent's order, and if they shall come into the possession of Borrower, Borrower will hold them in trust as trustee for Agent, and Borrower will immediately deliver them to Agent in their original form, together with any necessary endorsements thereto.

          3A.4 ISSUANCE OF LETTERS OF CREDIT.

          (a) REQUEST FOR ISSUANCE. GDT, on behalf of the Borrower requesting the Letter of Credit, shall give the Agent written notice no later than six (6) Business Days prior to the proposed date of issuance of the Letter of Credit, containing the original signature of an authorized officer of GDT, on behalf of such Borrower, of such Borrower's request for the issuance of a Letter of Credit. Such notice shall be irrevocable and shall specify the Borrower for whose account such Letter of Credit is to be issued, the original face amount of the Letter of Credit requested, the effective date (which date shall be a Business Day) of issuance of such requested Letter of Credit, whether such Letter of Credit may be drawn in a single or in partial draws, the date on which such requested Letter of Credit is to expire (which date shall be a Business Day), the purpose for which such Letter of Credit is to be issued, whether such Letter of Credit is to be issued to replace a letter of credit (including letters of credit issued other than pursuant to this Agreement), and the beneficiary of the requested Letter of Credit. GDT, on behalf of the Borrower requesting the Letter of Credit, shall attach to such notice the form of the Letter of Credit that such Borrower requests that the Agent cause to be issued.

          (b) RESPONSIBILITIES OF THE AGENT; ISSUANCE. The Agent shall determine, as of the Business Day immediately preceding the requested effective date of issuance of the Letter of Credit set forth in the notice from GDT, on behalf of the Borrower requesting the Letter of Credit pursuant to SECTION 3A.4(a), the amount of the unused L/C Subfacility, such Borrower's Availability and Aggregate Availability as of such date. If (i) the form of the Letter of Credit delivered by GDT to the Agent is acceptable to the Agent in its reasonable discretion, (ii) the undrawn face amount of the requested Letter of Credit is less than or equal to each of such unused L/C Subfacility, Aggregate Availability and such Borrower's Availability, and (iii) the Agent has received a certificate from GDT, on behalf of the Borrower requesting the Letter of Credit, stating that the applicable conditions set forth in ARTICLE 11 have been satisfied, then the Agent shall issue or cause to be issued such Letter of Credit for the account of such Borrower.

          (c) NO EXTENSION OR AMENDMENT. The Agent shall not cause any Letter of Credit to be extended or amended unless the requirements of this
ARTICLE 3A are met as though a new Letter of Credit were being requested and issued. With respect to any Letter of Credit which contains any "evergreen" or automatic renewal provision, each Lender shall be deemed to have consented to any such extension or renewal unless any such Lender shall have provided to the Agent, not less than fifteen (15) days prior to the last date on which the applicable issuer can in accordance with the terms of the applicable Letter of Credit decline to extend or renew such Letter of Credit, written notice that it declines to consent to any such extension or renewal, PROVIDED, that if all of the requirements of this
ARTICLE 3A are met, no Lender shall decline to consent to any such extension or renewal.

       EX-10.26-37

          3A.5 LETTER OF CREDIT REIMBURSEMENT OBLIGATIONS; DUTIES OF
ISSUER.

          (a) REIMBURSEMENT. Notwithstanding any provisions to the contrary in any Letter of Credit Reimbursement Agreement, the Borrower requesting a Letter of Credit shall reimburse BOA or any other issuer of any Letter of Credit for any drawings (whether partial or full) under such Letter of Credit in accordance with its terms immediately after the payment by BOA or the other issuer of such Letter of Credit. Any drawings not paid when due under the terms of such Letter of Credit or the Letter of Credit Reimbursement Agreement pertaining thereto shall bear interest, payable on demand, at the Reference Rate plus two percent (2%) per annum until BOA or such other issuer of such Letter of Credit is reimbursed in full.

          (b) DUTIES OF ISSUER. Any action taken or omitted to be taken by BOA or any other issuer of any Letter of Credit under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put BOA or the other issuer of such Letter of Credit under any resulting liability to any Lender, or, assuming that BOA or the other issuer of such Letter of Credit has complied with the procedures specified in SECTION 3A.4, relieve any Lender of its obligations hereunder to BOA or the other issuer of such Letter of Credit. In determining whether to pay under any Letter of Credit, BOA or the other issuer of such Letter of Credit shall have no obligation relative to any Lender other than to confirm that any documents required to have been delivered under such Letter of Credit appear to comply on their face with the requirements of such Letter of Credit.

          3A.6 PARTICIPATIONS.

          (a) PURCHASE OF PARTICIPATIONS. Immediately upon issuance by BOA or any other issuer of any Letter of Credit in accordance with SECTION 3A.4, each Lender shall be deemed to have irrevocably and unconditionally purchased and received without recourse or warranty, an undivided interest and participation in (i) in the case of a Letter of Credit issued by BOA, such Letter of Credit, equal to such Lender's Pro Rata Share of the face amount thereof, or (ii) in the case of a Letter of Credit issued by an issuer other than BOA, the Agent's guaranty or reimbursement obligations to such issuer in connection with the issuance of such Letter of Credit, equal to such Lender's Pro Rata Share of the face amount of such Letter of Credit (including, without limitation, in either case, all obligations of the Borrower requesting the Letter of Credit with respect thereto, other than amounts owing to BOA or any other issuer of such Letter of Credit under
SECTION 3A.8(b), and any security therefor or guaranty pertaining thereto).

          (b) SHARING OF LETTER OF CREDIT PAYMENTS. In the event that BOA or any other issuer of such Letter of Credit makes a payment under any Letter of Credit and BOA or such other issuer of such Letter of Credit shall not have been repaid such amount pursuant to SECTION 3A.7, the Agent shall notify each Lender, and each Lender shall unconditionally pay to the Agent for the account of BOA or such other issuer, as and when provided hereinbelow, an amount equal to such Lender's Pro Rata Share of the amount of such payment in Dollars and in same day funds. If the Agent so notifies the Lenders by not later than 11:00 a.m. (New York time) on any Business Day, each Lender shall make available to the Agent the amount of such payment, as provided in the immediately preceding sentence, on such Business Day. If the Agent so notifies the Lenders after 11:00 a.m. (New York time) on any Business Day, each Lender shall make available to the Agent the amount of such payment, as provided in the second preceding sentence, together with interest thereon at

       EX-10.26-38

the Federal Funds Rate, by not later than 11:00 a.m. (New York time) on the next Business Day. Such amounts paid by the Lenders to the Agent shall constitute Revolving Loans which shall be deemed to have been requested by the Borrower for whose account the Letter of Credit was issued pursuant to
SECTION 2.1.

          (c) SHARING OF REIMBURSEMENT OBLIGATION PAYMENTS. Whenever the Agent receives a payment from a Borrower for whose account a Letter of Credit was issued on account of a Letter of Credit Reimbursement Obligation as to which the Agent has previously received for the account of BOA or such other issuer payment from a Lender pursuant to this SECTION 3A.6, the Agent shall promptly pay to such Lender, such Lender's Pro Rata Share of such payment from such Borrower in Dollars. Each such payment shall be made by the Agent on the Business Day on which the Agent receives immediately available funds paid to such Person pursuant to the immediately preceding sentence, if received prior to 11:00 a.m. (New York time) on such Business Day and otherwise on the next succeeding Business Day.

          (d) DOCUMENTATION. Upon the request of any Lender, the Agent shall furnish to such Lender copies of any Letter of Credit, Letter of Credit Reimbursement Agreement, application for any Letter of Credit and guaranty in connection with the issuance of any Letter of Credit by an issuer other than BOA to which the Agent is party and such other documentation as may reasonably be requested by such Lender.

          (e) OBLIGATIONS IRREVOCABLE. The obligations of each Lender to make payments to the Agent with respect to any Letter of Credit or with respect to any guaranty or reimbursement obligation of the Agent with respect to any Letter of Credit, and the obligations of each Borrower to make payments to the Agent, for the account of the Lenders, shall be irrevocable, not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement (assuming, in the case of the obligations of the Lenders to make such payments, that the Agent has caused such Letter of Credit to be issued in accordance with SECTION 3A.4), including, without limitation, any of the following circumstances:

          (i) Any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

          (ii) The existence of any claim, set-off, defense or other right which any Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Lender, BOA, the issuer of such Letter of Credit issued by an issuer other than BOA, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between any Borrower or any other Person and the beneficiary named in any Letter of Credit) or any failure of the Agent to notify a Lender of the issuance, extension or renewal of a Letter of Credit;

          (iii) Any draft, certificate or any other document presented under the Letter of Credit upon which payment has been made in good faith and according to its terms proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

       EX-10.26-39

          (iv) The surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

          (v)  The occurrence of any Default or Event of Default.

          3A.7 PAYMENT OF LETTER OF CREDIT REIMBURSEMENT OBLIGATIONS.

          (a) PAYMENT TO ISSUER. The Borrowers agree, jointly and severally, to pay to the Agent, in the case of a Letter of Credit issued by BOA, or such other issuer of the Letter of Credit, in the case of a Letter of Credit issued by an issuer other than BOA, the amount of all Letter of Credit Reimbursement Obligations and other amounts payable to BOA or such other issuer under or in connection with any Letter of Credit immediately when due, irrespective of any claim, set-off, defense or other right which any Borrower may have at any time against BOA or such other issuer or any other Person.

          (b) RECOVERY OR AVOIDANCE OF PAYMENTS. In the event any payment by or on behalf of any of the Borrowers received by the Agent with respect to any Letter of Credit (or any guaranty or reimbursement obligation relating thereto) and distributed by the Agent to the Lenders on account of their respective participations therein is thereafter set aside, avoided or recovered from the Agent or BOA in connection with any receivership, liquidation or bankruptcy proceeding, the Lenders shall, upon demand by the Agent, pay to the Agent, for its account or the account of BOA, their respective Pro Rata Shares of such amount set aside, avoided or recovered together with interest at the rate required to be paid by the Agent or BOA upon the amount required to be repaid by it.

          3A.8 COMPENSATION FOR LETTERS OF CREDIT.

          (a) LETTER OF CREDIT FEES. The Borrowers jointly and severally agree to pay to the Agent with respect to each Letter of Credit, for the account of each Lender, the Letter of Credit Fee in accordance with the terms of SECTION 4.4.

          (b) ISSUER FEES AND CHARGES. The Borrowers jointly and severally agree to pay to the Agent, for the account of the issuer of such Letters of Credit (whether BOA or another issuer), solely for such issuer's account, such fees and other charges as are charged by BOA or such other issuer for letters of credit issued by it, including, without limitation, its standard fees for issuing, administering, amending, renewing, paying and cancelling letters of credit, as and when assessed.

          3A.9 INDEMNIFICATION; EXONERATION.

          (a) INDEMNIFICATION. In addition to amounts payable as elsewhere provided in this ARTICLE 3A, the Borrowers jointly and severally agree to protect, indemnify, pay and save the Lenders and the Agent harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) which any Lender or the Agent may incur or be subject to as a consequence, directly or indirectly, of (i) the issuance of any Letter of Credit other than, in the case of BOA (or, if any other Lender shall be the issuer of a Letter of Credit, such other Lender), as a result of its gross negligence or willful misconduct, as determined by a court of competent jurisdiction, or (ii) the failure of BOA to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future

       EX-10.26-40

de jure or de facto Public Authority (all such acts or omissions being hereinafter referred to collectively as "Government Acts").

          (b) ASSUMPTION OF RISK BY THE BORROWERS. As among the Borrowers, the Lenders and the Agent, the Borrowers assume all risks of the acts and omissions of, or misuse of any of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the applications for the issuance of Letters of Credit, the Lenders and the Agent shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any Person in connection with the application for and issuance of and presentation of drafts with respect to any of the Letters of Credit, even if it should prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit or the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Lenders or the Agent, including, without limitation, any Government Acts. None of the foregoing shall affect, impair or prevent the vesting of any of the Agent's rights or powers under this SECTION 3A.9.

          (c) EXONERATION. In furtherance and extension, and not in limitation, of the specific provisions set forth above, any action taken or omitted by the Agent or BOA under or in connection with any of the Letters of Credit or any related certificates, if taken or omitted in good faith, shall not put any Lender or the Agent under any resulting liability to any Borrower or relieve any Borrower of any of its obligations hereunder to any such Person.

          3A.10      SUPPORTING LETTER OF CREDIT; CASH COLLATERAL.  If,
notwithstanding the provisions of SECTION 3A.2(b) or SECTION 3B.2(b), any Letter of Credit or Banker's Acceptance is outstanding upon the termination of this Agreement, then upon such termination, or upon the occurrence of an Event of Default, the Borrowers shall, promptly on demand by the Agent, deposit with the Agent, for the ratable benefit of the Secured Creditors, with respect to each Letter of Credit or Banker's Acceptance then outstand-ing, as the Agent shall specify, either (a) a standby letter of credit (a "Supporting Letter of Credit") in form and substance satisfactory to the Agent, issued by an issuer reasonably satisfactory to the Agent in an amount equal to the face amount of such Banker's Acceptance or the greatest amount for which such Letter of Credit may be drawn, as the case may be, under which Supporting Letter of Credit the Agent is entitled to draw amounts necessary to reimburse the Agent and the Lenders for payments made by the Agent and the Lenders under such Letter of Credit or such Banker's Acceptance, as the case may be, or under any reimbursement or guaranty agreement with respect thereto, or (b) cash in amounts necessary to reimburse the Agent and the Lenders for payments made by the Agent and the Lenders under such Letter of Credit or

       EX-10.26-41

such Banker's Acceptance, as the case may be, or under any reimbursement or guaranty agreement with respect thereto. Such Supporting Letter of Credit or deposit of cash shall be held by the Agent for the benefit of the Secured Creditors, as security for, and to provide for the payment of, any outstanding Letter of Credit Reimbursement Obligations and Banker's Acceptance Reimbursement Obligations. In addition, the Agent may at any time apply any or all of such cash collateral to the payment of any or all of the Obligations then due and payable. If the Agent elects, in its reasonable discretion, to invest any cash collateral, any commissions, expenses and penalties incurred by the Agent in connection with any invest-ment and redemption of such cash collateral shall be Obligations hereunder secured by the Collateral, shall bear interest at the Reference Rate and shall be charged to one or more accounts established by the Agent on its books in the Borrowers' names (each, a "Loan Account"), or, at the Agent's option, shall be paid out of the proceeds of any interest earned and received by the Agent from the investment of such cash collateral as provided herein or out of such cash collateral itself. The Agent makes no representation or warranty as to, and shall not be responsible for, the rate of return earned on any cash collateral. The Agent and Borrower shall agree in writing what amounts constitute cash collateral and interest shall accrue only on such amounts. Any interest accruing on such cash collateral shall be held as additional cash collateral on the terms set forth in this
SECTION 3A.10.

          3B.  BANKER'S ACCEPTANCE SUBFACILITY.

          3B.1 AGREEMENT TO ISSUE. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of each of the Borrowers herein set forth, the Agent hereby agrees to cause BOA to issue for the account of any Borrower, or if BOA is not acceptable to the beneficiary thereof, the Agent agrees to cause to be issued for the account of any Borrower by an issuer reasonably satisfactory to such beneficiary, one or more Banker's Acceptances in accordance with this
ARTICLE 3B, from time to time during the period commencing on the Effective Date and ending on the date of termination of this Agreement pursuant to
SECTION 13.1.

          3B.2 AMOUNTS; TENOR. BOA shall not have any obligation to issue, and the Agent shall not have any obligation to cause to be issued, any Banker's Acceptance at any time:

          (a) if, after giving effect to the issuance of the requested Banker's Acceptance, (i) the aggregate Banker's Acceptance Obligations of all Borrowers would exceed the Banker's Acceptance Subfacility then in effect, or (ii) the sum of the aggregate Banker's Acceptance Obligations of all Borrowers, PLUS the aggregate principal amount of the Revolving Loans outstanding, PLUS the aggregate Letter of Credit Obligations, would exceed the Aggregate Maximum Revolver Amount, or the sum of the Banker's Acceptance Obligations of a Borrower, PLUS the aggregate principal amount of the Revolving Loans outstanding to such Borrower, PLUS the Letter of Credit Obligations of a Borrower, would exceed such Borrower's Maximum Revolver Amount; or

          (b) if the draft to which such Banker's Acceptance relates has a maturity in excess of 180 days after the date of issuance thereof.

          3B.3 CONDITIONS. In addition to being subject to the satisfaction of the conditions precedent contained in ARTICLE 11, the obligation of the

       EX-10.26-42

Agent to cause to be issued any Banker's Acceptance is subject to the following conditions precedent having been satisfied in a manner satisfactory to the Agent:

          (a) GDT, on behalf of the Borrower requesting the Banker's Acceptance, shall have delivered to the proposed accepting institution at such times and in such manner as the proposed accepting institution may prescribe an application in form and substance satisfactory to the proposed accepting institution for the issuance of the Banker's Acceptance, a Banker's Acceptance Agreement and such other documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Banker's Acceptance shall be satisfactory to the Agent and the proposed accepting institution;

          (b) as of the date of issuance, no order of any court, arbitrator or Public Authority having jurisdiction or authority over the proposed accepting institution shall purport by its terms to enjoin or restrain money center banks generally from issuing banker's acceptances of the type and in the amount of the proposed Banker's Acceptance, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Public Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed accepting institution refrain from, the issuance of banker's acceptances generally or the issuance of such Banker's Acceptance; and

          (c) GDT, on behalf of the Borrower requesting the Banker's Acceptance, shall have appointed the Agent as its attorney, with full power and authority: (i) to sign and/or endorse such Borrower's name upon any warehouse or other receipts or Banker's Acceptance applications; (ii) to sign such Borrower's name on bills of lading; (iii) to clear Inventory through U.S. Customs in such Borrower's name or the name of the Agent, and to sign and deliver to U.S. Customs officials powers of attorney in such Borrower's name for such purpose; (iv) to complete in Borrower's name or Agent's name any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof; and (v) to do such other acts and things as are necessary to carry out the terms of this Agreement in order to enable Agent to obtain payment of all Obligations. In addition, such Borrower will, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent, on behalf of the Lenders, holds a security interest to deliver them to Agent and/or subject to Agent's order, and if they shall come into the possession of Borrower, Borrower will hold them in trust as trustee for Agent, and Borrower will immediately deliver them to Agent in their original form, together with any necessary endorsements thereto.

          3B.4 ISSUANCE OF BANKER'S ACCEPTANCES.

          (a) REQUEST FOR ISSUANCE. GDT, on behalf of the Borrower requesting the Banker's Acceptance, shall give the Agent written notice no later than six (6) Business Days prior to the proposed date of issuance of the Banker's Acceptance, containing the original signature of an authorized

       EX-10.26-43

officer of GDT, on behalf of such Borrower, of such Borrower's request for the issuance of a Banker's Acceptance. Such notice shall be irrevocable and shall specify the Borrower for whose account such Banker's Acceptance is to be issued, the face amount of the instrument to which the requested Banker's Acceptance relates, the effective date (which date shall be a Business Day) of issuance of such requested Banker's Acceptance, the maturity date of such requested Banker's Acceptance (which date shall be a Business Day), the purpose for which such Banker's Acceptance is to be issued, and the beneficiary of the instrument to which the requested Banker's Acceptance relates.

          (b) RESPONSIBILITIES OF THE AGENT; ISSUANCE. The Agent shall determine, as of the Business Day immediately preceding the requested effective date of issuance of the Banker's Acceptance set forth in the notice from GDT, on behalf of the Borrower requesting the Banker's Acceptance pursuant to SECTION 3B.4(a), the amount of the unused Banker's Acceptance Subfacility, such Borrower's Availability and Aggregate Availability as of such date. If (i) the terms of the proposed Banker's Acceptance are acceptable to the Agent in its reasonable discretion, (ii) the face amount of the requested Banker's Acceptance is less than or equal to each of such unused Banker's Acceptance Subfacility, Aggregate Availability and such Borrower's Availability, and (iii) the Agent has received a certificate from GDT, on behalf of the Borrower requesting the Banker's Acceptance, stating that the applicable conditions set forth in
Article 11 have been satisfied, then the Agent shall issue or cause to be issued such Banker's Acceptance for the account of such Borrower.

          3B.5 BANKER'S ACCEPTANCE REIMBURSEMENT OBLIGATIONS; DUTIES OF
ISSUER.

          (a) REIMBURSEMENT. Notwithstanding any provisions to the contrary in any Banker's Acceptance Agreement, the Borrower requesting a Banker's Acceptance shall reimburse BOA or any other accepting institution for any payments made by BOA or such other accepting institution under such Banker's Acceptance in accordance with its terms immediately after the payment by BOA or such other accepting institution. Any payments made by BOA or such other accepting institution under a Banker's Acceptance not reimbursed when due under the terms of such Banker's Acceptance or the Banker's Acceptance Agreement pertaining thereto shall bear interest, payable on demand, at the Reference Rate until BOA or such other accepting institution is reimbursed in full.

          (b) DUTIES OF ISSUER. Any action taken or omitted to be taken by BOA or any other accepting institution under or in connection with any Banker's Acceptance, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put BOA or such other accepting institution under any resulting liability to any Lender, or, assuming that BOA or such other accepting institution has complied with the procedures specified in SECTION 3B.4, relieve any Lender of its obligations hereunder to BOA or such other accepting institution.

          3B.6 PARTICIPATIONS.

          (a) PURCHASE OF PARTICIPATIONS. Immediately upon issuance by BOA or any other accepting institution in accordance with SECTION 3B.4, each Lender shall be deemed to have irrevocably and unconditionally purchased and received without recourse or warranty, an undivided interest and participation in (i) in the case of a Banker's Acceptance issued by BOA, such

       EX-10.26-44

Banker's Acceptance, equal to such Lender's Pro Rata Share of the face amount thereof, or (ii) in the case of a Banker's Acceptance issued by an accepting institution other than BOA, the Agent's guaranty or reimbursement obligations to such accepting institution in connection with the issuance of such Banker's Acceptance, equal to such Lender's Pro Rata Share of the face amount of such Banker's Acceptance (including, without limitation, in either case, all obligations of the Borrower requesting the Banker's Acceptance with respect thereto, other than amounts owing to BOA or any other accepting institution under SECTION 3B.8(b), and any security therefor or guaranty pertaining thereto).

          (b) SHARING OF BANKER'S ACCEPTANCE PAYMENTS. In the event that BOA or any other accepting institution pays the face amount of the draft to which any Banker's Acceptance relates pursuant to the terms thereof, and BOA or such other accepting institution shall not have been repaid such amount pursuant to SECTION 3B.7, the Agent shall notify each Lender, and each Lender shall unconditionally pay to the Agent for the account of BOA or such other accepting institution, as and when provided hereinbelow, an amount equal to such Lender's Pro Rata Share of the amount of such payment in Dollars and in same day funds. If the Agent so notifies the Lenders by not later than 11:00 a.m. (New York time) on any Business Day, each Lender shall make available to the Agent the amount of such payment, as provided in the immediately preceding sentence, on such Business Day. If the Agent so notifies the Lenders after 11:00 a.m. (New York time) on any Business Day, each Lender shall make available to the Agent the amount of such payment, as provided in the second preceding sentence, together with interest thereon at the Federal Funds Rate, by not later than 11:00 a.m. (New York time) on the next Business Day. Such amounts paid by the Lenders to the Agent shall constitute Revolving Loans which shall be deemed to have been requested by the Borrower for whose account the Banker's Acceptance was issued pursuant to SECTION 2.1.

          (c) SHARING OF REIMBURSEMENT OBLIGATION PAYMENTS. Whenever the Agent receives a payment from a Borrower for whose account a Banker's Acceptance was issued on account of a Banker's Acceptance Reimbursement Obligation as to which the Agent has previously received for the account of BOA or such other accepting institution payment from a Lender pursuant to this SECTION 3B.6, the Agent shall promptly pay to such Lender, such Lender's Pro Rata Share of such payment from such Borrower in Dollars.
Each such payment shall be made by the Agent on the Business Day on which the Agent receives immediately available funds paid to such Person pursuant to the immediately preceding sentence, if received prior to 11:00 a.m. (New York time) on such Business Day and otherwise on the next succeeding Business Day.

          (d) DOCUMENTATION. Upon the request of any Lender, the Agent shall furnish to such Lender copies of any draft to which a Banker's Acceptance relates, any Banker's Acceptance Agreement, any application for any Banker's Acceptance and any guaranty in connection with the issuance of any Banker's Acceptance by an accepting institution other than BOA to which the Agent is party and such other documentation as may reasonably be requested by such Lender.

          (e) OBLIGATIONS IRREVOCABLE. The obligations of each Lender to make payments to the Agent with respect to any Banker's Acceptance or with respect to any guaranty or reimbursement obligation of the Agent with respect to a Banker's Acceptance, and the obligations of each Borrower to make payments to the Agent, for the account of the Lenders, shall be irrevocable, not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement (assuming, in the

       EX-10.26-45

case of the obligations of the Lenders to make such payments, that the Agent has caused such Banker's Acceptance to be issued in accordance with
SECTION 3B.4), including, without limitation, any of the following circumstances:

          (i) Any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

          (ii) The existence of any claim, set-off, defense or other right which any Borrower may have at any time against the payee of any Banker's Acceptance or any holder of any Banker's Acceptance (or any Person for whom any such holder may be acting), any Lender, BOA, any accepting institution other than BOA, or any other Person, whether in connection with this Agreement, any Banker's Acceptance, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between any Borrower or any other Person and the beneficiary of any Banker's Acceptance) or any failure of the Agent to notify a Lender of the issuance of a Banker's Acceptance;

          (iii) The surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

          (iv)  The occurrence of any Default or Event of Default.

          3B.7 PAYMENT OF BANKER'S ACCEPTANCE REIMBURSEMENT OBLIGATIONS.

          (a) PAYMENT TO ISSUER. The Borrowers agree, jointly and severally, to pay to the Agent, in the case of a Banker's Acceptance issued by BOA, or such accepting institution, in the case of a Banker's Acceptance issued by an accepting institution other than BOA, the amount of all Banker's Acceptance Reimbursement Obligations and other amounts payable to BOA or such other accepting institution under or in connection with any Banker's Acceptance immediately when due, irrespective of any claim, set-off, defense or other right which any Borrower may have at any time against BOA or such other accepting institution or any other Person.

          (b) RECOVERY OR AVOIDANCE OF PAYMENTS. In the event any payment by or on behalf of any of the Borrowers received by the Agent with respect to any Banker's Acceptance (or any guaranty or reimbursement obligation relating thereto) and distributed by the Agent to the Lenders on account of their respective participations therein is thereafter set aside, avoided or recovered from the Agent or BOA in connection with any receivership, liquidation or bankruptcy proceeding, the Lenders shall, upon demand by the Agent, pay to the Agent, for its account or the account of BOA, their respective Pro Rata Shares of such amount set aside, avoided or recovered together with interest at the rate required to be paid by the Agent or BOA upon the amount required to be repaid by it.

          3B.8 COMPENSATION FOR BANKER'S ACCEPTANCES.

          (a) BANKER'S ACCEPTANCE FEES. The Borrowers jointly and severally agree to pay to the Agent with respect to each Banker's
Acceptance, for the account of each Lender, the Banker's Acceptance Fee in accordance with the terms of SECTION 4.4A.

          (b) ACCEPTING INSTITUTION FEES AND CHARGES. The Borrowers jointly and severally agree to pay to the Agent, for the account of the

       EX-10.26-46

accepting institution with respect to any Banker's Acceptance (whether BOA or another accepting institution), solely for such accepting institution's account, such fees and other charges as are charged by BOA or such other accepting institution for banker's acceptances issued by it, including, without limitation, its standard fees for issuing, administering, paying and cancelling banker's acceptances, as and when assessed.

          3B.9 INDEMNIFICATION; EXONERATION.

          (a) INDEMNIFICATION. In addition to amounts payable as elsewhere provided in this ARTICLE 3B, the Borrowers jointly and severally agree to protect, indemnify, pay and save the Lenders and the Agent harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) which any Lender or the Agent may incur or be subject to as a consequence, directly or indirectly, of (i) the issuance of any Banker's Acceptance other than, in the case of BOA (or, if any other Lender shall be the accepting institution with respect to any Banker's Acceptance, such other Lender), as a result of its gross negligence or willful misconduct, as determined by a court of competent jurisdiction, or (ii) the failure of BOA to pay the face amount of the obligation to which any Banker's Acceptance relates as a result of any Government Act.

          (b) ASSUMPTION OF RISK BY THE BORROWERS. As among the Borrowers, the Lenders and the Agent, the Borrowers assume all risks of the acts and omissions of, or misuse of any of the Banker's Acceptances by, the respective holders of such Banker's Acceptances. In furtherance and not in limitation of the foregoing, subject to the provisions of the applications for the issuance of Banker's Acceptances, the Lenders and the Agent shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any Person in connection with the application for and issuance of instruments with respect to any of the Banker's Acceptances, even if it should prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any transfer or assignment or purported transfer or assignment of any Banker's Acceptance or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (iv) errors in interpretation of technical terms; (v) any loss or delay in the transmission or otherwise of any payment under a Banker's Acceptance; (vi) the misapplication by the beneficiary of any Banker's Acceptance or the proceeds of any payment under such Banker's Acceptance; or (vii) any consequences arising from causes beyond the control of the Lenders or the Agent, including, without limitation, any Government Acts. None of the foregoing shall affect, impair or prevent the vesting of any of the Agent's rights or powers under this SECTION 3B.9.

          (c) EXONERATION. In furtherance and extension, and not in limitation, of the specific provisions set forth above, any action taken or omitted by the Agent or BOA under or in connection with any of the Bankers Acceptances, if taken or omitted in good faith, shall not put any Lender or the Agent under any resulting liability to any Borrower or relieve any Borrower of any of its obligations hereunder to any such Person.

       EX-10.26-47

          4.   INTEREST AND FEES.

          4.1 INTEREST. (a) The Borrowers agree, jointly and severally, to pay the Agent for the account of the Lenders interest on the unpaid principal balance of the (i) Reference Rate Loans at a fluctuating per annum rate equal to one percent (1.0%) PLUS the Reference Rate and (ii) Eurodollar Rate Loans at a fluctuating per annum rate equal to two and one-half percent (2.5%) PLUS the applicable Eurodollar Rate. Each change in the Reference Rate shall be reflected in the foregoing interest rate as of the effective date of such change. Interest charges (whether in respect of Loans, Letters of Credit or Banker's Acceptances) shall be computed on the basis of a year of 360 days and actual days elapsed and will be payable to the Lenders on each applicable Interest Payment Date, in the case of Loans, and as otherwise provided herein, in the case of Letters of Credit and Banker's Acceptances.

          (b)  Notwithstanding anything to the contrary contained in
SECTION 4.1(a), if any Default or Event of Default occurs, then, while any such Default or Event of Default is continuing, the Obligations will bear interest at the Default Rate applicable thereto.

          4.2 MAXIMUM INTEREST RATE. In no event shall any interest rate exceed the maximum rate permissible for corporate borrowers by applicable law (the "Maximum Rate"). If, in any month, any interest rate, absent such limitation, would have exceeded the Maximum Rate, then the interest rate for that month shall be the Maximum Rate, and, if in future months, that interest rate would otherwise be less than the Maximum Rate, then that interest rate shall remain at the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate. In the event that, upon payment in full of the Obligations under this Agreement, the total amount of interest paid or accrued under the terms of this Agreement is less than the total amount of interest which would have been paid or accrued if the interest rates set forth in this Agreement had at all times been in effect, then the Borrowers jointly and severally agree, to the extent permitted by applicable law, to pay to the Lenders an amount equal to the difference between (a) the lesser of (i) the amount of inter-

est which would have been charged if the Maximum Rate had, at all times, been in effect or (ii) the amount of interest which would have accrued had the interest rates set forth in this Agreement, at all times, been in effect and (b) the amount of interest actually paid or accrued under this Agreement. In the event that the Agent and/or Lenders receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall be applied to the reduction of the principal balance of the Obligations, in the inverse order of maturity, and any funding indemnities in connection therewith under SECTION 4.8, and, if no such principal or such funding indemnity is then outstanding, such excess or part thereof remaining shall be paid to the Borrowers.

          4.3 CLOSING FEES. In connection with the establishment of the Commitments, in consideration of the making of Loans under this Agreement and in order to compensate the Agent for costs and expenses (other than expenses for which the Borrowers have agreed to reimburse the Agent or the Lenders or both) associated with structuring, processing, approving, closing and monitoring the Loans, the Borrowers jointly and severally agree to pay to the Agent on the Effective Date, for the account of the Lenders, a non-refundable closing fee (the "Closing Fee") in the amount of $1,500,000, of which amount the Borrower has heretofore paid the Agent $100,000.

       EX-10.26-48
          4.4 LETTER OF CREDIT FEE. In connection with the establishment of the L/C Subfacility, the Borrowers jointly and severally agree to pay to the Agent, for the benefit of the Lenders, for each Letter of Credit, a fee ("Letter of Credit Fee") equal to one and one-half percent (1.50%) per annum of the undrawn face amount of each such Letter of Credit, in addition to all out-of-pocket costs, fees and expenses incurred by the Lenders or the Agent in connection with the application for issuance of or amendment to any Letter of Credit. The Letter of Credit Fee shall be payable in advance (i) upon the issuance of each Letter of Credit for the number of days remaining in the month during which such Letter of Credit was issued and (ii) thereafter, monthly, on the first day of each month or part thereof during which each such Letter of Credit remains outstanding. The Letter of Credit Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed.

          4.4A BANKER'S ACCEPTANCE FEES. In connection with the establishment of the Banker's Acceptance Subfacility, the Borrowers jointly and severally agree to pay to the Agent monthly, for the benefit of the Lenders, for each Banker's Acceptance, a fee ("Banker's Acceptance Fee"), equal to two and one-half percent (2.50%) per annum of the face amount of each Banker's Acceptance issued pursuant to this Agreement. In addition, the Borrowers jointly and severally agree to pay to the Agent for the account of a Lender or the Agent, as the case may be, all associated charges (including without limitation any charges associated with the discount of any Banker's Acceptance) incurred by such Lender or the Agent, as the case may be, in connection therewith. The Banker's Acceptance Fee shall be payable monthly in arrears on the first day of each month following the month during which any Banker's Acceptance remains outstanding. The Banker's Acceptance Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed.

          4.5 COMMITMENT FEE. In connection with and as consideration for holding available for the use of the Borrowers under this Agreement the unused Aggregate Maximum Revolver Amount, the Maximum Revolver Amount and the Term Loan Commitment, the Borrowers jointly and severally agree to pay to the Agent, for the account of each Lender, a facility fee ("Facility Fee") accruing at the rate of one-half of one percent (.50%) per annum from and after the Effective Date until the Revolving Credit Termination Date, upon the average daily amount of the difference, if any, of (i) (x) the amount of such Lender's Commitment MINUS (y) an amount equal to the amount of reserves established by the Agent multiplied by such Lender's Pro Rata Share, MINUS (ii) such Lender's Pro Rata Share of the daily average outstanding amount of Term Loans (or, if greater, such Lender's Pro Rata Share of $50,000,000) PLUS such Lender's Pro Rata Share of the daily average outstanding amount of Revolving Loans PLUS the daily average face amount of all issued and outstanding Letters of Credit and Banker's Acceptances. All Facility Fees shall be payable monthly, in arrears, on the first Business Day of each calendar month beginning after the Effective Date. All Facility Fees shall be calculated on the basis of a year of 360 days and actual days elapsed.

          4.6 INCREASED CAPITAL; INCREASED COSTS. (a) If any Lender determines that compliance with any law or regulation or with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) applicable to banks organized under the laws of the United States of America or any political subdivision thereof, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Commitment, its making or maintaining Loans or issuing Letters of Credit or Banker's Acceptances hereunder below the rate

       EX-10.26-49

which the Lender or such other corporation could have achieved but for such compliance (taking into account the policies of such Lender or such corporation with regard to capital), then the Borrowers agree, jointly and severally, from time to time, upon demand by such Lender (with a copy of such demand to the Agent), immediately to pay to such Lender or other corporation, an additional amount sufficient to compensate such Lender or such other corporation for such reduction.

          (b) If any law, treaty, order, directive, rule or regulation adopted, issued or becoming effective after the Effective Date or any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof (in any case, whether or not having the force of law) or compliance by the Agent, any issuer of a Letter of Credit or Banker's Acceptance or any Lender with respect thereto from that in effect as of the Effective Date shall either (i) impose, modify or deem applicable any reserve (other than any reserve factored into the Eurodollar Reserve Percentage with respect to a Eurodollar Rate Loan), special deposit or similar requirement against loans, letters of credit or banker's acceptances generally, or participation in any of the foregoing or (ii) impose on the Agent, such issuer or such Lender any other condition regarding loans, letters of credit or banker's acceptances generally, or participation in any of the foregoing, and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase the cost to the Agent, such issuer or such Lender of issuing or maintaining, or, in the case of such Lender, having a participation in, Letters of Credit or Banker's Acceptances, or making or maintaining, or in the case of such Lender, having a participation in, any Loans, then, upon demand by the Agent, such issuer or such Lender (with a copy to the Agent in the case of any demand by any such issuer or by any such Lender), the Borrowers, jointly and severally, shall promptly pay to the Agent for the benefit of the Agent, such issuer or such Lender from time to time as specified by the Agent, such issuer or such Lender (with a copy to the Agent if so specified by any such issuer or by any such Lender), additional amounts which shall be sufficient to compensate the Agent, such issuer or such Lender for such increased cost.

          (c) If any law, treaty, order, directive, rule or regulations shall be adopted, issued or become effective after the Effective Date or if any change in any law, treaty, order, directive, rule or regulation from that in effect on the Effective Date or in the interpretation thereof by any governmental or other regulatory authority charged with the administration thereof (in any case, whether or not having the force of law) and including in any event, all risk-based capital guidelines heretofore adopted by the Comptroller of the Currency, the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or any other banking regulatory agency, domestic or foreign, to the extent that any provision contained therein does not have to be complied with as of the date hereof, shall, or if the compliance by the Agent, any issuer of a Letter of Credit or Banker's Acceptance or any Lender with any guideline or request from any central bank or other governmental authority, shall affect or would affect the amount of capital required or expected to be maintained by the Agent, such issuer or such Lender or any affiliate of the Agent, such issuer or such Lender, and the Agent, such issuer or such Lender determines that the amount of such capital is increased by or based upon the existence of loans, banker's acceptances or letters of credit generally, or participation in any of the foregoing (or similar contingent obligations), then, upon demand by the Agent, such issuer or such Lender, as the case may be (with a copy to the Agent in the case of any demand by such issuer or by any such Lender), the

       EX-10.26-50

Borrowers, jointly and severally, shall pay to the Agent for the benefit of the Agent, such issuer or such Lender from time to time such additional amounts as may be specified by the Agent, such issuer or such Lender as may be sufficient to compensate it in light of such circumstances, to the extent that the Agent, such issuer or such Lender determines such increase in capital to be allocable to the issuance or maintenance of the Banker's Acceptances or Letters of Credit, or, in the case of such Lender, to its participation in the Letters of Credit or Banker's Acceptance, or to the making or maintenance, or in the case of such Lender, to its participation in, any Loans.

          (d) A certificate as to the calculation of any amounts payable by the Borrowers pursuant to this SECTION 4.6 shall be submitted to GDT, on behalf of the Borrowers, by the Agent or any affected Lender and shall, absent manifest error, be conclusive and binding for all purposes. Each Lender agrees promptly to notify GDT and the Agent, and the Agent, if and to the extent it claims any amounts under this SECTION 4.6, agrees promptly to notify GDT, of any circumstances that would cause the Borrowers to pay additional amounts pursuant to this SECTION 4.6; PROVIDED that the failure to give such notice shall not affect the Borrower's obligations to pay such additional amounts as otherwise provided herein.

          4.7 FEES NOT INTEREST; FULLY EARNED. All fees are for compensation for services and are not, and shall not be deemed to be, interest or a charge for the use of money. The fees provided for in SECTIONS 4.3, 4.4, 4.4A and 4.5 shall be fully earned when due and payable, and no such fee shall be refundable or rebatable by reason of any prepayment, acceleration upon an Event of Default or any other circumstance.

          4.8 FUNDING INDEMNITIES. The Borrowers will jointly and severally indemnify the Agent and each Lender (including, without limitation, BankAmerica in respect of BA Revolving Loans) against, and on demand reimburse each Lender, BankAmerica and the Agent for, any loss, premium, penalty or expense which such Lender, BankAmerica or the Agent may pay or incur (including, without limitation, any loss or expense incurred by reason of the relending, depositing or other employment of funds acquired by such Lender, BankAmerica or the Agent to fund a Eurodollar Rate
Loan) as a result of (i) any prepayment or repayment of a Eurodollar Rate Loan on a date prior to the last day of the Interest Period applicable thereto or (ii) any failure by any Borrower to borrow any Eurodollar Rate Loan on a date specified therefor in a Notice of Borrowing, except to the extent such failure results from a default by such Lender, BankAmerica or the Agent in making the requisite funds available to any Borrower hereunder, or to convert any Reference Rate Loan to a Eurodollar Rate Loan or continue a Eurodollar Rate Loan as such on a date specified therefor in a Notice of Conversion/Continuation. Each Lender, BankAmerica and/or the Agent, as the case may be, shall furnish GDT with a certificate setting forth the basis for determining any additional amount to be paid to it hereunder, and such certificate shall be conclusive, absent manifest error, as to the contents thereof.

          4.9 ILLEGALITY. (a) If, after the date of this Agreement, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority shall, in the opinion of counsel to any Lender, BankAmerica or the Agent, make it unlawful for such Lender, BankAmerica or the Agent to make or maintain any Eurodollar Rate Loan, then such Lender, BankAmerica or the Agent may, by notice to the Borrower and, in the case of any notice by a Lender or

       EX-10.26-51

BankAmerica, the Agent, declare that such Eurodollar Rate Loan shall be due and payable. The Borrowers shall repay any Eurodollar Rate Loan declared so due and payable in full on the last day of the Interest Period applicable thereto, unless such Eurodollar Rate Loan is required by law to be sooner repaid, in which case the Borrowers shall repay such Eurodollar Rate Loan on the date required by law. Repayment shall, in any case, be made together with accrued interest and any additional amount owing under
SECTION 4.6 hereof. Each Lender, BankAmerica or the Agent will promptly notify the Borrower of any event of which such Lender, BankAmerica and/or the Agent, as the case may be, has knowledge which will entitle it to prepayment pursuant to this SECTION 4.9(a); PROVIDED that the failure to give such notice shall not affect the Borrowers' obligations to pay any amount required hereunder as provided herein.

          (b) If any Borrower is required as provided in SECTION 4.9(a) above to prepay any Eurodollar Rate Loan prior to the last day of the Interest Period applicable thereto, the Agent shall have the right, but not the obligation, to convert such Eurodollar Rate Loan to a Reference Rate Loan in the amount of such prepayment and shall, promptly after such conversion, notify the affected Lender or BankAmerica, as the case may be, and GDT of such conversion. Such Reference Rate Loan shall be considered to be part of the same Borrowing as the Eurodollar Rate Loan that was prepaid and the Borrowers shall jointly and severally be obligated to repay the principal of and interest on such Reference Rate Loan at the same time or times as required for the other Eurodollar Rate Loans comprising such Borrowing.

          (c) If, after the date of this Agreement, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority shall, in the opinion of counsel to any Lender, BankAmerica or the Agent, make it unlawful for such Lender, BankAmerica or the Agent to issue or maintain any portion of a Letter of Credit or Banker's Acceptance, then such Lender, BankAmerica or the Agent may notify GDT and, in the case of any notice given by a Lender or BankAmerica, the Agent of such illegality. Notwithstanding anything to the contrary contained in the Agreement, neither BankAmerica, the Agent nor any Lender shall be under any obligation to issue any Letter of Credit or Banker's Acceptance unless BankAmerica, the Agent or such Lender, as the case may be, determines in its sole discretion that the circumstances giving rise to such illegality no longer exist.

          4.10 UNAVAILABILITY OF EURODOLLAR RATE LOANS. If, with respect to any Borrowing consisting of Eurodollar Rate Loans requested on behalf of any Borrower, the Agent or the Majority Lenders shall have determined in good faith (which determination shall, save for manifest error, be conclusive and binding upon the Borrowers) that (a) deposits of sufficient amount and maturity for funding such Borrowing are not available to the Lenders in the relevant market in the ordinary course of business or (b) by reason of circumstances affecting the relevant market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to such Borrowing, then (i) the Agent shall promptly give notice thereof to GDT, (ii) the notice requesting such Borrowing shall, unless GDT otherwise notifies the Agent, automatically be amended to request a Reference Rate Loan instead of a Eurodollar Rate Loan and (iii) no Lender shall be under any obligation to make additional Eurodollar Rate Loans to any Borrower, unless and until the Agent shall have notified GDT that Eurodollar Rate Loans are again available hereunder.

       EX-10.26-52

          4.11 TAXES. (a) Subject to SECTIONS 4.11(b) and 4.11(c), each payment or prepayment hereunder and under the other Loan Documents shall be made without set-off or counterclaim and free and clear of, and without deduction for, any present or future withholding or other taxes, duties or charges and all liabilities with respect thereto, of any nature imposed on such payments or prepayments by or on behalf of any government or any political subdivision or agency thereof or therein, except for Excluded Taxes (all such taxes, levies, duties, imposts, deductions, charges and liabilities, except Excluded Taxes, being hereinafter referred to as "Taxes"). If any such Taxes are so levied or imposed on any payment or prepayment to any Lender or the Agent or paid by such Lender or the Agent, the Borrowers will make additional payments to the Agent in such amounts as may be necessary so that the net amount received by such Lender or the Agent after withholding or deduction for or on account of such Taxes, including deductions applicable to additional sums payable under this
SECTION 4.11(a) (other than Excluded Taxes), will be equal to the amount provided for herein. Whenever any Taxes are payable by the Borrowers with respect to any payments or prepayments hereunder, GDT, on behalf of the Borrowers, shall furnish promptly to the Agent for the account of the applicable Lender official receipts (to the extent that the relevant governmental authority delivers such receipts) evidencing payments of any such Taxes so withheld or deducted. If the Borrowers fail to pay any such Taxes when due to the appropriate taxing authority or fail to remit to the Agent for the account of the applicable Lender or the Agent, as applicable, the required receipts evidencing payment of any such Taxes so withheld or deducted, the Borrowers shall jointly and severally indemnify the affected Lender or the Agent, as applicable, for any incremental Taxes and any incremental Excluded Taxes or interest or penalties that may become payable by such Lender or the Agent, as applicable, as a result of any such failure.

          (b) (i) Except as provided in SECTION 4.11(b)(ii) below, each Lender that is not a "United States person" (as such term is defined in Section 7701(a)(30) of the Code) shall submit to GDT, on behalf of the Borrowers, and the Agent on or before the Effective Date (or, in the case of a Person that becomes a Lender after the Effective Date by assignment, promptly upon such assignment), two duly completed and signed copies of either (1) Form 1001 of the United States Internal Revenue Service entitling such Lender to a complete exemption from withholding for all amounts to be received by such Lender pursuant to this Agreement or (2) Form 4224 of the United States Internal Revenue Service relating to all amounts to be received by such Lender pursuant to this Agreement. Each such Lender shall, from time to time after submitting either such form, submit to GDT, on behalf of the Borrowers, and the Agent such additional duly completed and signed copies of one or the other such forms (or such successor forms or other documents as shall be adopted from time to time by the relevant United States taxing authorities) as may be (1) reasonably requested in writing by GDT, on behalf of the Borrowers, or the Agent and
(2) appropriate under then current United States law or regulations to avoid United States withholding taxes on payments in respect of any amounts to be received by such Lender pursuant to this Agreement. Upon the reasonable request of GDT, on behalf of the Borrowers, or the Agent, each Lender that has not provided the forms or other documents, as provided above, on the basis of being a United States person shall submit to GDT, on behalf of the Borrowers, and the Agent a certificate to the effect that it is such a "United States person."

               (ii) If any Lender which is not a "United States person" determines that it is unable to submit to GDT, on behalf of the Borrowers, or the Agent any form or certificate that such Lender is requested to submit

       EX-10.26-53

pursuant to the preceding paragraph, or that it is required to withdraw or cancel any such form or certificate, or that any such form or certificate previously submitted has otherwise become ineffective or inaccurate, such Lender shall promptly notify GDT, on behalf of the Borrowers, and the Agent of such fact.

               (iii) Except as provided in SECTION 4.11(c) below, the Borrowers shall not be required to pay any additional amount in respect of Taxes to any Lender if and only to the extent that (A) such Lender is subject to such Taxes (in such case, only to the extent of the tax rate then in effect) on the date this Agreement is executed by such Lender (or in the case of a Person that becomes a Lender after the Effective Date by assignment, on the date of such assignment) or would be subject to such Taxes on such date if a payment hereunder had been received by it on such date; (B) such Lender becomes subject to such Taxes subsequent to the date referred to in clause (A) above as a result of a change in the circumstances of such Lender, other than a change in applicable law (including without limitation an increase in any applicable tax rate), including without limitation a change in the residence, place of incorporation or principal place of business of the Lender, a change in the branch or lending office of the Lender participating in the transactions set forth herein or as a result of the sale by the Lender of participating interests in such Lender's creditor position(s) hereunder; PROVIDED, HOWEVER, that the Borrowers will be jointly and severally required to pay any additional amount in respect of Taxes to any Lender to the extent that after a change in the circumstances (as described above) of such Lender a subsequent change in any applicable law results in an additional amount that such Lender is subject to with respect to Taxes; or (C) such Taxes would not have been incurred but for the failure of such Lender to file with the appropriate tax authorities and/or provide to GDT, on behalf of the Borrowers, or the Agent any form or certificate that it was required so to do pursuant to this SECTION 4.11(b) and entitled so to do under applicable law.

          (c) In addition, the Borrowers agree, jointly and severally, to pay any present or future stamp or documentary taxes, any intangibles tax or any other sales, excise or property taxes, charges or similar levies now or hereafter assessed that arise from and are attributable to the execution, delivery of, or otherwise with respect to, this Agreement or the other Loan Documents and any and all recording fees relating to any Loan Documents securing the Obligations (hereinafter referred to as "Other Taxes").

          (d) The Borrowers will, jointly and severally, indemnify and pay to each Lender and the Agent the full amount of Taxes or Other Taxes which the Borrowers are required to pay to any Lender or the Agent pursuant to this SECTION 4.11, including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this SECTION
4.11 duly paid or payable by such Lender or the Agent and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Indemnification payments shall be made within 30 days from the date such Lender or the Agent makes written demand therefor.

          (e) Without prejudice to the survival of any other agreements of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this SECTION 4.11 shall survive the payment in full of principal and interest hereunder indefinitely.

       EX-10.26-54

          5.   PAYMENTS AND PREPAYMENTS.

          5.1 REVOLVING LOANS. The Borrowers jointly and severally agree to repay the outstanding principal balance of the Revolving Loans, PLUS all accrued but unpaid interest thereon, PLUS all accrued but unpaid fees payable pursuant to ARTICLE 4, on the Termination Date. The Borrowers may prepay Revolving Loans at any time, and reborrow subject to the terms of this Agreement. In addition, and without limiting the generality of the foregoing, the Borrowers agree, jointly and severally, to pay to the Lenders on demand the amount by which outstanding Revolving Loans PLUS the Letter of Credit Obligations and Banker's Acceptance Obligations of all Borrowers exceeds the Aggregate Maximum Revolver Amount, and the amount by which outstanding Revolving Loans to any Borrower PLUS the Letter of Credit Obligations and Banker's Acceptance Obligations of such Borrower issued for such Borrower's account exceeds such Borrower's Maximum Revolver Amount.

          5.2 REDUCTION OR TERMINATION OF REVOLVING CREDIT COMMITMENTS. The Borrowers shall have the right, at any time, to terminate in whole, or at any time to permanently reduce in part, the Revolving Credit Commitments up to an amount equal to the Aggregate Availability at such time. GDT, on behalf of the Borrowers, shall give not less than five (5) Business Days' prior written notice to the Agent designating the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction. Promptly after receipt of a notice of such termination or reduction, the Agent shall notify each Lender of the proposed termina-tion or reduction. Such termination or partial reduction of the Revolving Credit Commitments shall be effective on the date specified in the Borrowers' notice and shall reduce the Revolving Credit Commitment of each Lender proportionately in accordance with its Pro Rata Share. Any such partial reduction of the Revolving Credit Commitments shall be in an aggregate minimum amount of $1,000,000, and integral multiples of $1,000,000 in excess of that amount. If the Revolving Credit Commitments are terminated in whole or permanently reduced in part at any time prior to the third Anniversary Date pursuant to this Section, the Borrowers jointly and severally shall pay to the Agent for the account of each Lender an early termination fee equal to such Lender's Pro Rata Share of the amount determined in accordance with the following table:

           Period in which                  Early
          early termination              Termination
               occurs                        Fee
          -----------------              -----------

          On or prior to second          2% of amount
          Anniversary Date               terminated or
                                         permanently
                                         reduced

          After second Anniver-          1% of amount
          sary Date but on or            terminated or
          prior to third                 permanently
          Anniversary Date               reduced


          5.3 REPAYMENT OF TERM LOANS. GDT shall repay the principal of the Term Loans in accordance with the terms of the Term Notes as described in SECTION 2.1(a).

       EX-10.26-55

          5.4 VOLUNTARY PREPAYMENTS OF TERM LOANS. GDT may prepay the principal of the Term Loans in whole or in part at any time and from time to time upon at least five (5) Business Days' prior written notice to the Agent and the Lenders and upon payment of a prepayment premium in an amount equal to the percentage (determined in accordance with the following table) of the principal amount to be prepaid:

           Period in which
          prepayment occurs              Prepayment Premium
          -----------------              ------------------

          On or prior to second          2% of principal
          Anniversary Date               amount prepaid

          After second                   1% of principal
          Anniversary Date but           amount prepaid
          on or prior to third
          Anniversary Date

All voluntary prepayments of the principal of the Term Loans shall be accompanied by the payment of all accrued but unpaid interest on the Term Loans to the date of prepayment. Any voluntary prepayment under this
SECTION 5.4 of less than all of the outstanding principal of a Term Loan shall be in an aggregate minimum amount of $1,000,000, and integral multiples of $1,000,000 in excess of that amount, and shall be applied to reduce the amount of each of the remaining installments of principal of such Term Loan in inverse order of maturity.

          5.5 MANDATORY PREPAYMENTS OF THE TERM LOANS. GDT shall prepay the entire unpaid principal balance of the Term Loans, and all accrued but unpaid interest thereon, (a) upon the termination of this Agreement for any reason and (b) if any Borrower makes a Distribution to Holdings by any means other than those described in clauses (a) and (b) of the definition of "Distribution" in SECTION 1.1. GDT shall also be required to make prepayments on the Term Loans as provided in SECTIONS 7.10, 10.5 and 10.6. Any prepayment under this SECTION 5.5 of less than all of the outstanding principal amount of the Term Loans shall be applied either (a) to the remaining installments of principal of the Term Loans in the inverse order of maturity if the proceeds (together with the value of any property acceptable to the Majority Lenders which is substituted as Collateral) are less than the Net Collateral Value of the property the loss, damage, destruction or other disposition of which resulted in the prepayment or (b) ratably to each of the remaining installments of principal of the Term Loans if the proceeds (together with the value of any property acceptable to the Majority Lenders which is substituted as Collateral) exceed or equal the Net Collateral Value of the property the loss, damage, destruction or other disposition of which resulted in the prepayment. GDT shall pay a prepayment premium in accordance with SECTION 5.4 of the principal amount prepaid upon any prepayment of Term Loans required or permitted under this Agreement except for prepayments required or permitted under CLAUSE (b) of the first sentence of this SECTION 5.5, SECTIONS 7.10, 10.5 and 10.6 or upon termination pursuant to SECTION 12.2.

          5.6  MANNER, TIME AND APPORTIONMENT OF PAYMENTS.

          (a) PLACE AND FORM OF PAYMENTS. All payments of principal, interest, fees, premiums and other sums payable hereunder to the Agent and/or any Lender shall be made without condition or reservation of right and

       EX-10.26-56

(except for proceeds of Collateral received directly by the Agent) in same day funds and delivered to the Agent not later than 12:00 noon (New York time) on the date due to such account of the Agent as the Agent may designate, for the account of the Agent and/or such Lender, as the case may be. Funds received by the Agent after that time shall be deemed to have been paid on the next succeeding Business Day. If any payment of principal, interest, fees, premiums or other sums payable hereunder becomes due and payable on a day other than a Business Day, the due date of such payment shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Interest Rate during such extension.

          (b) PAYMENTS AS REVOLVING LOANS. All payments of principal, interest, fees, premiums and other sums due and payable hereunder, including all Letter of Credit Reimbursement Obligations, Banker's Acceptance Reimbursement Obligations and reimbursements for expenses pursuant to SECTION 16.6, may, at the option of the Agent, in its sole dis-cretion, subject only to the terms of this SECTION 5.6, be paid from the proceeds of Revolving Loans made hereunder, whether made following a request by a Borrower pursuant to SECTION 2.2 or a deemed request as provided in this SECTION 5.6(b) Each of the Borrowers hereby irrevocably authorizes and directs the Agent to make, and subject to the limitations of
SECTION 2.2(a) the Agent acknowledges that it will make, Revolving Loans in an amount sufficient to pay principal and interest due the Agent or the Lenders under this Agreement. Each of the Borrowers hereby irrevocably authorizes the Lenders to make Revolving Loans upon notice from the Agent as described in the next succeeding sentence, for the purpose of paying fees, premiums and other sums payable hereunder, including Letter of Credit Reimbursement Obligations and Banker's Acceptance Reimbursement Obligations, and, after notice (either in writing or orally and promptly confirmed in writing) to GDT and failure to pay, reimbursing expenses pursuant to SECTION 16.6, and agrees that all such Revolving Loans so made shall be deemed to have been requested by it pursuant to SECTION 2.1, as of the date of the aforementioned notice. The Agent shall request Revolving Loans on behalf of the Borrowers as described in the immediately preceding sentence by notifying the Lenders by telex, telecopy, telegram, telephone or other similar form of transmission, of the amount and Funding Date of the requested Borrowing and that such Borrowing is being requested on the Borrowers' behalf pursuant to this SECTION 5.6(b). On the requested Funding Date, as applicable, the Lenders will make the requested Revolving Loans in accordance with the procedures and subject to the conditions specified in SECTION 2.2. Any Revolving Loan deemed requested as provided in this SECTION 5.6(b) shall be a Reference Rate Loan.

          (c) CREDIT FOR PAYMENTS. All payments received by the Agent as proceeds of Accounts or other Collateral whether through deposit into the BABC Account or otherwise will be the sole property of the Agent, for the benefit of the Secured Creditors, and will be credited to the BABC Account as follows: (i) all cash payments received by the Agent at the BABC Account in New York, New York, including, without limitation, payments made by wire transfer of immediately available funds, received by the Agent at or prior to 4:00 p.m. (New York time) on any Business Day will be credited to the BABC Account as of the date received; (ii) all cash payments received by the Agent at the BABC Account in New York, New York, including, without limitation, payments made by wire transfer of immediately available funds received by the Agent after 4:00 p.m. (New York time) on any Business Day will be credited to the BABC Account as of the next succeeding Business Day; and (iii) all payments in the form of checks and other instruments received by the Agent at

       EX-10.26-57

the BABC Account in New York, New York will be credited to the BABC Account upon collection of immediately available funds in connection therewith.

          (d) APPORTIONMENT OF PAYMENTS. Aggregate principal and interest payments (other than principal and interest payments with respect to BA Revolving Loans prior to the related Settlement Date or with respect to Over Advances) and payments with respect to participations in Letters of Credit and Banker's Acceptances shall be apportioned ratably among all Lenders holding outstanding Loans or participations in Letters of Credit or Banker's Acceptances to which such payments relate (according to the unpaid principal balance thereof or participation therein held by each such Lender) and payments of the fees shall, as applicable, be apportioned ratably among the Lenders. All payments shall be remitted to the Agent and all such payments not relating to principal or interest of specific Loans or participations in Letters of Credit or Banker's Acceptances, or not constituting payment of specific fees, and all proceeds of Accounts or other Collateral received by the Agent from or as to the Borrowers, shall be applied, ratably, subject to the provisions of this Agreement, FIRST, to pay any fees, expense reimbursements or indemnities then due to the Agent from the Borrowers; SECOND, to pay any fees, expense reimbursements or indemnities then due to the Lenders from the Borrowers; THIRD, to pay interest due in respect of Over Advances; FOURTH, to pay or prepay principal of Over Advances; FIFTH, to pay interest in respect of the BA Re-

volving Loans; SIXTH, to pay or prepay principal of BA Revolving Loans; SEVENTH, to pay interest due in respect of all Loans (other than the BA Revolving Loans) and Letter of Credit Obligations and Banker's Acceptance Obligations; EIGHTH, to pay or prepay principal of the Revolving Loans (other than the BA Revolving Loans) and to pay, prepay or provide cash collateral in respect of Letter of Credit Obligations and Banker's Acceptance Obligations; NINTH, to pay or prepay principal of the Term Loans; and TENTH, to the payment of any other Obligation due to any Secured Creditor by the Borrowers. The Agent shall promptly distribute to each Lender at its address set forth on the appropriate signature page hereof, or at such other address as such Lender may request in writing, such funds as it may be entitled to receive.

          5.7 INDEMNITY FOR RETURNED PAYMENTS. If after receipt of, or proceeds applied to, the payment of, all or any part of the Obligations, the Agent or any Lender is compelled to surrender such payment or proceeds to any Person, because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible set off, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continue and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Agent or such Lender and the Borrowers shall be jointly and severally liable to pay to the Agent or such Lender, and hereby indemnify the Agent or such Lender and hold the Agent or such Lender harmless for, the amount of such payment or proceeds surrendered. The provisions of this
SECTION 5.7 shall be and remain effective notwithstanding any contrary action which may have been taken by the Agent or such Lender in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Agent or such Lender's rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable.
The provisions of this SECTION 5.7 shall survive the termination of this Agreement.

       EX-10.26-58

          6.   AGENT'S AND LENDERS' BOOKS AND RECORDS;
               MONTHLY STATEMENTS.

          6.1 AGENT'S AND LENDERS' BOOKS AND RECORDS; MONTHLY STATEMENTS. Each of the Borrowers agrees that the Agent's books and records showing the Obligations and the transactions pursuant to this Agreement and the other Loan Documents shall be admissible in any action or proceeding arising therefrom, and shall constitute prima facie proof thereof, irrespective of whether any Obligation is also evidenced by a promissory note or other in-strument. The Agent will provide to the Borrowers a monthly statement of Loans, Letters of Credit, Banker's Acceptances, payments, and other trans-actions pursuant to this Agreement. Such statement shall be deemed correct, accurate and binding upon the Borrowers and an account stated (except for returned payments as provided in SECTION 5.7 and corrections of errors discovered by the Agent), unless GDT, on behalf of the Borrowers, notifies the Agent in writing to the contrary within forty-five (45) days after such statement is received by GDT. Notwithstanding the foregoing, each of the Borrowers acknowledges that the Agent may charge the BABC Account with all customary fees, charges and expenses (including any increases in such fees and charges which occur after the Effective Date) owing to or incurred by the Agent in connection with the administration of this Agreement, the Loans, Letters of Credit, Banker's Acceptances or the Loan Documents and that the Borrowers shall not object to the monthly statements on the basis of the amount, frequency or timing of such charges. In the event a timely written notice of objections is given by the Borrowers, only the items to which exception is expressly made will be considered to be disputed by the Borrowers.

          7.   COLLATERAL.

          7.1 GRANT OF SECURITY INTEREST. (a) To secure the prompt, complete payment and performance of all Obligations, each of the Borrowers hereby grants to the Agent, and reaffirms its grant under the Original Agreement to the Agent of, for the ratable benefit of the Secured Creditors, a continuing security interest in, lien on, and to the extent necessary to grant a security interest or lien against, a collateral assignment of, and right of set off against all of the following property of such Borrower, whether now owned or existing or hereafter acquired or arising and regardless of where located:

          (i)  all Accounts, contract rights, chattel paper, instru-

     ments, notes, documents, and documents of title;

         (ii)  General Intangibles;

        (iii)  Inventory;

         (iv)  Equipment;

          (v) all moneys, securities and other property of any kind of such Borrower in the possession or under the control of any Lender, the Agent or a bailee or affiliate of any Lender or the Agent;

         (vi) all of such Borrower's deposit accounts, credits, and balances with and other claims against any Lender, the Agent or any of their respective affiliates or any other financial institution with which such Borrower maintains deposits;

       EX-10.26-59

        (vii) all books, records and other property relating to or referring to any of the foregoing, including, without limitation, all books, records, ledger cards, data processing records, com-

     puter software and other property and general intangibles at any time evidencing or relating to any of the foregoing; and

       (viii) all accessions to, substitutions for and replacements, products and proceeds of any of the foregoing, including, but not limited to, proceeds of any insurance policies, claims against third parties, and condemnation or requisition payments with respect to all or any of the foregoing.

All of the foregoing, together with all other Property in which the Agent, for the ratable benefit of the Secured Creditors, may at any time be granted a Lien, is herein collectively referred to as the "Collateral"; PROVIDED, HOWEVER, that the grant of security interest, lien and assignment to the Agent for the ratable benefit of the Secured Creditors does not and shall not include: (i) a security interest in any property described on
SCHEDULE 7.1(a) (all such property being hereinafter referred to collectively as the "Excluded Property") and (ii) any and all rights, interests, claims and other intangible property of GDT under that certain Sale, Installation and Technical Assistance Agreement among GDT, GDTI and Graaf KG, dated November 14, 1983.

          (b) As additional security for the Obligations, GDT (i) pursuant to the Original Agreement executed and delivered to SPBC, as Agent under the Original Agreement, the Mortgages pursuant to which GDT granted to the Agent, for the ratable benefit of the Secured Creditors, continuing and perfected mortgage liens on the Real Estate described in Part I of SCHEDULE 1.1-E, (ii) shall, on or prior to the Initial Term Funding Date or, in the event that the Agent or any Lender has not received appraisals in form and substance satisfactory to it with respect to any Real Estate on or before the Initial Term Funding Date, on or prior to the Real Estate Term Funding Date (or, in the event that the Real Estate Term Funding Date shall not occur with respect to any Real Estate, on or prior to May 15, 1995), execute and deliver to the Agent (x) the Mortgages pursuant to which GDT shall grant to the Agent, for the ratable benefit of the Secured Creditors, continuing and perfected mortgage liens on the Real Estate described in
Part II of SCHEDULE 1.1-E and (y) amendments to, and other documents and instruments in connection with, the Mortgages delivered in connection with the Original Agreement (collectively, the "Mortgage Amendment Documents"), as the Agent may, in its sole discretion, deem necessary or proper, PROVIDED however that in the event that the Real Estate Term Funding Date shall not occur with respect to any Real Estate, GDT shall not be required to deliver environmental reports with respect to any such Real Estate and
(iii) shall, promptly at the request of the Agent, execute and deliver to the Agent (x) a Mortgage with respect to the Real Estate in Terre Haute, Indiana, PROVIDED, however, THAT in the event that any Person other than the Lenders provides any financing with respect to the Equipment located on any such Real Estate, GDT shall not be required to deliver any such Mortgage, and a Mortgage with respect to the Real Estate described in
SCHEDULE 7.1(b) hereof and (y) such other documents and instruments (including without limitation a survey and title insurance policy) with respect to such Real Estate, as the Agent, in its sole discretion may request.

          (c) All of the Obligations are and shall be secured by all of the Collateral; PROVIDED, HOWEVER, that the Revolving Loans shall not be secured

       EX-10.26-60

by the Mortgages executed with respect to the Real Estate in the States of Florida, Georgia, Ohio and Alabama.

          7.2 PERFECTION AND PROTECTION OF SECURITY INTEREST. Each of the Borrowers shall, at its expense, perform, or cause to be performed by SPBC or any other Person, all steps reasonably requested by the Agent at any time to perfect, maintain, protect, and enforce its Liens in the Collateral including, without limitation: (a) executing and recording of the Patent Agreement and Trademark Agreement and executing and filing financing or continuation statements, and amendments thereof, in form and substance satisfactory to the Agent; (b) delivering to the Agent the original certificates of title for Equipment consisting of motor vehicles and trail-ers with the Agent's security interest properly endorsed thereon, and taking any action required to have the Agent's security interest noted on any such certificate of title; (c) delivering to the Agent the originals of all instruments, documents, and chattel paper, and all other Collateral of which the Agent determines it should have physical possession in order to perfect and protect the Agent's security interest therein, duly endorsed or assigned to the Agent without restriction; (d) delivering to the Agent warehouse receipts covering any portion of the Collateral located in warehouses and for which warehouse receipts are issued; (e) placing notations on the Borrowers' books of account to disclose the Agent's security interest; (f) delivering to the Agent all letters of credit on which any Borrower is named beneficiary; (g) executing and delivering the Borrower Pledge Agreement, accompanied by the stock certificates and stock powers referred to therein; (h) executing and delivering the Mortgages or Mortgage Amendment Documents, as the case may be; (i) executing and delivering the Trademark Agreement and (j) taking such other steps as are deemed necessary by the Agent to maintain and protect its Liens. To the extent permitted by applicable law, the Agent may file, without the signature of any Borrower, one or more financing statements disclosing its Liens. The Borrowers agree that a carbon, photographic, photostatic, or other reproduction of this Agreement or of a financing statement is suffi-cient as a financing statement.

          If any Collateral in excess of $500,000 in the aggregate is at any time in the possession or control of any warehouseman, bailee or any agents or processors of any Borrower, then such Borrower shall notify the Lender thereof and shall notify such Person of the Agent's security interest in such Collateral and, upon the Agent's request, instruct such Person to hold all such Collateral for the Agent's account subject to the Agent's instructions. If at any time any Collateral is located on any premises that are not owned by any Borrower, then the Borrowers shall obtain, at the request of the Agent, written waivers, in form and substance satisfactory to the Agent, of all present and future Liens to which the owner or lessor or any mortgagee of such premises may be entitled to assert against the Collateral. In the event the Borrower fails to deliver such written waivers the Agent may establish reasonable reserves based upon rentals due under the applicable lease and the likelihood that the Collateral may not be accessible to the Agent.

          From time to time, each of the Borrowers shall, upon the Agent's request, execute and deliver confirmatory written instruments pledging to the Agent, for the benefit of the Secured Creditors, the Collateral, but any Borrower's failure to do so shall not affect or limit the Agent's security interest or the Agent's or any Lender's other rights in and to the Collateral. So long as this Agreement is in effect and until all Obligations have been fully satisfied, the Agent's Liens shall continue in full force and effect in all Collateral.

       EX-10.26-61

          7.3 LOCATION OF COLLATERAL. Each of the Borrowers represents and warrants to the Agent and the Lenders that: (a) SCHEDULE 7.3-A is a correct and complete list of each Borrower's chief executive office, the location of its books and records, the locations of the Collateral (except for not more than $500,000 in the aggregate of used Inventory and $500,000 in the aggregate for Collateral used in trade shows and demonstrations), and the locations of all of its other places of business; and (b)
SCHEDULE 7.3-B correctly identifies any of such facilities and locations that are not owned by a Borrower and sets forth the names of the owners and lessors or sublessors of, and, to the best of the Borrowers' knowledge, the holders of any mortgages on, such facilities and locations. Each of the Borrowers covenants and agrees that it will not maintain any Collateral at any location other than those listed on SCHEDULE 7.3-A, (except for not more than $500,000 in the aggregate for all Borrowers of used Inventory and $500,000 in the aggregate for all Borrowers for Collateral used in trade shows and demonstrations) and it will not otherwise change or add to any of such locations, unless it gives the Agent at least thirty (30) days' prior written notice thereof and executes any and all financing statements and other documents that the Agent requests in connection therewith.

          7.4 TITLE TO, LIENS ON, AND SALE AND USE OF COLLATERAL. Each of the Borrowers represents and warrants to the Agent and the Lenders and agrees with the Agent and the Lenders that: (a) all Collateral is and will continue to be owned by the Borrowers free and clear of all Liens whatsoever, except for Permitted Liens; (b) the Agent's Liens in the Collateral will not be subject to any prior Lien except for Permitted Liens; (c) each of the Borrowers will use, store, and maintain the Collateral with all reasonable care and will use the Collateral for lawful purposes only; (d) upon the Agent's reasonable request, Accounts due from the United States or any agency or department of the United States shall be duly assigned to the Agent, for the ratable benefit of the Secured Creditors, in full compliance with the Federal Assignment of Claims Act (31 U.S.C.A. Section 3727 et seq.); and (e) none of the Borrowers will, without the Majority Lenders' prior written approval, sell, or dispose of or permit the sale or disposition of any Collateral, except for sales of Inventory in the ordinary course of business, and sales of Equipment as permitted by
SECTION 7.10. The inclusion of proceeds in the Collateral shall not be deemed to constitute any Lender's consent to any sale or other disposition of the Collateral except as expressly permitted herein.

          7.5 APPRAISALS. Whenever a Default or Event of Default exists, each of the Borrowers shall, at its expense and upon the Agent's request, provide the Agent with appraisals (or updates thereof) of any or all of the Collateral from an appraiser, and prepared on a basis, satisfactory to the Agent.

          7.6 ACCESS AND EXAMINATION. The Agent and the Lenders may during the Borrowers' normal business hours (and at any time when a Default or Event of Default exists) have access to, examine, audit, make extracts from and inspect the Borrowers' records, files, and books of account and the Collateral, and discuss the Borrowers' affairs with the Borrowers' officers and management. Each of the Borrowers will deliver to the Agent and the Lenders any instrument necessary for the Agent and the Lenders to obtain records from any service bureau maintaining records for such Borrower. The Agent and the Lenders may, at any time when a Default or Event of Default exists, and at the Borrowers' expense, make copies of all of the Borrowers' books and records, or require any Borrower to deliver such copies to the Lenders. The Agent and the Lenders may, without expense to the Agent or any

       EX-10.26-62

Lender, use such of the Borrowers' personnel, supplies, and premises as may be reasonably necessary for maintaining or enforcing the Agent's Liens.

          7.7 COLLATERAL REPORTING. Each of the Borrowers will provide the Agent with the following documents at the following times in such form and in such detail as requested by the Agent: (a) on a weekly basis, a schedule of Accounts created, collected or credited since the last such schedule, and, at the Agent's reasonable request, copies of invoices and/or contracts therefor; (b) at the Agent's reasonable request, copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips; (c) upon the Agent's reasonable request, copies of shipping and delivery documents; (d) monthly inventory reports by category;
(e) monthly agings of accounts payable (excluding any accounts payable on behalf of GDT's branch system or the Wayne, Nebraska plant); (f) upon the Agent's reasonable request, copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by such Borrower;
(g) on a weekly basis, an aging of Accounts; (h) such other reports as to the Collateral as the Lenders shall reasonably request from time to time; and (i) with the delivery of each of the foregoing, a certificate of the chief financial officer of each of the Borrowers certifying as to the accu-racy and completeness in all material respects of the foregoing; PROVIDED, HOWEVER, that notwithstanding anything to the contrary contained herein, each of the Borrowers shall provide the reports described in this Section
7.7 on a daily basis at any time upon the Agent's request if, and for so long as, the Aggregate Availability shall be less than $5,000,000 at such time. If any of the Borrowers' records or reports of the Collateral are prepared by an accounting service or other agent, each of the Borrowers hereby authorizes such service or agent to deliver such records, reports, and related documents to the Agent and the Lenders. GDT will upon the Agent's request also provide to the Agent the reports required by any Floor Plan Financing Agreements.

          7.8  COLLECTIONS AND CONCENTRATION ACCOUNT ARRANGEMENTS.  (a)
The Agent reserves the right to, or to have Agent's designee, at any time after the occurrence of an Event of Default, notify Account Debtors that the Accounts have been assigned to the Agent and of the Agent's security interest therein, and to collect Accounts directly. Any collection costs and expenses incurred by the Agent shall be Obligations hereunder secured by the Collateral, shall bear interest at the rates provided herein for Reference Rate Loans and shall be charged to the Loan Account as Revolving Loans. At the Agent's request after the occurrence of an Event of Default, each of the Borrowers shall execute and deliver to the Agent such documents as the Agent shall require to establish lock boxes and to grant the Agent access to any post office box in which collections of Accounts are received.

          (b) All collections of Accounts of the Borrowers and other proceeds of Collateral of the Borrowers shall be deposited into a Con-centration Account, either directly or following the deposit thereof in a Depositary Account, under arrangements established by the Borrowers and acceptable to the Agent. If sales of Inventory are made for cash, the Borrowers shall immediately deposit into a Depositary Account or Concentration Account the identical checks, cash, or other forms of payment which the Borrowers received. Each Borrower shall direct each of the banks at which Depositary Accounts are established to transfer, by same-day depositary transfer credit, ACH Transfer or Fed Wire transfer, on a daily basis all amounts on deposit in such Depositary Account to a Concentration Account. The Concentration Accounts shall be maintained on terms acceptable to the Agent, subject to agreements ("Restricted Account Agreements") among such Borrower, the Agent and the relevant financial institution, to the

       EX-10.26-63

effect that such financial institution shall remit all amounts deposited in the applicable Concentration Account to the Agent or as the Agent may direct. All funds in the Concentration Account shall be subject to the sole dominion and control of the Agent. On or before the Effective Date, the Borrower shall deliver to the Agent a Restricted Account Agreement relating to all Concentration Accounts then in existence and with respect to which no Restricted Account Agreement had previously been delivered.
The Borrowers jointly and severally agree to indemnify each Lender and the Agent against, and reimburse each on demand for, all costs (without duplication) incurred by the Agent or any Lender in connection with any Restricted Account Agreement. Notwithstanding the termination of this Agreement, until all of the Obligations shall have been fully paid and satisfied, the Borrower shall continue to deposit, or cause to be depos-ited, into a Concentration Account all collections of Accounts and other proceeds of Collateral. The Agent shall apply, or cause to be applied, all amounts on deposit in the Concentration Accounts to the repayment or prepayment of any Obligations (other than Eurodollar Rate Loans) and, in the event GDT on behalf of any Borrower fails to reborrow any excess amount, shall cause such excess to be held on behalf of the Agent in a Concentration Account or other cash collateral account on terms and conditions acceptable to the Agent.

          (c) In the event the Borrowers repay all of the Obligations and have complied with SECTION 3A.10, upon termination of this Agreement or after acceleration by the Agent, any amounts in excess of the amount necessary to pay the Obligations in full and comply with SECTION 3A.10 shall be returned to the Borrowers one (1) Business Day after the Agent's unconditional and final collection of such funds.

          7.9 ACCOUNTS; INVENTORY. Each of the Borrowers represents and warrants to the Agent and the Lenders and agrees with the Agent and the Lenders with respect to each of the Accounts scheduled pursuant to SECTION
7.7 that (i) it is genuine and in all respects what it purports to be, and not evidenced by a judgment; (ii) it represents a bona fide transaction completed in accordance with the terms and provisions contained in the documents maintained by the Borrowers and any documents delivered to the Agent with respect thereto; (iii) except as disclosed on the schedule of Accounts delivered to the Agent pursuant to SECTION 7.7, there are no setoffs, counterclaims or disputes existing or asserted with respect thereto and the Borrowers have not made any agreement with any Account Debtor for any deduction therefrom except a discount or allowance made in the ordinary course of the Borrowers' business as conducted on the Effective Date; (iv) except as disclosed on the schedule of Accounts delivered to the Agent pursuant to SECTION 7.7, there are no facts, events or occurrences which in any way impair the validity or enforcement thereof or tend to reduce the amount payable thereunder; (v) the services furnished and/or goods sold giving rise thereto are not subject to any Lien other than a lien in favor of the Agent.

          Each of the Borrowers represents and warrants to the Agent and the Lenders and agrees with the Agent and the Lenders that all of the Inventory is and will be held for sale or lease, or to be furnished in connection with the rendition of services, in the ordinary course of such Borrower's business, and is and will be fit for such purposes. Each of the Borrowers will keep the Inventory in good and marketable condition, at its own expense. None of the Borrowers will, without prior written notice to the Agent, acquire or accept any Inventory on consignment or approval. The Borrowers agree that all Inventory will be produced in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations, and

       EX-10.26-64

orders thereunder. Each Borrower will maintain a perpetual inventory reporting system at all times and will report finished goods to the Agent and each Lender on a monthly physical basis. Each Borrower will maintain inventory monitoring systems in accordance with its customary business practice on the Effective Date, including, without limitation, a "constant cycle count" of raw materials. No Borrower will (i) redate any invoice or
(ii) sell any Inventory on a bill-and-hold (other than Permitted Bill and Hold Sales), guaranteed sale, sale and return, sale on approval, consignment, or other repurchase or return basis; PROVIDED, HOWEVER, that the Borrowers may (a) make sales on consignment the total of which at any one time shall not exceed $250,000 in the aggregate for all Borrowers, (b) make sales on a repurchase basis in the ordinary course of their business as conducted on the Effective Date, and (c) make sales described in SECTION 10.12(c)(i). The Borrowers have informed the Agent and the Lenders, and the Agent and the Lenders agree and acknowledge, that the Borrowers from time to time issue manufacturer's statements of origin to their customers prior to the commencement or completion of their manufacturing process and that for purposes of determining eligibility of raw materials under this Agreement the mere issuance of manufacturer's statements of origin shall not make otherwise Eligible Inventory consisting of raw materials ineligible. Each Borrower represents and warrants to, and agrees with, the Agent and Lenders that, except as to those transactions where such Borrower has issued its manufacturer's statement of origin as described in this
SECTION 7.9 above, at no time shall any of such Borrower's Inventory consisting of new completed trailers be or become the subject of a certificate of title or other similar title document issued by any Public Authority, or of any application therefor.

          7.10 EQUIPMENT. Each of the Borrowers represents and warrants to the Agent and Lenders and agrees with the Agent and the Lenders that all of the Equipment is and will be used or held for use in such Borrower's business, and is and will be fit for such purposes. Each of the Borrowers shall keep and maintain its Equipment in good operating condition and repair (ordinary wear and tear excepted) and shall make all necessary replacements thereof. Each of the Borrowers shall promptly inform the Agent of any additions to or deletions from its Equipment in excess of $100,000 individually, and $500,000 in the aggregate for all Borrowers in any Fiscal Year. None of the Borrowers shall permit at any time Equipment having an aggregate value in excess of $100,000 to become a fixture to real property or an accession to other personal property, unless the Agent has a valid, perfected, and first priority Lien in such real or personal property. None of the Borrowers will, without the Agent's prior written consent, alter or remove any identifying symbol or number on the Equipment. None of the Borrowers shall, without the Lenders' prior written consent, sell, lease as a lessor, or otherwise dispose of any of the Equipment; PROVIDED, HOWEVER, that the Borrowers may dispose of obsolete or unusable Equipment having an orderly liquidation value no greater than $100,000 individually, and $500,000 in the aggregate for all Borrowers in any Fiscal Year, without the Majority Lenders' consent, so long as, (a) if such sale, transfer or disposition is effected without replacement of such Equipment, or such Equipment is replaced by Equipment leased by a Borrower or by Equipment purchased by a Borrower subject to a Lien, then such Borrower shall deliver the net cash proceeds of any such sale, transfer or disposition to the Agent, which proceeds shall be applied to the repayment of the Term Loans as provided under SECTION 5.5, or (b) if such sale, transfer or disposition is made in connection with the purchase by such Borrower of comparable Equipment (other than Equipment subject to a Lien), then such Borrower shall use the proceeds of such sale, transfer or dis-position to finance the purchase by such Borrower of such comparable Equipment and shall

       EX-10.26-65

deliver to the Agent written evidence of the use of the proceeds for such purchase. All replacement Equipment purchased by such Borrower shall be free and clear of all Liens, claims and encumbrances, except for Permitted Liens.

          7.11 DOCUMENTS, INSTRUMENTS, AND CHATTEL PAPER. Each of the Borrowers represents and warrants to the Lender and agrees with the Lender that (a) all documents, instruments, and chattel paper describing, evidencing, or constituting Collateral, and all signatures and endorsements thereon, are and will be complete, valid, and genuine and (b) all goods evidenced by such documents, instruments, and chattel paper are and will be owned by a Borrower free and clear of all Liens other than Permitted Liens. Each of the Borrowers warrants the value, quantities, sound condition, grades and qualities of the goods described in such documents, instruments, and chattel paper.

          7.12 RIGHT TO PERFORM OR CURE. The Agent may, in its reasonable discretion and at any time, for any Borrower's account and at the Borrowers' expense, pay any amount or do any act required of any Borrower hereunder or reasonably requested by the Agent to preserve, protect, maintain or enforce the Obligations or the Collateral or the Agent's Liens therein, and which any Borrower fails to pay or do, including, without limitation, payment of any judgment against any Borrower, any insurance premium, any warehouse charge, any finishing or processing charge, any landlord's claim, any other Lien upon or with respect to the Collateral; PROVIDED, THAT, if no Default or Event of Default exists and the Borrowers
(a) are contesting the tax, charge, assessment, fee or other expense in good faith and by appropriate proceedings diligently pursued, (b) have established adequate reserves with respect to such taxes, charges, assessments, fees or other expenses required by GAAP, if any, and (c) no Lien, other than a Permitted Lien, results from such non-payment, the Borrower shall have the right to contest such expenses and the Agent shall not pay such expenses. Notwithstanding the limitations set forth in the immediately preceding sentence, the Agent may, in its reasonable discretion and at any time, for any Borrower's account and at the Borrowers' expense, pay insurance premiums due and payable relating to insurance policies covering the Real Estate, the Collateral or both. The Agent may make all such payments according to any bill, statement or estimate received without inquiring into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. All payments that the Agent makes under this SECTION 7.12 and all reasonable out-of-pocket costs and expenses that the Agent pays or incurs in connection with any action taken by it hereunder shall be Obligations hereunder secured by the Collateral, shall bear interest at the rates provided herein for Reference Rate Loans and shall be charged to the Borrowers' Loan Account as a Revolving Loan. Any payment made or other action taken by the Agent under this SECTION 7.12 shall be without prejudice to any right to assert an Event of Default hereunder and to proceed thereafter as herein provided.

          7.13 POWER OF ATTORNEY. Each of the Borrowers hereby appoints the Agent and the Agent's designees as such Borrower's attorney, with power: (a) when an Event of Default exists, to endorse such Borrower's name on any checks, notes, acceptances, money orders, or other forms of payment or security that come into the Agent's possession; (b) when an Event of Default exists, to sign such Borrower's name on any invoice, bill of lading, or other document of title relating to any Collateral, on drafts against customers, on assignments of Accounts, on notices of assignment, financing statements and other public records; (c) to notify the post office authorities, when an

       EX-10.26-66

Event of Default exists, to change the address for delivery of such Borrower's mail to an address designated by the Agent and to receive, open and dispose of all mail addressed to such Borrower; (d) to send requests for verification of accounts to customers or Account Debtors; and (e) when an Event of Default exists, to do all things necessary to carry out this Agreement. Each of the Borrowers ratifies and approves all acts of such attorney. Neither the Agent nor the attorney will be liable for any acts or omissions or for any error of judgment or mistake of fact or law. This power, being coupled with an interest, is irrevocable until this Agreement has been terminated and the Obligations have been fully satisfied.

          7.14 THE AGENT'S AND THE LENDERS' RIGHTS, DUTIES AND LIABILITIES. Each of the Borrowers assumes all responsibility and liabil-ity arising from or relating to the use, sale or other disposition of the Collateral except for liability resulting from the Agent's, any Lender's or any of their respective attorneys' gross negligence or willful misconduct. Neither the Agent nor any Lender and none of their respective officers, directors, employees, and agents shall be liable or responsible in any way for the safekeeping of any of the Collateral except to the extent of the Agent's or any Lender's gross negligence or willful misconduct with respect thereto, or for any loss or damage thereto, or for any diminution in the value thereof, or for any act of default of any warehouseman, carrier, forwarding agency or other person whomsoever, all of which shall be at the Borrowers' sole risk. The Obligations shall not be affected by any failure of the Agent to take any steps to perfect its Liens or to collect or realize upon the Collateral, nor shall loss of or damage to the Collateral release any Borrower from any of the Obligations. The Agent may (but shall not be required to), without notice to or consent from any Borrower, sue upon or otherwise collect, extend the time for payment of, modify or amend the terms of, compromise or settle for cash, credit, or otherwise upon any terms, grant other indulgences, extensions, renewals, compositions, or re-leases, and take or omit to take any other action with respect to the Collateral, any security therefor, any agreement relating thereto, any insurance applicable thereto, or any Person liable directly or indirectly in connection with any of the foregoing, without discharging or otherwise affecting the liability of any Borrower for the Obligations or under this Agreement or any other agreement now or hereafter existing between the Agent and/or any Lender and any of the Borrowers.

          8.   BOOKS AND RECORDS; FINANCIAL INFORMATION; NOTICES.

          8.1 BOOKS AND RECORDS. Each of the Borrowers shall maintain, at all times, correct and complete books, records and accounts in which complete, correct and timely entries are made of its transactions in a manner necessary to insure that the audited Financial Statements required to be delivered pursuant to SECTION 8.2(a) shall be prepared in accordance with GAAP, consistently applied. Each Borrower shall, by means of appro-priate entries, reflect in such accounts and in all Financial Statements liabilities and reserves for all taxes and provision for depreciation and amortization of Property and bad debts, all in accordance with GAAP. Each Borrower shall maintain at all times books and records pertaining to the Collateral in such detail, form and scope as the Agent or the Majority Lenders shall reasonably require, including, but not limited to, records of
(a) all payments received and all credits and extensions granted with re-spect to the Accounts; (b) the return, rejections, repossession, stoppage in transit, loss, damage, or destruction of any Inventory; and (c) all other dealings affecting the Collateral. Each Borrower shall maintain at all times books and records pertaining to the payment or making of Distributions and the payment of all

       EX-10.26-67

taxes in such detail, form and scope as the Agent or the Majority Lenders shall reasonably require.

          8.2 FINANCIAL INFORMATION. Each of the Borrowers shall promptly furnish to the Lenders all such financial information as the Lenders shall reasonably request. Upon the Agents' or Lenders' request to the Borrowers, the Agent and Lenders shall have the right to contact the Borrowers' auditors and accountants, regarding (i) the audit report delivered to the Lenders under SECTION 8.2(a), and (ii) with respect to such audit report, the methodology used in preparing the audit report. The Borrowers agree not to unreasonably withhold or delay their consent to the Agent's or the Lenders' request to contact the Borrowers' auditors and accountants; PROVIDED, THAT, nothing contained herein shall be deemed to obligate the Borrowers to authorize their auditors and accountants to disclose to the Agent or any Lender information regarding pending or prospective matters to the extent that an accountants' privilege exists with respect to such matters and such privilege has not otherwise been waived by the Borrowers. Without limiting the foregoing, each of the Borrowers will furnish or cause to be furnished to the Lenders, in such detail as the Lenders shall request, the following:

          (a) ANNUAL. As soon as available, but in any event not later than one hundred-five (105) days after the close of each Fiscal Year, (i) consolidated audited balance sheets, and statements of income and expense, and cash flow statements and statements of stockholders' investment for GDT and its Subsid-iaries for such Fiscal Year, and the accompanying notes thereto, and (ii) consolidating unaudited balance sheets, and statements of income and expense for GDT and its Subsidiaries for such Fiscal year, setting forth in each case in comparative form figures for the previous Fiscal Year, all in reasonable detail, fairly presenting the financial position and the results of operations of GDT and its Subsidiaries as at the date thereof and for the Fiscal Year then ended, and prepared in accordance with GAAP. Such audited statements shall be examined in accordance with generally accepted auditing standards by and accompanied by a report thereon unqualified as to scope of independent certified public accountants selected by GDT and reasonably satisfactory to the Agent (it being expressly agreed that any nationally recognized firm of independent public accountants which was a former member of what was recognized as the "big eight" accounting firms is acceptable to the Agent).

          (b) MONTHLY. As soon as available, but in any event not later than thirty (30) days after the end of each month, consol-idated unaudited balance sheets of GDT and its Subsidiaries as at the end of such month, and consolidated unaudited statements of income and expenses and cash flow statements and statements of stockholders' investment for GDT and its Subsidiaries for such month and for the period from the beginning of the Fiscal Year to the end of such month, all in reasonable detail, fairly presenting the financial position and results of operations of GDT and its Subsidiaries as at the date thereof and for such periods, and prepared in accordance with GAAP applied consis-tently with the audited Financial Statements required to be delivered pursuant to SECTION 8.2(a). Such statements shall be certified to be correct by the chief financial or accounting officer of GDT, subject to normal year-end adjustments. In addition, such statements shall be accompanied by a written narrative prepared by GDT's chief financial officer explaining and reconciling the material

       EX-10.26-68

     variances, if any, in the performance of the Borrowers for the period covered by such statements from the financial performance of the Borrowers for such period projected in the projected financial statements furnished by the Borrower pursuant to SECTION 8.2(e), which such written narrative shall be in form and substance satisfactory to the Agent.

          (c) ACCOUNTANT'S CERTIFICATE. With each of the audited Financial Statements delivered pursuant to SECTION 8.2(a), (i) a certificate of the independent certified public accountants that examined such statement to the effect that they have reviewed and are familiar with this Agreement and that, in examining such Financial Statements, they did not become aware of any fact or condition which then constituted a Default or Event of Default, except for those, if any, described in reasonable detail in such certificate and (ii) a copy of each communication received by the Borrowers or any of them from such independent certified public accountants indicating any weaknesses in the internal control of the Borrowers or any of them.

          (d) OFFICER'S CERTIFICATE. With each of the annual audited and monthly unaudited Financial Statements delivered pursuant to SECTIONS 8.2(a) and 8.2(b) except with respect to CLAUSE
     (d)(ii)(A) of this SECTION 8.2 which delivery shall be made on a quarterly basis with the monthly unaudited Financial Statements delivered pursuant to SECTION 8.2 (b), a certificate of the chief executive or chief financial officer of GDT or, in the case of the chief financial officer, his designee (i) setting forth in reasonable detail the calculations required to establish that the Borrowers were in compliance with the covenants set forth in
     SECTION 10.24 and SECTION 10.25 during the period covered in such Financial Statements and as at the end thereof, and (ii) stating that, except as explained in reasonable detail in such cer-tificate, (A) to the best of such officer's knowledge, all of the representations and warranties of each of the Borrowers contained in this Agreement and the other Loan Documents are correct and complete as at the date of such certificate as if made at such time, (B) each of the Borrowers is, at the date of such certificate, in compliance with all of the covenants and agree-ments in this Agreement and the other Loan Documents, and (C) no Default or Event of Default then exists or existed during the period covered by such Financial Statements. If such certificate discloses that a representation or warranty is not correct or complete, or that a covenant has not been complied with, or that a Default or Event of Default existed or exists, such certificate shall set forth what action the Borrowers have taken or proposes to take with respect thereto.

          (e) PROJECTIONS. No sooner than ninety (90) days and no less than fifteen (15) days prior to the beginning of each Fiscal Year, consolidated projected balance sheets, statements of income and expense, and statements of cash flow for GDT and its Subsidiaries as at the end of and for each month of such Fiscal Year and the next succeeding Fiscal Year prepared on an annual basis.

          (f) EXPENDITURES AND CASH FLOW. Within forty-five (45) days after the end of each fiscal quarter, a report of the Capital Expenditures of the Borrowers for such quarter itemizing expenditures in excess of $100,000 and showing the aggregate total

       EX-10.26-69

     of all Capital Expenditures for such quarter and a statement of cash flow for the Borrowers for the period from the beginning of the then current Fiscal Year to the end of such quarter, prepared in accordance with GAAP applied consistently with the audited Financial Statements required to be delivered pursuant to SECTION 8.2(a).

          (g) OTHER REPORTS. Simultaneously with the filing of such documents with the SEC, Holdings' Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and promptly after its preparation, the Borrowers' monthly report delivered to Holdings.

          (h) ERISA. Promptly after filing with the IRS, a copy of each annual report (IRS Form 5500, with attachments) filed with respect to each Benefit Plan of each of the Borrowers or any Related Company.

          (i) TAX RETURNS. Promptly after filing with the IRS, a copy of each tax return filed by Holdings and each of the Borrowers.

          (j) ADDITIONAL INFORMATION. Such additional information as the Lenders may from time to time reasonably request regarding the financial and business affairs of GDT or any of Subsidiaries, including, without limitation, projections of future operations on a consolidated basis.

          8.3 NOTICES TO THE AGENT. Each of the Borrowers shall notify the Agent in writing of the following matters and deliver any information or notices described therein at the following times:

          (a) Immediately after becoming aware thereof, any Default or Event of Default.

          (b) Immediately after becoming aware thereof, the assertion by the holder of any Debt in an outstanding principal amount in excess of $250,000 that a default exists with respect thereto or that the applicable Borrower is not in compliance with the terms thereof, or the threat or commencement by such holder of any enforcement action because of such asserted default or non-compliance.

          (c) Immediately after becoming aware thereof, any material adverse change in any Borrower's or Guarantor's property, business, operations, or condition (financial or otherwise).

          (d) Immediately after becoming aware thereof, any pending or threatened action, suit, proceeding, or counterclaim by any Person, or any pending or threatened investigation by a Public Authority, which could reasonably be expected to have a Material Adverse Effect.

          (e) Immediately after becoming aware thereof, any pending or threatened strike, work stoppage, material unfair labor practice claim, or other material labor dispute affecting any Borrower.

          (f) Immediately after becoming aware thereof, any violation of any law, statute, regulation, or ordinance of Public Authority applicable to GDT or any of its Subsidiaries or their respective

       EX-10.26-70

     properties which could reasonably be expected to have a Material Adverse Effect.

          (g) Immediately after becoming aware thereof, any material violation by any Borrower or Guarantor of any Environmental Law or, immediately upon its receipt thereof, any notice that any Borrower or Guarantor receives asserting that any Borrower or Guarantor is or may be (i) liable to any Person in an amount in excess of $100,000 as a result of the Release or threatened Release of any Contaminant into the environment; or (ii) subject to investigation by a Public Authority evaluating whether any Remedial Action is needed to respond to the Release or threatened Release of any Contaminant into the environment which could reasonably be expected to result in liability to the Borrowers or any of them in excess of $100,000; or (iii) subject to any judicial or administrative proceeding alleging a material viola-tion of any Environmental Law which could reasonably be expected to result in liability to the Borrowers or any of them in excess of $100,000; or (iv) subject to any new or proposed changes to any Environmental Law which could reasonably be expected to result in liability to the Borrowers or any of them in excess of $100,000 or have a Material Adverse Effect; or (v) in violation in any material respect of any Environmental Law; or (vi) that its compliance with any Environmental Law, the noncompliance with which could reasonably be expected to result in liability to the Borrowers or any of them in excess of $100,000, is being investi-gated by a Public Authority.

          (h) Any change in any Borrower's or Guarantor's name, state of incorporation, or form of organization, at least thirty (30) days prior thereto.

          (i)  Any Termination Event with respect to a Plan within ten
     (10) days after any Borrower or any Related Company knows or has reason to know thereof, and, promptly after filing thereof, any materials required to be filed with the PBGC with respect thereto; immediately after the receipt by any Borrower or any Related Company of any notice concerning the imposition of any withdrawal liability under Title IV of ERISA with respect to a Multiemployer Plan, a notification of such imposition of withdrawal liability; within ten (10) days after any Borrower or any Related Company fails to make a required installment or any other required payment under Section 412 of the Code of a material amount on or before the due date for such installment or payment or any such failure that could result in the imposition of a lien under Section 412(n) of the Code, a notification of such failure; the establishment of any Benefit Plan or Plan providing welfare benefits to terminated employees not required by Section 601 of ERISA not existing at the Effective Date, or any material increase in the benefits of any existing Plan or the commencement of contributions by any Borrower to any Multiemployer Plan to which such Borrower was not contributing at the Effective Date, within forty-five (45) days after the end of the fiscal quarter in which such event occurs; within fifteen (15) days after any Borrower or a Related Company knows or has reason to know (A) a Multiemployer Plan has been terminated, (B) the administration or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan,
     (C) the PBGC has instituted or will institute proceedings under
     Section 4042 of ERISA to terminate a Multiemployer Plan or (D) any Benefit Plan is

       EX-10.26-71

     substantially likely to be terminated; within thirty (30) days after any Borrower or a Related Company knows or has reason to know that a prohibited transaction (defined in Section 406 of ERISA and Sec-tion 4975 of the Code) has occurred that could result in the imposition of a material penalty or tax under Section 4975 of the Code or Section 502(i) of ERISA; immediately after filing with the IRS a funding waiver request for any Plan, in each case accompanied by a copy of such request and, subsequent thereto, copies of all communica-tions received by any Borrower or a Related Company with respect to such request; or immediately after becoming aware thereof, any other event or condition regarding a Plan or any Borrower's or a Related Company's compliance with ERISA or the employee benefit provisions of the Code which could reasonably be expected to result in a lien upon any property of any Borrower or any Related Company or to have a Material Adverse Effect.

          (j) If an Event of Default has occurred and is continuing or would result therefrom, any proposed payment or declaration of Dividends, at least three (3) days prior thereto.

Each notice given under this SECTION 8.3 shall describe the subject matter thereof in reasonable detail, and shall set forth the action that the applicable Borrower, Guarantor or Related Company has taken or proposes to take with respect thereto. For purposes of this Section, each of the Borrowers and any Related Company shall be deemed to know all facts known by the administrator of any Plan of which any Borrower or any Related Company is the plan sponsor.

          9.   GENERAL WARRANTIES AND REPRESENTATIONS.

          Each of the Borrowers warrants and represents to the Lenders and the Agent that:

          9.1 AUTHORIZATION, VALIDITY, AND ENFORCEABILITY OF THIS AGREEMENT AND THE LOAN DOCUMENTS. Each of the Borrowers had, in connection with the Loan Documents executed and delivered, and the security interests granted, pursuant to the Original Agreement, and has the corporate power and authority to execute, deliver and perform this Agreement and the other Loan Documents, to incur the Obligations, and to grant to the Agent (whether SPBC as initial Agent under the Original Agreement, BankAmerica as successor Agent under the Original Agreement or BankAmerica as Agent under this Amended and Restated Agreement), for the ratable benefit of the Secured Creditors, Liens upon, and security interests in, the Collateral. Each of the Borrowers had, in connection with the Loan Documents executed and delivered, and the security interests granted, pursuant to the Original Agreement, and has taken all necessary corporate action (including, without limitation, obtaining approval of its stockholders, if necessary) to authorize its execution, delivery, and performance of this Agreement and the other Loan Documents. No consent, approval, or authorization of, or declaration or filing with, any Public Authority, and no consent of any other Person was, in connection with Loan Documents executed and delivered pursuant to the Original Agreement, or is required in connection with any Borrower's execution, delivery, and performance of this Agreement and the other Loan Documents, except for those already duly obtained. Each of this Agreement and the other Loan Documents has been duly executed and delivered by each of the Borrowers (other than the Term Notes and Mortgage Amendments as to which this representation shall apply on and after the applicable Term Funding Date), and constitutes the legal, valid and binding obligation of each of the Borrowers parties thereto, enforceable against them in accordance with its terms. The Borrowers'

       EX-10.26-72

execution, delivery, and performance of this Agreement and the other Loan Documents did not, in connection with the Loan Documents executed and delivered pursuant to the Original Agreement, do not and will not conflict with, or constitute a violation or breach of, or constitute a default under, or result in the creation or imposition of any Lien upon the property of any Borrower or any of its or their respective Subsidiaries by reason of the terms of (a) any contract, mortgage, Lien, lease, agreement, indenture, or instrument to which such Borrower or such Subsidiary is a party or which is binding upon it, (b) any Requirements of Law applicable to such Borrower or such Subsidiary, or (c) the Certificate or Articles of Incorporation or By-laws of such Borrower or such Subsidiary.

          9.2 VALIDITY AND PRIORITY OF SECURITY INTEREST. The provisions of this Agreement, the Mortgages and the other Loan Documents create legal and valid Liens on all the Collateral in the Agent's favor for the ratable benefit of the Secured Creditors, and such Liens constitute perfected and continuing Liens on all the Collateral, having priority over all other Liens on the Collateral except those Permitted Liens specifically identified on SCHEDULE 1.1-D, securing all the Obligations, and enforceable against each of the Borrowers and all third parties.

          9.3  ORGANIZATION AND QUALIFICATION.  Each of the Borrowers
(a) is duly incorporated and organized and validly existing in good stand-

ing under the laws of the state specified on SCHEDULE 9.3-A, (b) is qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth opposite its name on SCHEDULE 9.3-B, which are the only jurisdictions in which qualification is necessary in order for the applicable Borrower to own or lease its property and conduct its business, and (c) has all requisite power and authority to conduct its business and to own its property.

          9.4 CORPORATE NAME; PRIOR TRANSACTIONS; BUSINESS CONDUCTED. No Borrower has, during the past five (5) years, been known by or used any other corporate or fictitious name, or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property outside of the ordinary course of business, except as set forth on SCHEDULE 9.4. The Borrowers are in the business of manufacturing, selling and leasing trailers, selling parts for trailers and servicing trailers.

          9.5 SUBSIDIARIES AND AFFILIATES. SCHEDULE 9.5 is a correct and complete list of the name and relationship to each of the Borrowers of each of the Borrowers' Subsidiaries and other Affiliates. Each Subsidiary is
(a) duly incorporated and organized and validly existing in good standing under the laws of its state of incorporation set forth on SCHEDULE 9.5-A, and (b) qualified to do business as a foreign corporation and in good standing in the jurisdictions set forth opposite its name on SCHEDULE 9.5-B, which are the only states in which such qualification is necessary in order for it to own or lease its property and conduct its business.

          9.6 FINANCIAL STATEMENTS AND PROJECTIONS. (a) The Borrowers have delivered to the Agent (i) audited consolidated balance sheets of GDT and its Subsidiaries as of December 31, 1993, and the related consolidated statements of operations and retained earnings and cash flows for the years then ended, together with the notes thereto and (ii) unaudited consolidated balance sheets of GDT and its Subsidiaries as at December 31, 1994 (collectively, the "Financial Statements"). True and complete copies of the Financial Statements are attached hereto as SCHEDULE 1.1-A. As soon as

       EX-10.26-73

possible, but in any event no later than April 15, 1995, the Borrowers shall deliver to the Agent the audited consolidated balance sheets of GDT and its Subsidiaries as of December 31, 1994. The Financial Statements have been prepared in accordance with GAAP (except as noted thereon) consistently applied throughout the period involved, and fairly present the consolidated financial position, results of operations, retained earnings and cash flows of GDT and its Subsidiaries as at each of the dates and for each of the periods covered thereby.

          (b) The Latest Projections, attached hereto as SCHEDULE 1.1-C, represent each of the Borrowers' best estimate of the Borrowers' future financial performance for the periods set forth therein. The Latest Pro-

jections have been prepared on the basis of the assumptions set forth therein, which the Borrowers believe are reasonable in light of current and reasonably foreseeable business conditions.

          (c) The pro forma consolidated balance sheet of GDT and its Subsidiaries as at December 31, 1994, attached hereto as SCHEDULE 1.1-B, fairly presents the financial condition of GDT and its Subsidiaries as at such date as if the transactions contemplated by this Agreement (including without limitation any transfer of funds by any Borrower to Holdings to be made, in whole or in part, from proceeds of any Loan within thirty (30) days after the Initial Term Funding Date) had occurred on such date and each of the Effective Date and the Initial Term Funding Date had been such date, and has been prepared in accordance with GAAP.

          9.7 CAPITALIZATION. The authorized and outstanding capital stock of GDT and each of its Subsidiaries is described on SCHEDULE 9.7-A, and all such stock of GDT and each of its Subsidiaries is validly issued and outstanding, fully paid and non-assessable, and is owned beneficially and of record by the Persons set forth on SCHEDULE 9.7-B.

          9.8 SOLVENCY. (a) Each of the Borrowers is Solvent prior to and after giving effect to the transactions contemplated by this Agreement to occur on the Effective Date, the extension of the Original Term Loans and making of the Revolving Loans to be made and issuance of the Letters of Credit and Banker's Acceptances to be issued on the Effective Date and the Distributions, if any, to be made on the Effective Date or contemplated on the Effective Date to be made within thirty (30) days thereafter from proceeds of Revolving Loans.

          (b) Each of the Borrowers will be Solvent prior to and after giving effect to the transactions contemplated by this Agreement and the making of the Term Loans and Revolving Loans to be made and the issuance of the Letters of Credit and Banker's Acceptances to be issued on each Term Funding Date and the Distributions, if any, to be made on each Term Funding Date or contemplated on such Term Funding Date to be made within thirty
(30) days thereafter from proceeds of Revolving Loans or Term Loans.

          9.9 DEBT. After giving effect to the making of the Revolving Loans to be made and the issuance of the Letters of Credit and Banker's Acceptances to be issued on the Effective Date and the Term Loans to be made on each Term Funding Date, the Borrowers have no Debt, except (a) the Obligations, (b) Debt set forth on the pro forma consolidated balance sheet of each of the Borrowers, attached hereto as SCHEDULE 1.1-B, or the notes thereto and (c) to the extent not included within SECTION 9.9(b), Debt set forth on the audited consolidated balance sheets or the accompanying notes

       EX-10.26-74

thereto of GDT and its Subsidiaries as of December 31, 1993, attached hereto as SCHEDULE 1.1-A.

          9.10 TITLE TO PROPERTY. With respect to those locations listed as Premises owned by such Borrower on SCHEDULE 1.1-E such Borrower has good and marketable title in fee simple to such Premises except as may be set forth on the Title Reports, and such Borrower and each of its Subsidiaries has good, indefeasible, and merchantable title to all of its other Property (including, without limitation, the assets reflected on the December 31, 1993 Financial Statements delivered to the Lenders, except as disposed of in the ordinary course of business since the date thereof or as otherwise expressly permitted hereby), free of all Liens except Permitted Liens.

          9.11 REAL PROPERTY; LEASES. SCHEDULE 7.3-B sets forth a correct and complete list of all real property owned by such Borrower, all leases and subleases of real or personal property by such Borrower as lessee or sublessee, and all leases and subleases of real or personal property by such Borrower as lessor, lessee, sublessor or sublessee. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any Borrower and, to the best of the Borrowers' knowledge, any other party to any such lease or sublease which is material to the business or operations of such Borrower exists.

          9.12 PROPRIETARY RIGHTS. SCHEDULE 1.1-F sets forth a correct and complete list of all of the Proprietary Rights. None of the Proprietary Rights is subject to any licensing agreement or similar arrangement except as set forth on SCHEDULE 1.1-F or as entered into in the sale or distribution of the Borrower's Inventory in the ordinary course of business. To the best of the Borrowers' knowledge, none of the Proprietary Rights infringes on or conflicts with any other Person's property, and no other Person's property infringes on or conflicts with the Proprietary Rights. The Proprietary Rights described on SCHEDULE 1.1-F constitute all of the property of such type necessary to the current and anticipated future conduct of the Borrowers' business.

          9.13 TRADE NAMES. All trade names or styles under which any Borrower will sell Inventory or Equipment or create Accounts, or to which instruments in payment of Accounts may be made payable, are listed on
SCHEDULE 1.1-F.

          9.14 LITIGATION. Except as set forth on SCHEDULE 9.14, there is no pending or (to the best of the Borrowers' knowledge) threatened, action, suit, proceeding, or counterclaim by any Person, or investigation by any Public Authority, or (to the best of the Borrowers' knowledge) any basis for any of the foregoing, which could reasonably be expected to have a Material Adverse Effect.

          9.15 RESTRICTIVE AGREEMENTS. No Borrower was, in connection with any Loan Document executed and delivered pursuant to the Original Agreement, or is a party to any contract or agreement, and no Borrower was, in connection with any Loan Document executed and delivered pursuant to the Original Agreement, or is subject to any charter or other corporate restriction, which affects any of the Borrowers' ability to execute, deliver, and perform the Loan Documents and repay the Obligations or which could reasonably be expected to have a Material Adverse Effect.

          9.16  LABOR DISPUTES.  Except as set forth on SCHEDULE 9.16,
(a) there is no collective bargaining agreement or other labor contract

       EX-10.26-75

covering employees of GDT or any of its Subsidiaries, (b) no such collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement, (c) no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of GDT or any of its Subsidiaries or for any similar purpose, and (d) there is no pending or (to the best of any Borrower's knowledge) threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting GDT or any of its Subsidiaries or their respective employees.

          9.17 ENVIRONMENTAL, HEALTH AND SAFETY LAWS. Except with respect to matters which could not reasonably be expected to (i) have in the aggregate a Material Adverse Effect or (ii) result in aggregate liability to the Borrowers or any of them in excess of $500,000:

          (a) The operations of each of the Borrowers comply in all material respects with all applicable environmental, health and safety Requirements of Law;

          (b) Each Borrower has obtained all environmental, health and safety permits necessary for its operation, and all such permits are in good standing and each Borrower is in compliance in all material respects with all terms and conditions of such permits;

          (c) No Borrower nor any of its present Property or operations, nor its past Property or operations, is subject to any order from or agreement with any Public Authority or private party respecting (i) any environmental, health or safety Requirements of Law, (ii) any Remedial Action or (iii) any liabilities and costs arising from the Release or threatened Release of a Contaminant into the environment;

          (d) None of the operations of the Borrowers is subject to any judicial or administrative proceeding alleging a violation of any environmental, health or safety Requirement of Law;

          (e) To the best of the Borrowers knowledge based upon reasonable inquiry, none of the present nor past operations of any of the Borrowers is the subject of any investigation by any Public Authority evaluating whether any Remedial Action is needed to respond to a Release or threatened Release of a Contaminant into the environment;

          (f) None of the Borrowers has filed any notice under any Requirement of Law indicating past or present treatment, storage or disposal of a hazardous waste, as that term is defined under 40 CFR Part 261 or any state equivalent;

          (g) None of the Borrowers has filed any notice under any applicable Requirement of Law reporting a Release of a Contaminant into the environment;

          (h) During the course of the Borrowers' operations on the Property, there may have been (i) generation, treatment, recycling, storage or disposal of hazardous waste, as that term is defined under 40 CFR Part 261 or any state equivalent, (ii) use of underground storage tanks or surface impoundments, (iii) periodic use of asbestos containing materials or (iv) periodic use of polychlorinated biphenyls (PCB) used in hydraulic oils, electrical transformers or other equipment; however, to the best of the Borrowers' knowledge based upon reasonable inquiry, all of the above listed

       EX-10.26-76

uses have been undertaken in accordance with all current standards and practices governing such uses and in such a manner that such uses do not violate any applicable Requirements of Law.

          (i) None of the Borrowers has entered into any negotiations or agreements with any Person (including, without limitation, the prior owner of such Borrower's property) relating to any Remedial Action or environmental related claim;

          (j) None of the Borrowers has received any notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant into the environment;

          (k) None of the Borrowers has any material contingent liability in connection with any Release or threatened Release of any Contaminants into the environment; and

          (l) Having made due inquiry, each Borrower represents that no Environmental Lien has attached to the Property of any of the Borrowers.

          (m) The presence and condition of all asbestos-containing material which is on or part of the Property (excluding any raw materials used in the manufacture of products or products themselves) do not violate in any material respect any currently applicable or proposed Requirement of Law.

          (n) To the best of the Borrowers' knowledge based upon reasonable inquiry, none of the Borrowers manufactures, distributes or sells, or ever has manufactured, distributed or sold, products which contain asbestos-containing material, with the exception of brake linings which may have been incorporated into the Borrowers' products.

          9.18 NO VIOLATION OF LAW. None of the Borrowers is in violation of any Requirement of Law applicable to it which violation could reasonably be expected to have a Material Adverse Effect.

          9.19 NO DEFAULT. None of the Borrowers is in default with respect to any note, indenture, loan agreement, mortgage, lease, deed, or other agreement to which such Borrower is a party or by which it is bound, which default could reasonably be expected to have a Material Adverse Effect.

          9.20 ERISA. (a) Neither any Borrower nor any Related Company maintains or contributes to any Benefit Plan other than those listed on
SCHEDULE 9.20-A.

          (b)  No Benefit or Multiemployer Plan has been terminated or par-

tially terminated or is insolvent or in reorganization, nor have any proceedings been instituted to terminate or reorganize any Benefit or Multiemployer Plan.

          (c) Neither any Borrower nor any Related Company has withdrawn from any Benefit Plan, nor has a condition occurred which if continued would result in a withdrawal.

          (d) Neither any Borrower nor any Related Company has incurred any withdrawal liability, including contingent withdrawal liability, to any Benefit Plan pursuant to Title IV of ERISA.

       EX-10.26-77

          (e) Neither any Borrower nor any Related Company has incurred any liability to the PBGC other than for required insurance premiums which have been paid when due.

          (f) No Reportable Event (other than a Reportable Event not subject to the provision for 30-day notice to PBGC under the regulations issued under Section 4043 of ERISA) has occurred with respect to a Plan.

          (g) No Benefit Plan has an "accumulated funding deficiency" (whether or not waived) as defined in Section 302 of ERISA or in
Section 412 of the Code.

          (h)  Each Plan is in substantial compliance with (i) ERISA and
(ii) the provisions of the Code, compliance with which is necessary for any intended favorable tax treatment, and neither any Borrower nor any Related Company has received any notice asserting that a Plan is not in compliance with ERISA or such provisions of the Code.

          (i) Each Plan which is intended to be a qualified Plan has been determined by the IRS to be qualified under Section 401(a) of the Code as currently in effect or will be submitted to the IRS for such determination prior to the end of the remedial amendment period under Section 401(b) of the Code and the regulations promulgated thereunder and neither any Borrow-

er nor any Related Company knows or has reason to know why each such Plan should not continue to be so qualified, and each trust related to such Plan has been determined to be exempt from federal income tax under
Section 501(a) of the Code.

          (j) Except as provided on SCHEDULE 9.20-J, neither any Borrower nor any Related Company maintains or contributes to any employer welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA.

          (k) Schedule B to the most recent annual report filed with the IRS with respect to each Benefit Plan and furnished to the Lenders is complete and accurate. Since the date of each such Schedule B, there has been no adverse change in funding status or financial condition of the Benefit Plan relating to such Schedule B.

          (l) Neither any Borrower nor any Related Company has failed to make a required installment under subsection (m) of Section 412 of the Code or any other payment required under Section 412 of the Code on or before the due date for such installment or other payment.

          (m) Neither any Borrower nor any Related Company is required to provide security to a Benefit Plan under Section 401(a)(29) of the Code due to a Benefit Plan amendment that results in an increase in current liability for the plan year.

          (n) Neither any Borrower, nor any Related Company, nor any other "party-in-interest" or "disqualified person" has engaged in a nonexempt "prohibited transaction," as such terms are defined in Section 4975 of the Code and Section 406 of ERISA, in connection with any Plan or has taken or failed to take any action which would constitute or result in a Termination Event.

       EX-10.26-78

          (o) Neither any Borrower nor any Related Company has failed to comply with the health care continuation coverage requirements of Section 4980B of the Code in respect of employees and former employees of such Borrower or such Related Company and their dependents and beneficiaries which alone or in the aggregate would subject such Borrower or such Related Company to any material liability.

          (p) Neither any Borrower nor any Related Company has (i) failed to make a required contribution or payment to a Multiemployer Plan or (ii) made a complete or partial withdrawal under Sections 4203 or 4205 of ERISA from a Multiemployer Plan. Except as provided on SCHEDULE 9.20-P, to the best knowledge of the Borrowers after due inquiry, neither any Borrower nor any Related Company shall have any obligation to (i) make contributions to any Multiemployer Plan on or after the Effective Date, or (ii) pay withdrawal liability to any Multiemployer Plan in an amount in excess of a "de minimis amount" as such term is defined in Section 4209 of ERISA.

          9.21 TAXES. Each of the Borrowers has filed all tax returns and other reports which it was required by law to file on or prior to the Effective Date and has paid all taxes, assessments, fees, and other governmental charges, and penalties and interest, if any, against it or its property, income, or franchise, that are due and payable as shown on such return except for such taxes, assessments, fees and other governmental charges, and penalties and interest which are being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves are maintained, and no Lien, other than a Permitted Lien, results from such non-payment.

          9.22 INVESTMENT COMPANY ACT. None of the Borrowers is an "investment company" nor an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C.
Section 80(a)(l), et seq.). The making of the Loans and other financial accommodations hereunder by the Lenders, the application of the proceeds and repayment thereof by the Borrowers and the consummation of the other transactions contemplated by this Agreement and the Loan Documents do not violate any provisions of such Act or any rule, regulation or order issued by the Securities and Exchange Commission (the "SEC") thereunder.

          9.23 MARGIN STOCK. None of the Borrowers owns any "margin stock," as that term is defined in Regulations G, U and X of the Federal Reserve Board, and the proceeds of the Loans and the other financial accommodations made pursuant to this Agreement will be used only for the purposes contemplated hereunder. None of the Loans or the other financial accommodations hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock. None of the Borrowers will take or permit any agent acting on its behalf to take any action which might cause any transaction, obligation or right created by this Agreement, or any document or instrument delivered pursuant hereto, to violate any regulation of the Federal Reserve Board.

          9.24 BROKER'S FEES. No broker or finder is entitled to receive compensation for services rendered with respect to the transactions described in this Agreement.

          9.25 NO MATERIAL ADVERSE CHANGE. No material adverse change has occurred in the property, business operations, or conditions (financial or otherwise) of any of GDT or any of its Subsidiaries since December 31, 1993.
       EX-10.26-79

          9.26 USE OF PROCEEDS. The Borrowers' uses of the proceeds of the Loans and uses of the Letters of Credit and Banker's Acceptances are, and will continue to be, legal and proper uses, duly authorized by the applicable Borrower's Board of Directors; such uses are, and will continue to be, consistent with all applicable laws and statutes, as in effect from time to time; and such uses are, and will continue to be, permitted pursuant to the terms of SECTION 10.30 and the other provisions of this Agreement.

          9.27 DISCLOSURE. Neither this Agreement nor any document or statement furnished to the Agent or any of the Lenders by or on behalf of any Borrower hereunder contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not materially misleading.

          10.  AFFIRMATIVE AND NEGATIVE COVENANTS.

          Each of the Borrowers covenants that, so long as any of the Obligations remain outstanding or this Agreement is in effect:

          10.1 TAXES AND OTHER OBLIGATIONS. Such Borrower shall, and shall cause each of its Subsidiaries to (i) file when due, after any extension, all tax returns and other reports which it is required to file,
(ii) pay, or provide for the payment, when due, of all taxes, fees, assessments and other governmental charges against it or upon its property, income and franchises, make all required withholding and other tax deposits, and establish adequate reserves for the payment of all such items, and provide to the Lenders, upon request, satisfactory evidence of its timely compliance with the foregoing and (iii) pay when due all trade liabilities and claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons, and all other indebtedness owed by it and perform and discharge in a timely manner all other obligations undertaken by it; PROVIDED, HOWEVER, that such Borrower and its Subsidiaries need not pay any tax, fee, assessment, governmental charge, or Debt, or discharge any other obligation, that any of them is contesting in good faith by appropriate proceedings diligently pursued, and for which adequate reserves are maintained, so long as no Lien, other than a Permitted Lien, results from such non-payment.

          The Borrowers shall not, nor shall they permit any of their Subsidiaries to, file or consent to the filing of any consolidated tax return with any Person (other than the Borrowers or any of their Subsidiaries or such other Person as may be reasonably acceptable to the Lenders); PROVIDED, HOWEVER, so long as the Borrowers and their Subsidiaries are members of an "affiliated group" (as defined in Section 1504 of the Code) with Holdings (the "Affiliated Group"), for all taxable years in which the Borrowers are a member of the Affiliated Group and for which Holdings files consolidated federal income tax returns and consolidated state income tax returns or state income tax returns based on combined reporting where such returns are required under or permitted under applicable state rules and regulations for the Affiliated Group, the Borrowers may file consolidated tax returns with Holdings and pay to Holdings, the amount of the consolidated federal and the state income tax liabilities of the Affiliated Group as set forth below:

          (a) DETERMINATION OF FEDERAL INCOME TAX LIABILITY. For each "Year" (as defined below) or part thereof with respect to which Holdings files a consolidated federal income tax return and the Borrowers are members of the Affiliated Group, the Borrowers shall determine their consolidated federal income tax liability for such Year as if the Borrowers had filed their own separate consolidated federal income tax return, such determination

       EX-10.26-80

to include any benefit resulting from the carry-forward of ordinary losses, capital losses and tax credits of the Borrowers (regardless of whether such losses or credits have been utilized by the Affiliated Group to offset taxable income or taxes of the Affiliated Group) from the current or a prior year. For purposes of this SECTION 10.1, "Year" shall mean the taxable year adopted by the Affiliated Group for federal income tax purposes.

          (b) PAYMENT OF THE BORROWERS' TAX LIABILITY TO HOLDINGS. The Borrowers may pay the lesser of (a) their federal income tax liability determined under SECTION 10.1(a) (or, until such time as final numbers are available, estimates thereof) or (b) the amount of federal income tax expense Holdings must pay in cash as shown on IRS form 1120 (or, until such time as final numbers are available, estimates thereof), at such times as shall be requested by Holdings, but not more frequently than quarterly, PROVIDED, THAT, with respect to the second quarter the Borrowers may pay two installments in accordance with their past practices. If, as a result of estimated payments, the Borrowers pay to Holdings or directly to the taxing authority for a Year an amount in excess of the lesser of (a) the amount determined under SECTION 10.1(a) plus $100,000 and (b) the amount permitted to be paid by this SECTION 10.1(b), Holdings has agreed to refund to the Borrowers the amount of such excess no later than the date upon which Holdings files the consolidated federal income tax return for the Affiliated Group. The Borrowers shall deliver such documents as the Agent shall reasonably require to demonstrate compliance with SECTION 10.1.

          (c) STATE OR LOCAL INCOME TAX. For each Year with respect to which Holdings files one or more state or local income tax returns requiring the payment of a tax, whether on the basis of a unitary return or a single return based upon a combined report, and the operations of the Borrowers are included in such return or returns, the Borrowers' state income tax liability shall be computed in the manner provided in SECTION 10.1(a) and payment shall be made in the manner provided in SECTION 10.1(b).

          (d) ADJUSTMENTS TO THE BORROWERS' FEDERAL AND STATE INCOME TAX LIABILITY.

          (i) In the event that there is an increase or decrease in the amount determined under SECTIONS 10.1(a) or 10.1(c) for any Year (whether by amended return, examination by the IRS, carryback or net operating loss or unused credits, or otherwise), the Borrowers shall, and Holdings has agreed to, (a) in the case of an increase in the tax payable by the Borrowers, the Borrowers shall make a payment to Holdings in an amount equal to the lesser of (1) the amount of such increase or (2) the cash amount payable by Holdings to the IRS or any state or local taxing authority as a result of such increase (together with any interest and penalties imposed by the IRS or any state or local taxing authority), and
(b) in the case of a decrease in the tax payable by the Borrowers, Holdings has agreed to make a payment to the Borrowers in an amount equal to the lesser of (1) the amount of such decrease or (2) the cash amount of the refund received from the IRS or any state or local taxing authority by Holdings.

          (ii) The Agent and a representative of the Borrowers shall have the right to review any adjustments determined by a taxing authority which would increase or decrease the amount determined under SECTION 10.1(a) or 10.1(c).

          (e) REFUNDS. In the event the calculation under SECTION 10.1(a) or 10.1(c) reflects that the Borrowers would be entitled to a refund for such

       EX-10.26-81

Year, Holdings has agreed to pay such amount to the Borrowers promptly but in any event no later than the date upon which Holdings files the income tax return for the Affiliated Group.

          10.2 CORPORATE EXISTENCE AND GOOD STANDING. Such Borrower shall, and shall cause each of its Subsidiaries to, maintain its corporate existence and its qualification and good standing in all jurisdictions necessary to conduct its business and own its property, and shall obtain and maintain all material licenses, permits, franchises and governmental authorizations necessary to conduct its business and own its property.

          10.3 COMPLIANCE WITH LAW AND AGREEMENTS. Such Borrower shall, and shall cause each of its Subsidiaries to, comply with the terms and provisions of each Requirement of Law applicable to it and each contract, mortgage, lien, lease, indenture, order, instrument, agreement, or document to which it is a party or by which it is bound if the failure to do so could reasonably be expected to have a Material Adverse Effect.

          10.4 MAINTENANCE OF PROPERTY. Such Borrower shall, and shall cause each of its Subsidiaries to, maintain all of its property necessary and useful in its business in good operating condition and repair, ordinary wear and tear excepted.

          10.5 INSURANCE. Such Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance against loss or damage by fire with extended coverage; theft, burglary, pilferage and loss in transit; public liability and third party property damage; larceny, embezzlement or other criminal liability; business interruption; and such other hazards or of such other types as is customary for persons engaged in the same or similar business, as the Agent shall reasonably specify, in amounts, and under policies reasonably accept-able to the Agent. Without limiting the foregoing, the Borrower shall also maintain flood insurance, in the event of a designation of the area in which any Real Property is located as "flood prone" or a "flood risk area," as defined by the Flood Disaster Protection Act of 1973, in an amount to be reasonably determined by the Agent, and shall comply with the additional requirements of the National Flood Insurance Program as set forth in said Act.

          The Borrowers shall cause the Agent to be named in each such policy as secured party or mortgagee and loss payee or additional insured, in a manner acceptable to the Agent. Each policy of insurance shall contain a clause or endorsement requiring the insurer to give not less than thirty (30) days' prior written notice to the Agent in the event of cancellation of the policy for any reason whatsoever and a clause or endorsement stating that the interest of the Agent shall not be impaired or invalidated by any act or neglect of any Borrower or the owner of any premises for purposes more hazardous than are permitted by such policy.
All premiums for such insurance shall be paid by the applicable Borrower or Subsidiary when due, and certificates of insurance and, if requested, photocopies of the policies shall be delivered to the Agent. If any Borrower fails to procure such insurance or to pay the premiums therefor when due, the Agent may (but shall not be required to) do so from the proceeds of the Revolving Loans as described in SECTION 5.6(b).

          Each of the Borrowers shall promptly notify the Agent of any loss, damage, or destruction to the Collateral or arising from its use, whether or not covered by insurance, in excess of $250,000 per occurrence. The Agent is

       EX-10.26-82

hereby authorized to collect all insurance proceeds directly. After deducting from such proceeds the expenses, if any, incurred by the Agent in the collection or handling thereof, the Agent shall apply such proceeds to the reduction of the Obligations, in accordance with SECTION 5.5; PROVIDED, THAT, the Agent shall, at the Borrowers' election, permit the Borrowers to use such money, or any part thereof, to replace, repair, restore or rebuild the Collateral (the "Collateral Restoration") in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction if each of the following conditions are met:

               (i) no Default or Event of Default exists under this Agreement;

               (ii)  the Borrowers shall have delivered to the Agent
          (a) a budget of all costs of the Collateral Restoration and
          (b) a schedule for the Collateral Restoration;

               (iii)  (a) the amount of insurance proceeds is
          $7,500,000 or less and (b) the Agent shall have received evidence reasonably satisfactory to the Agent that the insurance proceeds are sufficient to complete the Collateral Restoration.

The insurance proceeds shall be disbursed to the Borrowers from time to time, but at least monthly, as the Collateral Restoration proceeds upon the submission to the Agent of proof that the Collateral Restoration is proceeding in accordance with the requirements hereof. Pending release of the insurance proceeds to the Borrowers the Agent shall, at its option, either (i) apply any or all of such insurance proceeds to the payment of the Revolving Loans and establish a reserve in the amount of such insurance proceeds or (ii) invest such insurance proceeds for the account of the Borrowers. If the Agent, in its sole discretion, elects to invest the insurance proceeds, any commissions, expenses and penalties incurred by the Agent in connection with any investment and redemption of such insurance proceeds shall be Obligations hereunder secured by the Collateral, shall bear interest at the rates provided herein for Reference Rate Loans and shall be charged to the Loan Account, or, at the Agent's option, shall be paid out of the proceeds of any interest earned and received by the Agent from the investment of such insurance proceeds as provided herein or out of such insurance proceeds. The Agent makes no representation or warranty as to, and shall not be responsible for, the rate of return earned on any insurance proceeds. Any interest accruing on such insurance proceeds shall be held on the terms set forth in this SECTION 10.5.

          Notwithstanding the foregoing, in the event of any loss, damage or destruction to the Collateral of less than $250,000 per occurrence not to exceed $750,000 in the aggregate in any Fiscal Year then, if no Default or Event of Default exists under this Agreement, the Agent shall, at the Borrowers election, permit the Borrowers to use such money or any part thereof (after deducting from such proceeds the expenses, if any, incurred by the Agent in the collection or handling thereof) to replace, repair, restore or rebuild the Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction without the necessity to provide to the Agent a budget of all costs of the Collateral Restoration or a schedule for the Collateral Restoration.

       EX-10.26-83

          10.6 CONDEMNATION. The Borrowers shall, immediately upon learning of the institution of any proceeding for the condemnation or other taking of any of their property, having a value in excess of $250,000, notify the Agent of the pendency of such proceeding, and agree that the Agent may participate in any such proceeding, and the Borrowers from time to time will deliver to the Agent all instruments reasonably requested by the Agent to permit such participation. The Agent is authorized to collect the proceeds of any condemnation claim or award and apply them to the reduction of the Term Loans (applying such proceeds to the installments of the Term Loans as set forth in SECTION 5.5 or to any of the other Obligations then due); PROVIDED, THAT, if the Agent shall have received reasonably satisfactory evidence that such claim or award is sufficient to construct a commercially viable structure for its intended use, the Agent, shall, at the Borrowers' election, permit the Borrowers to use such claim or award, or any part thereof, to replace the condemned property in accordance with the terms specified in SECTION 10.5 for the Borrowers' use of insurance proceeds; and PROVIDED FURTHER THAT, in the event of any condemnation claim or award having a value in excess of $250,000, the Agent shall have received the approval of the Majority Lenders prior to any application of the proceeds of such claim or award described in this proviso.

          10.7 ENVIRONMENTAL, HEALTH AND SAFETY LAWS. Each of the Bor-rowers shall, and shall cause each of its Subsidiaries to, conduct its business in compliance in all material respects with all Environmental Laws applicable to it, including, without limitation, those relating to the generation, handling, use, storage, and disposal of hazardous and toxic wastes and substances. Each Borrower shall, and shall cause each of its Subsidiaries to, obtain all necessary environmental and health and safety permits, licenses or other governmental approvals or authorizations necessary for its operations and maintain such licenses, permits and approvals in good standing. Each of the Borrowers shall, and shall cause each of its Subsidiaries to, take prompt and appropriate action to respond to any noncompliance with Environmental Laws which relates to secondary containment or which could reasonably be expected to result in liability to the Borrowers or any of them in excess of $500,000 in the aggregate and shall regularly report to the Lenders on such response. Each of the Borrowers shall provide the Agent, immediately upon its receipt thereof, any notice that any Borrower receives from a Public Authority asserting that such Borrower is not in compliance with any Environmental Law or that its compliance is being investigated, which violation or suspected noncompliance could reasonably be expected to result in liability to Borrowers or any of them in excess of $100,000. Without limiting the gen-erality of the foregoing, whenever any Borrower gives notice to the Lenders pursuant to this SECTION 10.7 with respect to a matter which could reasonably be expected to result in liability to the Borrowers or any of them in excess of $500,000 in the aggregate, such Borrower shall, at the Lenders' request and such Borrower's expense (a) cause an independent environmental engineer acceptable to the Lenders to conduct such tests of the site where the noncompliance or alleged non-compliance with Environ-mental Laws has occurred and prepare and deliver to the Lenders a report setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (b) provide to the Lenders a supplemental report of such engineer whenever the scope of the environmental problems, or the response thereto or the estimated costs thereof, shall materially change. The Borrowers shall complete, within a reasonable time, but in no event more than 30 days from receipt, in a manner substantially satisfactory to the Agent, any Environmental Questionnaire and Disclosure Statement forms delivered to the Borrowers by the Agent from time to time. In furtherance and not in

       EX-10.26-84

limitation of the provisions of this SECTION 10.7, GDT agrees to use its best efforts to cause the applicable utility to replace any utility-owned transformer containing PCBs located at the Real Estate at 600 Lathrop Avenue in Savannah, Georgia with a transformer that complies with Legal Requirements.

          10.8 ERISA. (a) For each Plan adopted by such Borrower, such Borrower shall (i) use its best efforts to seek and receive a determination letter from the IRS that such Plan is qualified under Section 401(a) of the Code, and (ii) from and after the adoption of any such Plan, use its best efforts to cause such Plan to be qualified under Section 401(a) of the Code and to be administered in all material respects in accordance with the requirements of ERISA and Section 401(a) of the Code, and (iii) not take any action which would cause such Plan not to be qualified under Section 401(a) of the Code or not to be administered in all material respects in accordance with the requirements of ERISA and Section 401(a) of the Code.

          (b) Such Borrower shall not, and shall not permit any Subsidiary of such Borrower to, do any of the following to the extent such act or failure to act would singly or in the aggregate, after taking into account all other such acts or failures to act, have a Material Adverse Effect:

          (i) Engage in any prohibited transaction for which an exemption is not available or has not been previously obtained from the DOL in connection with which such Borrower or any Subsidiary could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or tax imposed by Section 4975 of the Code;

          (ii) Permit to exist any accumulated funding deficiency (whether or not waived), as defined in Section 302 of ERISA and
     Section 412 of the Code;

          (iii) Fail to pay timely required contributions or installments due with respect to any waived funding deficiency to any Plan;

          (iv) Fail to make any contribution or payment to any Multi-employer Plan which Borrower or any Subsidiary may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;

          (v) Terminate, or permit a Subsidiary to terminate, any Benefit Plan which would result in any liability of such Borrower or a Subsidiary under Title IV of ERISA;

          (vi) Fail to pay any required installment under section (m) of Section 412 of the Code or any other payment required under
     Section 412 of the Code on or before the due date for such installment or other payment; or

          (vii) Amend any Benefit Plan resulting in an increase in current liability for the plan year such that such Borrower or a Subsidiary is required to provide security to such Plan under
     Section 401(a)(29) of the Code.

          10.9 MERGERS, CONSOLIDATIONS OR SALES. Such Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any transaction of merger, reorganization, or consolidation, or transfer, sell, assign,

       EX-10.26-85

lease, or otherwise dispose of all or any part of its property, or wind up, liquidate or dissolve, or agree to do any of the foregoing, except:

          (i) For sales of Inventory in the ordinary course of its business;

          (ii) Dispositions of obsolete or unusable Equipment to the extent permitted by, and in accordance with the provisions of,
     SECTION 7.10;

          (iii) For mergers or consolidations of any Subsidiary of GDT into GDT or any other wholly-owned Subsidiary of GDT occurring after 30 days prior written notice thereof to the Lenders, PROVIDED that in any merger or consolidation involving GDT, GDT shall be the surviving corporation; and

          (iv)  As otherwise expressly permitted hereby.

          10.10 CAPITAL CHANGES. Such Borrower shall not, and shall not permit any of its Subsidiaries to, make any change in its capital structure which could adversely affect the repayment of the Obligations or the Solvency of the Borrowers (or any of them).

          10.11 TRANSACTIONS AFFECTING COLLATERAL, REAL ESTATE OR OBLIGATIONS. Such Borrower shall not, and shall not permit any of its Subsidiaries to, (a) enter into any transaction which could reasonably be expected to have a Material Adverse Effect, (b) enter into any Floor Plan Financing Agreement, other than the Operating Agreements in effect on the date hereof to which Associates is a party, (c) maintain in the State of Tennessee at any time property, including, without limitation, Receivables, Inventory and Equipment having an aggregate fair market value in excess of the value stated by the Agent in or in connection with any UCC financing statement on file in such state with respect to such property and in effect at such time, (d) acquire, directly or indirectly, any interest in any real property having a value, individually or in the aggregate, in excess of $100,000 in any calendar year (such amount to include any and all liabili-

ties or claims, whether actual or potential, with respect to such real property), as determined by the Agent in its sole discretion; PROVIDED, however, that GDT shall have the right to lease an interest in the real property in the general vicinity of and in the general configuration of the
0.474 acre parcel shown on the attached SCHEDULE 10.11 so long as no buildings, improvements (other than fencing) and fixtures are thereafter constructed thereon by any Person, or (e) obtain a refund of any Taxes required to be paid in connection with the perfection of the Liens intended to be granted to the Agent under this Agreement or any of the other Loan Documents unless the Borrowers shall have delivered to the Agent an opinion of counsel acceptable to the Agent, in form and substance acceptable to the Agent, to the effect that, after giving effect to such refund, all Taxes required to be paid to perfect the Liens intended to be granted under the Loan Documents in the property located in the jurisdiction from which the refund is sought have been paid.

          10.12 GUARANTIES. Such Borrower shall not, and shall not permit any of its Subsidiaries to, make, issue, or become liable on any Guaranty, except:

          (a)  Guaranties in favor of the Agent;

       EX-10.26-86

          (b) Endorsements of negotiable instruments for collection in the ordinary course of business;

          (c) Guaranties by GDT and/or Subsidiaries of GDT of (i) conditional sale contracts or chattel paper representing the sale and financing of GDT's Inventory as long as such transactions are entered into in the ordinary course of the Borrowers' business and such documents are sold to third party lenders within thirty (30) days and
     (ii) retail financing or leasing by third parties of GDT's Inventory; PROVIDED HOWEVER, that the aggregate amount guaranteed under this CLAUSE (c) of SECTION 10.12 shall not exceed at any time for GDT and such Subsidiaries more than $15,000,000 in the aggregate and expressly prohibiting in all cases the employment of funds for such purposes; and

          (d) Guaranties by GDT of the trade accounts payable of its Subsidiaries and its dealers; PROVIDED, HOWEVER, that the aggregate liability of GDT under all such guaranties permitted by this CLAUSE
     (d) shall not exceed $500,000 at any one time outstanding.

          10.13 DEBT. Such Borrower shall not, and shall not permit any of its Subsidiaries to, incur or maintain any Debt, other than: (a) the Obligations; (b) trade payables and contractual obligations to suppliers, customers and others incurred in the ordinary course of business; (c) Debt incurred to finance the purchase of Equipment constituting Capital Expenditures so long as, with respect to all Capital Expenditures, the principal amount of Debt for any such purchase of Equipment does not exceed the purchase price of such Equipment; (d) other Debt existing on the Effective Date and reflected in the pro forma balance sheet and the accompanying notes thereto attached as SCHEDULE 1.1-B and the audited consolidated balance sheets and the accompanying notes thereto of GDT and its Subsidiaries as of December 31, 1993 delivered to the Agent pursuant to
SECTION 9.6; (e) the unmatured contingent liability of GDT to Associates under the Floor Plan Financing Agreements to which Associates is a party;
(f) Debt of a Borrower owing to any other Borrower; and (g) additional Debt not contemplated by clauses (a) - (f) above, so long as such Debt shall not exceed $2,500,000 in the aggregate for all Borrowers and all of their Subsidiaries at any time outstanding.

          10.14 PREPAYMENT. Such Borrower shall not, and shall not permit any of its Subsidiaries to, voluntarily prepay any indebtedness for borrowed money, except (i) the Obligations in accordance with their respective terms and (ii) other indebtedness not to exceed $100,000 in the aggregate in any Fiscal Year for all Borrowers.

          10.15 TRANSACTIONS WITH AFFILIATES. Except as set forth below, such Borrower shall not, and shall not permit any of its Subsidiaries to, sell, transfer, distribute, or pay any money or property, including, but not limited to, any fees or expenses of any nature (including, but not limited to, any fees or expenses for management services), except actual expenses incurred and approved in advance in writing by the Agent, to any Affiliate, or lend or advance money or property to any Affiliate, or invest in (by capital contribution or otherwise) or purchase or repurchase any stock or indebtedness, or any property, of any Affiliate, or become liable on any Guaranty of the indebtedness, dividends, or other obligations of any Affiliate. Notwithstanding the foregoing, (a) if no Default or Event of Default has occurred and is continuing or would result from any of the events described in clauses (i) through (iv), inclusive, below, such Borrower and its Subsidiaries may (i) engage in any transaction exclusively among Borrowers, (ii) make Distributions not otherwise restricted by SEC-TION 10.26,

       EX-10.26-87

provided that the excess of (A) the Aggregate Availability immediately prior to and after giving effect to such Distribution over (B) trade payables of any and all Borrowers which are more than 45 days past due as of the date of such Distribution shall be at least $10,000,000, (iii) make guarantees permitted by and in accordance with SECTION 10.12, and (iv) engage in transactions in the ordinary course of business, in amounts and upon terms fully disclosed to the Agent, and no less favorable to such Borrower or such Subsidiary than would be obtained in a comparable arm's-length transaction with a third party who is not an Affiliate, and (b) notwithstanding the foregoing, nothing contained in this Agreement shall prohibit the Borrowers from paying Dividends to Holdings from funds legally available to pay such dividends or from paying federal or state taxes upon their income.

          10.16 INVESTMENT BANKING AND FINDER'S FEES. Such Borrower shall not, and shall not permit any of its Subsidiaries to, pay or agree to pay, or reimburse any other party (other than the Agent and the Lenders) with respect to, any investment banking or similar or related fee, underwriter's fee, finder's fee, or broker's fee to any Person in connection with this Agreement. Such Borrower shall defend and indemnify the Lenders and the Agent against and hold them harmless from all claims of any Person for any such fees, and all costs and expenses (including without limitation, attorneys fees) incurred by the Lenders or the Agent in connection therewith.

          10.17 BUSINESS CONDUCTED. Such Borrower shall not, and shall not permit any of its Subsidiaries to, engage, directly or indirectly, in any line of business other than the businesses in which such Borrower is and its Subsidiaries are engaged on the Effective Date or the businesses in which such Borrower and its Subsidiaries were engaged on the date of the Original Agreement.

          10.18 LIENS. Such Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume, or permit to exist any Lien on any property now owned or hereafter acquired by any of them, except Permitted Liens and Liens with respect to the Equipment located on the Real Estate in Terre Haute, Indiana and such Real Estate in favor of Persons, other than the Lenders, providing any financing with respect to the Equipment on such Real Estate.

          10.19 SALE AND LEASEBACK TRANSACTIONS. Such Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into any arrangement with any Person providing for such Borrower or Subsidiary to lease or rent property that such Borrower or Subsidiary has sold or transferred or will sell or otherwise transfer to such Person; PROVIDED, HOWEVER, the Borrowers may enter into sale leaseback transactions in the ordinary course of the Borrowers' business as conducted on the Effective Date which do not exceed $1,500,000 in aggregate for all Borrowers in any Fiscal Year.

          10.20 NEW SUBSIDIARIES. Such Borrower shall not, directly or indirectly, organize or acquire any Subsidiary of such Borrower unless such Subsidiary shall execute a guaranty and security agreement in form and substance satisfactory to the Agent, together with such other instruments, documents and agreements (including, without limitation, UCC financing statements) as the Agent may reasonably request, in form and substance satisfactory to the Agent.

          10.21 RESTRICTED INVESTMENTS. Such Borrower shall not, and shall not permit any of its Subsidiaries to, make any Restricted Investment.

       EX-10.26-88

          10.22  [Intentionally Omitted]

          10.23  [Intentionally Omitted]

          10.24 MINIMUM INTEREST COVERAGE. The Borrowers will maintain a ratio of (a)(i) EBITDA as determined at the end of each calendar month for the preceding three-month period minus (ii) any Distributions made to Holdings during such preceding three-month period to the extent NOT included in calculating EBITDA to (b) interest expense (excluding in the determination of interest expense the Closing Fee, and all other fees and expenses incurred by the Borrowers in connection with the closing of this transaction contemplated by this Agreement) net of interest income for such preceding three-month period, of not less than 1.1 to 1.0.

          For the purpose of this SECTION 10.24, "Distributions made to Holdings" shall exclude the following Distributions made or to be made by GDT to Holdings: $30,000,000 in December 1994, $7,000,000 in January, 1995, $15,000,000 on the Effective Date and up to $8,000,000 not later than June 30, 1995.

          10.25 FIXED MATURITY COVERAGE. The Borrowers will maintain a ratio of (a)(i) EBITDA as determined at the end of each calendar month for the immediately preceding twelve-month period minus (ii) any Distributions made to Holdings to the extent NOT included in calculating EBITDA MINUS
(iii) Capital Expenditures (excluding up to $7,000,000 of Capital Expenditures with respect to Terre Haute Equipment financed by any Person including the Lenders but excluding a Borrower or Affiliate thereof through February 29, 1996) minus (iv) federal or state income taxes paid or deferred (unless included in clause (ii) above) minus (v) the amount of cash expended with respect to extraordinary gains or losses, in each case during such preceding twelve-month period to (b) principal payments which the Borrowers were required to make on Borrowed Money, PLUS principal payments made or required to be made on Capital Expenditures financed by any Person including the Lenders, PLUS interest expense on any of the foregoing, during such preceding twelve-month period, of not less than 1.1 to 1.0.

          For the purpose of this SECTION 10.25 "Distributions made to Holdings" shall exclude the following Distributions made or to be made by GDT to Holdings: $30,000,000 in December 1994, $7,000,000 in January, 1995, $15,000,000 on the Effective Date and up to $8,000,000 not later than June 30, 1995.

          10.26 INTERCOMPANY LOANS. No Borrower shall make any loan, advance or other financial accommodation for the purpose, directly or indirectly, of financing any Redemption pursuant to a Tender Offer or an Exchange Offer unless:

          (i) simultaneously with the making of such loan, advance or other financial accommodation and Redemption, GDT shall have delivered to the Agent, for the benefit of the Lenders and in form and substance reasonably satisfactory to the Agent,

               (x) written representations and warranties of Holdings to the Lenders and the Agent to the effect that (1) as of the date of such loan, advance or other financial accommodation and Redemption, each of the Tender Offer Documents or Exchange Offer Documents, as applicable, if required to be filed with the SEC or other securities authority complied in all material respects with the

       EX-10.26-89

          provisions of the Securities Exchange Act and the rules and regulations thereunder and all other Requirements of Law; and (2) the Tender Offer Documents or Exchange Offer Documents, as applicable, as of the time they were distributed to security holders and all times subsequent thereto, did not and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; in each case together with the written indemnity of Holdings for damages, costs and expenses incurred by any Secured Creditor resulting from the breach, in any material respect, of any such representation and warranty of Holdings; and

               (y) a favorable opinion of counsel for Holdings addressed to the Lenders and the Agent to the effect that (1) the representations, warranties and indemnity referred to in CLAUSE
          (x) above were duly authorized, executed and delivered and are (subject to (x) customary creditors' rights and equitable remedies exceptions and (y) with respect to such indemnity, considerations of public policy) enforceable against Holdings in accordance with their terms; (2) to such counsel's knowledge, no action has been taken by any competent authority which restrains, prevents or imposes any material adverse condition upon, or seeks to restrain, prevent or impose any material adverse condition upon, such Tender Offer or Exchange Offer, as applicable; (3) the Tender Offer Documents or Exchange Offer Documents, as applicable, if required to be filed by Holdings with the SEC in connection with the Tender Offer or Exchange Offer, as applicable, and other relevant documents required thereby (except for the financial and statistical data contained or incorporated by reference therein, as to which such counsel expresses no opinion), at all relevant times complied as to form in all material respects with the applicable requirements of the Securities Exchange Act and Securities Act and the rules and regulations thereunder; (4) such Tender Offer Documents or Exchange Offer Documents, as applicable, if required to be filed with the SEC, have been duly filed by Holdings with the SEC; and
          (5) during the course of the preparation of the Tender Offer Documents or Exchange Offer Documents, as applicable, such counsel participated in conferences and discussions with various officers and other representatives of Holdings and its Affiliates, at which the contents of the Tender Offer Documents or Exchange Offer Documents, as applicable, were discussed; although such counsel has made no special investigation of representations made by officers and other representatives of Holdings and its Affiliates and has not verified and is not passing upon and assumes no responsibility for the accuracy, completeness or fairness of the statements contained in the Tender Offer Documents or Exchange Offer Documents, as applicable, based upon such counsel's participation in such conferences and discussions, and relying as to materiality upon officers and other representatives of Holdings and its Affiliates, such counsel advises the Lenders and Agent that no facts have come to such counsel's attention which lead such counsel to believe that, at any relevant time, the Tender Offer Documents or Exchange Offer Documents, as applicable, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading (it being understood that such counsel expresses no

       EX-10.26-90

          view with respect to the financial statements and related notes, statistical and accounting data contained or incorporated by reference in the Tender Offer Documents or Exchange Offer Documents, as applicable); and such opinion shall also cover such other matters with respect to Holdings' corporate organization, existence, good standing and related issues as the Agent may reasonably require; and

               (z) such other documents and instruments as the Agent may reasonably require; and

          (ii) the representations and warranties of Holdings made pursuant to SUBSECTION (b)(i)(x) of this SECTION 10.26 shall be true and correct in all material respects.

          10.27 FISCAL YEAR. Such Borrower will not change its Fiscal Year from a fiscal year ending on the last day of December.

          10.28 NO AMENDMENT OF CHARTER, BY-LAWS. Such Borrower will not, and will not permit any of its Subsidiaries to, without the prior written consent of the Agent, amend or modify its Certificate of Incorporation or By-Laws in any manner which would adversely affect the ability of the Borrowers to perform their Obligations hereunder and under the Loan Documents.

          10.29 FURTHER ASSURANCES. Such Borrower shall execute and deliver, or cause to be executed and delivered, to the Lenders and the Agent such documents and agreements, and shall take or cause to be taken such actions, as the Lenders and the Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents.

          10.30 USE OF PROCEEDS FOR SHAREHOLDER LOANS. In the event any proceeds of a Loan are advanced or distributed by a Borrower to Holdings in the form of a Distribution or otherwise, in each case for the purpose of enabling Holdings to repay indebtedness owed by Holdings to any of its shareholders, such Borrower shall deliver, or cause Holdings to deliver, to the Agent evidence, in form and substance satisfactory to the Agent, of the repayment of such indebtedness. The requirements of this SECTION 10.30 shall be in addition to, and not in lieu of, any other covenants and obligations of the Borrowers under this Agreement.

          10.31 DELIVERY OF ACKNOWLEDGEMENT COPIES OF UCC-3'S. The Borrowers shall, within 30 days after the filing thereof, deliver to the Agent all acknowledgement copies of amendments to the UCC-1s filed in connection with the Original Agreement.

          10.32 REVENUE DEPARTMENT RULING AND TAX OPINION. GDT shall (a) promptly employ its best efforts to apply for and cause to be issued by the Georgia Department of Revenue a ruling (the "Ruling") to the effect that no further Georgia Intangibles Tax is payable with respect to the Term Notes by reason of the issuance of the Term Notes issued to the Lenders parties hereto on each Term Funding Date or any new Term Notes issued pursuant to the provisions of SECTION 14.3(d), and (b) promptly after the issuance of the Ruling, cause the Tax Opinion to be delivered to the Agent.

       EX-10.26-91

          11.  CONDITIONS OF LENDING.

          11.1 CONDITIONS PRECEDENT TO EFFECTIVENESS OF AGREEMENT, MAKING OF INITIAL REVOLVING LOANS AND ISSUANCE OF LETTERS OF CREDIT AND BANKER'S ACCEPTANCES ON THE EFFECTIVE DATE AND MAKING OF TERM LOANS ON THE INITIAL TERM LOAN FUNDING DATE. The effectiveness of this Agreement, the obligation of each Lender to make the initial Revolving Loans on the Effective Date, the obligation of each Lender to make the initial portion of the New Term Loan Funding on the Initial Term Loan Funding Date, the obligation of the Agent to cause to be issued any Letter of Credit or Banker's Acceptance on the Effective Date or of BOA to issue any such Letter of Credit or Banker's Acceptance, and the obligation of the Lenders to participate in Letters of Credit or Banker's Acceptances issued on the Effective Date, are subject to the Initial Term Loan Funding Date and the Effective Date occurring on the same date and the following conditions precedent having been satisfied in a manner satisfactory to the Lenders:

          (a) Each Borrower shall have performed and complied with all covenants, agreements and conditions contained herein which are required to be performed or complied with by such Borrower before or on such Effective Date and Initial Term Loan Funding Date.

          (b) The Lenders shall have received a certificate dated the Effective Date and signed by the president or a vice president and the chief financial officer or treasurer of such Borrower certifying that the conditions specified in SECTION 11.1(a) have been fulfilled and that the representations and warranties contained in this Agreement are true and correct on such date and no Default or Event of Default has occurred and is continuing on such date or would result from such extension of credit.

          (c) The Lenders shall have received all items on the List of Closing Documents attached hereto as EXHIBIT D which are not elsewhere identified in this ARTICLE 11, such items to be in form and substance reasonably satisfactory to the Lenders, and to be executed by all parties thereto when the nature of such items so requires.

          (d) All proceedings taken in connection with the execution of this Agreement, all other Loan Documents and all documents and papers relating thereto shall be satisfactory to the Lenders.
     The Lenders shall have received copies of such documents and papers as the Lenders may reasonably request in connection therewith, all in form and substance reasonably satisfactory to the Lenders.

          (e) The excess of (i) the Aggregate Availability after giving effect to the Revolving Loans made or outstanding and the Letters of Credit or Banker's Acceptances issued or outstanding on the Effective Date OVER (ii) trade payables of any and all Borrowers which are more than 45 days past due as of the Effective Date and any Distributions to be made within thirty
     (30) days after the Effective Date shall be at least $15,000,000.

          (f) The Borrowers shall have delivered to the Lenders a pro forma consolidated balance sheet of GDT and its Subsidiaries as of December 31, 1994, prepared on a going concern basis, reflecting (i) the fair market values of the Borrowers' real property, machinery and equipment, and (ii) the fair values of the Borrowers'

       EX-10.26-92

     other assets, and (iii) the portion of the New Term Loan Funding amount to be made on the Initial Term Funding Date determined based on such reported fair values (as the same may have been adjusted downward by the Agent), eliminating as an asset any amount of "goodwill" stated as a line item on such balance sheet and taking into account the effect of any Distributions made after December 31, 1994 or contemplated, as of the Initial Term Funding Date, to be made on or within thirty (30) days after the Initial Term Funding Date. Such adjusted pro forma balance sheet shall show that GDT and its Subsidiaries are solvent (to the extent that the definition "Solvent" depends on balance sheet measures).

          (g)  The Agent shall have received the Closing Fee.

The acceptance by a Borrower of any Loans made on the Effective Date, and the request for the issuance of any Letter of Credit or Banker's Acceptance on the Effective Date, shall be deemed to be a representation and warranty made by such Borrower to the effect that all of the conditions to the making of such Loans or the issuance of such Letter of Credit or Banker's Acceptance set forth in this SECTION 11.1 have been satisfied, with the same effect as delivery to the Lenders of a certificate signed by the president and chief financial officer of such Borrower, dated the Effective Date, to such effect.

          11.2 CONDITIONS PRECEDENT TO MAKING OF TERM LOANS ON EACH TERM FUNDING DATE. The obligation of each Lender to make the Term Loans constituting the New Term Loan Funding on each Term Funding Date is subject to the following conditions precedent having been satisfied in a manner satisfactory to the Lenders:

          (a) Each Borrower shall have performed and complied with all covenants, agreements and conditions contained herein which are required to be performed or complied with by such Borrower before or on such Term Funding Date and the Effective Date shall have occurred.

          (b) The Lenders shall have received a certificate dated the applicable Term Funding Date signed by the president or a vice president and the chief financial officer or treasurer of GDT certifying that the conditions specified in SECTION 11.2(a) have been fulfilled and that the representations and warranties contained in this Agreement are true and correct on such date and no Default or Event of Default has occurred and is continuing on such date or would result from such extension of credit.

          (c) The Lenders shall have received all items on the List of Closing Documents attached hereto as EXHIBIT D which are not elsewhere identified in this ARTICLE 11, such items to be in form and substance satisfactory to the Lenders, and to be executed by all parties thereto when the nature of such items so requires.

          (d) All proceedings taken in connection with the execution of this Agreement, the Term Notes, all other Loan Documents and all documents and papers relating thereto shall be satisfactory to the Lenders. The Lenders shall have received copies of such documents and papers as the Lenders may reasonably request in connection therewith, all in form and substance satisfactory to the Lenders.

          (e) Nothing shall have come to the attention of the Lenders after the Effective Date in connection with their continuing review

       EX-10.26-93

     of all business and legal issues pertaining to the transactions contemplated by this Agreement which, in the reasonable judgment of the Lenders, constitutes a Material Adverse Effect.

          (f) The excess of (i) the Aggregate Availability after giving effect to the Loans made or outstanding and the Letters of Credit or Banker's Acceptances issued or outstanding on such Term Funding Date OVER (ii) trade payables of any and all Borrowers which are more than 45 days past due as of such Term Funding Date and any Distributions to be made within thirty (30) days after such Term Funding Date shall be at least $20,000,000.

The acceptance by GDT of any Term Loans made on each Term Funding Date shall be deemed to be a representation and warranty made by GDT to the effect that all of the conditions to the making of such Term Loans set forth in this SECTION 11.2 have been satisfied, with the same effect as delivery to the Lenders of a certificate signed by the president or chief financial officer of GDT, dated such Term Funding Date, to such effect.

          11.3 CONDITIONS PRECEDENT TO EACH LOAN, LETTER OF CREDIT AND BANKER'S ACCEPTANCE. The obligation of each Lender to make Term Loans on each Term Funding Date and to make Revolving Loans, including the initial Loans made on the Effective Date, and the obligation of the Agent to cause to be issued (or of any Lender to issue) any Letter of Credit or Banker's Acceptance and of the Lenders to participate in Letters of Credit or Banker's Acceptances, shall be subject to the further conditions precedent that on the date of any such extension of credit:

          (a) With respect to a request for Loans, the Agent shall have received, on or before the applicable Funding Date, an original and duly executed Notice of Borrowing, or telecopy or telex notice in lieu thereof, as and when required pursuant to
     SECTION 2.2;

          (b) The acceptance by a Borrower of any extension of credit shall be deemed to be a statement to the effect set forth in clauses (i) and (ii) below (which statement shall be true), with the same effect as the delivery to the Lenders of a certificate signed by the president and chief financial officer of such Borrower, dated the date of such extension of credit, stating that:

               (i) The representations and warranties contained in this Agreement, other than those set forth in SECTIONS 9.4 (except to the extent that SECTION 9.4 relates to the business conducted by the Borrowers), 9.5, and 9.13, are correct in all material respects on and as of the date of such extension of credit as though made on and as of such date, except to the extent the Lenders have been notified by such Borrower that any such representation or warranty is not correct and the Majority Lenders have explicitly waived in writing compliance with such representation or war-
                    ranty; and

               (ii) No event has occurred and is continuing, or would result from such extension of credit, which constitutes a Default or an Event of Default; and

          (c) the Agent shall have received such other approvals, opinions or documents as the Agent may reasonably request.

       EX-10.26-94

Each submission by GDT to the Agent of a Notice of Borrowing or telephonic request with respect to a Revolving Loan and the acceptance by a Borrower of the proceeds of each such Loan, or the request for the issuance of a Letter of Credit or Banker's Acceptance and the issuance of such Letter of Credit or Banker's Acceptance, shall constitute a representation and warranty by the Borrowers as of the Funding Date in respect of such Revolving Loan and the date of issuance of such Letter of Credit or Banker's Acceptance that all of the conditions contained in this ARTICLE 11 have been satisfied.

          12.  DEFAULT; REMEDIES.

          12.1 EVENTS OF DEFAULT. It shall constitute an event of default ("Event of Default") if any one or more of the following shall occur for any reason:

          (a) any failure to pay the principal of or interest or premium on any of the Obligations when due, whether upon demand or otherwise;

          (b) any representation or warranty made by any Borrower or any of its Subsidiaries in this Agreement, any of the other Loan Documents, any Financial Statement, or any certificate furnished by any such Borrower or Subsidiary at any time to the Agent or any Lender shall prove to be untrue in any material respect as of the date on which made and such Borrowers shall fail to cause or render immaterial the fact or condition causing such representation or warranty to be untrue in any material respect within (i) ten (10) days after notice of such failure by the Agent to such Borrower, (ii) thirty (30) days after the date that such Borrower discovers, or reasonably should have discovered, such failure, or (iii) if such failure shall have existed for more than forty-five (45) days, five (5) days after the earlier of (A) written notice thereof from the Agent to such Borrower or
     (B) such Borrower's discovery of such failure;

          (c) any failure by (i) any Borrower to comply with any of the covenants set forth in ARTICLE 10 of this Agreement; or (ii) any failure by any Borrower or Holdings to comply with any of the covenants set forth in the Holdings Stock Agreement;

          (d) any failure by any Borrower to comply with any of the other covenants and agreements contained in this Agreement, the Term Notes, the other Loan Documents, or any other agreement entered into at any time to which any Borrower or any Subsidiary of any Borrower and the Agent or any of the Lenders are party, for more than (i) ten (10) days after notice of such failure by the Agent to such Borrower, (ii) thirty (30) days after the date that such Borrower discovers, or reasonably should have dis-covered, such failure, or (iii) if such failure shall have existed for more than forty-five (45) days, five (5) days after the earlier of (A) written notice thereof from the Agent to such Borrower or (B) such Borrower's discovery of such failure; or if any such agreement, instrument or document shall terminate (other than in accordance with its terms or the terms hereof or with the written consent of the Majority Lenders and the Agent);

          (e) any default in the payment of any principal, interest or premium with respect to any Debt for borrowed money or any

       EX-10.26-95

     indebtedness for borrowed money of any Borrower or of any Subsidiary of such Borrower (other than the Obligations) in an outstanding prin-cipal amount in excess of $500,000 or under any agreement or instru-ment under or pursuant to which any such Debt or indebtedness may have been issued, created, assumed, or guaranteed by such Borrower or Sub-sidiary, and such default shall continue for more than the period of grace, if any, therein specified, or any such Debt or indebtedness shall be declared due and payable prior to the stated maturity thereof;

          (f) Holdings, any Borrower or any Subsidiary of any Borrower shall (i) file a voluntary petition in bankruptcy or file a voluntary petition or an answer or otherwise commence any action or proceeding seeking reorganization, arrangement or readjustment of its debts or for any other relief under the Bank-ruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing, or consent to, approve of or acquiesce in, any such petition, action or proceeding; (ii) apply for or acquiesce in the appointment of a receiver, assignee, liquidator, sequestrator, custodian, trustee or similar officer for it or for all or any part of its property; (iii) make an assignment for the benefit of creditors; or (iv) be unable generally to pay its debts as they become due;

          (g) an involuntary petition shall be filed or an action or proceeding otherwise commenced seeking reorganization, arrangement or readjustment of Holdings', any Borrower's or any Borrower's Subsidiary's debts or for any other relief under the Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing and such petition, action or proceeding is not controverted by appropriate proceedings diligently pursued within thirty (30) days and is not dismissed within sixty (60) days;

          (h) a receiver, assignee, liquidator, sequestrator, custodian, trustee or similar officer for Holdings, any Borrower or any Subsidiary of any Borrower or for all or any part of their respective property shall be appointed; or a warrant of attachment, execution or similar process shall be issued against any part of the property of Holdings, any Borrower or any Subsidiary of any Borrower and is not controverted by appropriate proceedings diligently pursued within thirty (30) days and is not dismissed within sixty (60) days;

          (i) Holdings or any Borrower or any Subsidiary of any Borrower shall file a certificate of dissolution under applicable state law or shall be liquidated, dissolved or wound-up, or shall commence any action or proceeding for dissolution, winding-up or liquidation, or shall take any corporate action in furtherance of any of the foregoing, or shall have commenced against it any such action or proceeding which is not controverted by appropriate proceedings diligently pursued within thirty (30) days and is not dismissed within sixty (60) days;

          (j) all or substantially all of the property of Holdings or any Borrower or any Subsidiary of any Borrower shall be national-ized, expropriated or condemned, seized or otherwise appro-priated, or custody or control of such property or of Holdings or any Borrower or any Subsidiary of any Borrower shall be assumed by any

       EX-10.26-96

     Public Authority or any court of competent jurisdiction at the instance of any Public Authority except where contested in good faith by proper proceedings diligently pursued where a stay of enforcement is in effect;

          (k) any guaranty of the Obligations shall be terminated, revoked or declared void or invalid or any Guarantor attempts to terminate or revoke its guaranty of the Obligations or contests in any proceeding the validity thereof;

          (l) one or more final judgments for the payment of money aggregating in excess of $1,000,000 (net of insurance with respect to which the insurer has not denied coverage) shall be rendered against any Borrower or any Subsidiary of any Borrower which is not discharged in full or stayed within thirty (30) days after the date of entry thereof;

          (m) any loss, theft, damage or destruction of any item or items of Collateral occurs which has a Material Adverse Effect;

          (n) Holdings shall default in the payment when due, whether by acceleration or otherwise, or in the performance or observance of the Debentures or any other event or condition shall occur which results in the acceleration of the maturity of any of the Debentures or enables the holder or holders thereof or any agent or trustee for such holders (with or without the giving of notice or passage of time or both) to accelerate the maturity of any of the Debentures;

          (o) the Holdings Controlling Shareholders (or any estate of, or trust created by, any Holdings Controlling Shareholder for tax or estate planning purposes) shall cease to own sufficient shares of the capital stock of Holdings to elect a majority of the Board of Directors of Holdings, or the Holdings Controlling Shareholders shall cease to take all corporate action or shall cease to have the power to direct and cause the direction of the management and policies of Holdings, or Holdings shall cease to own one hundred percent (100%) of the outstanding capital stock of GDT or cease to have the power to direct and cause the direction of the management of policies of GDT or to take all corporate action;

          (p) there occurs any material adverse change in the business, assets or other properties, liabilities, or condition (financial or otherwise), results of operations or prospects of Holdings or any Borrower since December 31, 1993;

          (q) any Termination Event occurs which the Lenders reasonably believe could have a Material Adverse Effect;

          (r) any plan administrator of any Benefit Plan applies under Section 412(d) of the Code for a waiver of the minimum funding standards of Section 412(a) of the Code and the Lender believes that the business hardship which is the basis of such application could have a Material Adverse Effect; or

          (s) (i) on or after the date of the execution and delivery thereof, any of the Loan Documents shall for any reason, except to the extent permitted by the terms hereof or thereof and other than as a result of any default or agreement of the Agent, fail or cease

       EX-10.26-97

     to create or constitute a valid, perfected and first priority lien on or security interest in any Collateral or any Real Estate purported to be covered thereby or (ii) the Obligations shall be subordinated or shall not have the priority contemplated by the Loan Documents, for any reason.

          12.2 REMEDIES. (a) If an Event of Default exists, the Agent may, and at the direction of the Majority Lenders shall, without notice to or demand on any of the Borrowers, do one or more of the following at any time or times and in any order: (i) reduce each Borrower's Maximum Revolver Amount, or the amount of the Revolving Credit Commitments, or the advance rates against Eligible Accounts and/or Eligible Inventory used in computing the Maximum Revolver Amounts, or reduce or increase one or more of the other elements used in computing the Maximum Revolver Amounts and
(ii) restrict the amount of or refuse to make Revolving Loans or to issue Letters of Credit or Banker's Acceptances. If an Event of Default exists, the Agent may, and at the direction of the Majority Lenders shall, without notice to or demand on any Borrower, do one or more of the following, in addition to the actions described in the preceding sentence, at any time or times and in any order: (i) terminate the Commitments and this Agreement and (ii) declare any or all Obligations to be immediately due and payable; PROVIDED, HOWEVER, that upon the occurrence of any Event of Default described in SECTIONS 12.1(f), 12.1(g), 12.1(h), or 12.1(i), all Obliga-tions shall automatically become immediately due and payable without notice or demand of any kind; and pursue its other rights and remedies under the Loan Documents and applicable law.

          (b) If an Event of Default exists: (i) the Agent and the Lenders shall have, in addition to all other rights, the rights and remedies of a secured party under the UCC; (ii) the Agent may, at any time, take possession of the Collateral and keep it on any of the Borrower's premises, at no cost to the Lenders or the Agent, or remove any part of it to such other place or places as the Agent may desire, or each of the Borrowers shall, upon the Agent's demand, at the Borrowers' cost, assemble the Collateral and make it available to the Agent at a place reasonably convenient to the Agent; and (iii) the Agent may sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as the Agent deems advisable, in its sole discretion, and may, if the Agent deems it reasonable, postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale. Without in any way requiring notice to be given in the following manner, each of the Borrowers agrees that any notice by the Agent of sale, disposition or other intended action hereunder or in connection herewith, whether required by the UCC or otherwise, shall constitute reasonable notice to the Borrower if such notice is mailed by registered or certified mail, return receipt requested, postage prepaid, or is delivered personally against receipt, at least ten (10) days prior to such action to the Borrowers' address specified in or pursuant to Section 16.7. If any Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given against the Obligations until the Agent receives payment, and if the buyer defaults in payment, the Agent may resell the Collateral without further notice to any of the Borrowers. In the event the Agent seeks to take possession of all or any portion of the Collateral by judicial process, each of the Borrowers irrevocably waives: (a) the posting of any bond, surety or security with respect thereto which might otherwise be required; (b) any demand for possession prior to the commencement of any suit or action to recover the Collateral; and (c) any requirement that the Agent retain possession and not dispose of any Collat-eral until after trial or final judgment. Each of the Borrowers agrees that

       EX-10.26-98

the Agent has no obligation to preserve rights to the Collateral or marshall any Collateral for the benefit of any Person. The Agent is hereby granted a license or other right to use, without charge, each of the Borrower's labels, patents, copyrights, name, trade secrets, trade names, trademarks, and advertising matter, or any similar property, in completing production of, advertising or selling any Collateral, and the rights of each of the Borrowers under all licenses and all franchise agreements shall inure to the Agent's benefit. The proceeds of sale shall be applied first to all expenses of sale, including attorneys' fees, and second, in whatever order the Agent elects, to all Obligations. The Agent will return any excess to the applicable Borrower or such other Person as shall be legally entitled thereto and the Borrowers shall remain liable for any deficiency.

          (c) If an Event of Default occurs, each of the Borrowers hereby waives all rights to notice and hearing prior to the exercise by the Agent of the Agent's rights to repossess the Collateral without judicial process or to replevy, attach or levy upon the Collateral without notice or hearing.

          (d) If an Event of Default occurs, the Agent shall have the right to enter upon the premises of the Borrower where the Collateral is located (or is believed to be located) without any obligation to pay rent to the Borrowers, or any other place or places where the Collateral is believed to be located and kept, and render the Collateral unusable or remove the Collateral therefrom to the premises of the Agent or any agent of the Agent, for such time as the Agent may desire, in order to effectively collect or liquidate the Collateral, and/or the Agent may require the Borrower to assemble the Collateral and make it available to the Agent at a place or places to be designated by the Agent. If an Event of Default occurs, the Agent shall have the right to obtain access to the Borrowers' data processing equipment, computer hardware and software relating to the Collateral or the Real Estate and to use all of the foregoing and the information contained therein in any manner the Agent deems appropriate; and the Agent shall have the right to notify post office authorities to change the address for delivery of the Borrowers' mail to an address designated by the Agent and to receive, open and deal with all mail addressed to the Borrowers.

          13.  TERMINATION.

          13.1 TERM AND TERMINATION. This Agreement shall terminate on the fifth Anniversary Date unless terminated on such earlier date as provided below (the "Termination Date"). The Majority Lenders may also terminate this Agreement at any time without notice upon an Event of Default. Upon the termination of this Agreement for any reason whatsoever, all Obligations (including, without limitation, all accrued and unpaid fees under Article 4 and all unpaid principal of, accrued interest on and prepayment penalties, if any, with respect to the Term Loans) shall become immediately due and payable. Notwithstanding the termination of this Agreement, until all Obligations are paid and performed in full, the Lenders and the Agent shall retain all of their respective rights and remedies hereunder (including, without limitation, the Agent's security interest, for the benefit of the Secured Creditors, in and all rights and remedies with respect to all then existing and after-arising Collateral).

          14.  WAIVER; AMENDMENTS; ASSIGNMENTS; SUCCESSORS.

          14.1 NO WAIVER. Failure by the Agent or any Lender to exercise any right, remedy or option under this Agreement or any present or future supplement thereto, or in any other agreement between or among any Borrower

       EX-10.26-99

and the Agent and/or any Lender, or delay by the Agent or any Lender in exercising the same, will not operate as a waiver thereof. No waiver by the Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by the Agent or any Lender on any occasion shall affect or diminish the Agent's or any Lender's right thereafter to require strict performance by the Borrowers of any provision of this Agreement. The Agent's and each Lender's rights and remedies under this Agreement will be cumulative and not exclusive of any other right or remedy which the Agent or any Lender may have.

          14.2 AMENDMENTS AND WAIVERS. No amendment or modification of any provision of this Agreement shall be effective without the written agreement of the Majority Lenders and the Borrowers, and no termination or waiver of any provision of this Agreement, or consent to any departure by any Borrower therefrom, shall in any event be effective without the written concurrence of the Majority Lenders, which the Majority Lenders shall have the right to grant or withhold at their sole discretion. Notwithstanding the immediately preceding sentence, any release of any Guaranty made by a Guarantor or any amendment, modification, or waiver of (a) any provision of
ARTICLE 2, 3 or 4, which amendment, modification or waiver relates to any increase of the Commitments, any forgiveness of the principal amount of any Loan or increase in the principal amount of the Term Loans, any extension or waiver of the time for payment of any installments of principal or interest on any Term Loans or any provision of SECTION 2.3, the reduction of the interest rates applicable to any Loans and/or the amount of fees payable hereunder, shall be effective if, and only if, evidenced by a writing signed by all Lenders, (b) the definitions of "Aggregate Maximum Revolver Amount", "Distribution", "Dividend", "Eligible Accounts", "Eligible Inventory", "Initial Term Funding Date", "Majority Lenders", "Net Collateral Value", "Pro Rata Share", "Real Estate Term Funding Date", "Termination Date" and "Terre Haute Term Funding Date", shall be effective only if evidenced by a writing signed by all Lenders or (c) the provisions contained in SECTIONS 10.9, 10.15, 10.24, 10.25, 10.26, 11.1(e), 11.2(f),
this SECTION 14.2 and in SECTION 15.8(b)(v), shall be effective only if evidenced by a writing signed by all Lenders. No amendment, modification, termination, or waiver of any provision of ARTICLE 15 or any other provision referring to the Agent or BOA shall be effective without the written concurrence of the Agent. The Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Borrower in any case shall entitle such Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent effected in accordance with this SECTION
14.2 shall be binding on each Secured Creditor, each future Secured Creditor, and, if signed by a Borrower, on such Borrower.

          14.3 ASSIGNMENTS; PARTICIPATIONS. (a) Each Lender shall have the right, with the Agent's consent, at any time to assign to one or more commercial banks or other financial institutions all or a portion of its Commitment, the Loans owing to it and Term Notes held by it and its rights and obligations with respect to Letters of Credit and Banker's Acceptances; PROVIDED, HOWEVER, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender's corresponding rights and obligations under this Agreement and the assignment shall apply the same percentage to the Lender's Commitment and Loans, (ii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance in

       EX-10.26-100

substantially the form of EXHIBIT E ("Assignment and Acceptance"), together with the Term Notes subject to such assignment and with a processing and recordation fee of $2,000, and (iii) any assignee shall be (x) a Lender or Affiliate of a Lender or (y) a commercial bank or other financial institution which has combined capital, surplus and undivided profits of not less than $100,000,000 or Affiliates thereof. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least two (2) Business Days after the execution thereof, (A) the as-signee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, but not limited to, the obligation to participate in Letters of Credit pursuant to SECTION 3A.6 and the obligation to participate in Banker's Acceptances pursuant to SECTION 3B.6) and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

          (b) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

          (c)  The Agent shall maintain at its address set forth in SECTION
16.7 a copy of each Assignment and Acceptance delivered to and accepted by it and books and records, including computer records, in which it shall promptly record the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time (the "Register"). The entries in the Register shall constitute rebut-tably presumptive evidence, absent manifest error but subject to the Borrowers' right to review the Agent's monthly statement and to object to any entries therein under SECTION 6.1, of the accuracy of the information contained therein, and the Borrowers, the Agent and the Lenders may treat each Person

       EX-10.26-101

the name of which is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with the Term Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of EXHIBIT E, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Borrowers. Within five (5) Business Days after the Borrowers' receipt of such notice, the Borrowers, at their own expense, will execute and deliver to the Agent in exchange for the surrendered Term Notes, new Term Notes to the order of such assignee in amounts corresponding to the interest in the assigning Lender's rights and obligations under this Agreement acquired by such assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has retained an interest in such rights and obligations hereunder, new Term Notes to the order of the assigning Lender in amounts corresponding to such interest retained by it hereunder. Such new Term Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Term Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of EXHIBIT C. Upon delivery of such new Term Notes, the surrendered Term Notes shall be cancelled by the Agent and returned to the applicable Borrower. Notwithstanding the foregoing provisions of this
SECTION 14.3(d), the Agent shall not be obligated to obtain, and no Lender shall be entitled to the issuance of, new Term Notes following an assignment under this SECTION 14.3, unless and until either (i) the Ruling has been issued in form and substance satisfactory to the Agent and the Agent has received the Tax Opinion, or (ii) the Agent is satisfied that all Georgia Intangibles Tax payable in connection therewith has been fully paid or provided for.

          (e) Each Lender may grant participations in all or any part of its rights and obligations under this Agreement (including, without limitation, all or any part of its Commitment, the Loans, the Letters of Credit or the Banker's Acceptances, as applicable) to one or more other Persons; PROVIDED, HOWEVER, that (i) any such disposition shall not, without the consent of the Borrowers, require any Borrower to file a registration statement with the SEC or apply to qualify the Loans under the blue sky law of any state; (ii) such Lender shall make and receive all payments for the account of its participant and shall retain exclusively, and shall continue to exercise exclusively, all rights of approval and administration available hereunder with respect to such Lender's Commitment and Pro Rata Share of the Loans, Letters of Credit and Banker's Acceptances, as applicable, even after giving effect to the sale of any such participation, and such Lender shall make such arrangements with its participants as may be necessary to accomplish the foregoing and (iii) any such disposition shall be to (x) a Lender or an Affiliate of a Lender, or
(y) a commercial bank or other financial institution which has combined capital, surplus and undivided profits of not less than $100,000,000 or Affiliates thereof. Notwithstanding anything to the contrary in the foregoing sentence, any participant may be given the right to require the Lender granting such participant's participation to vote against (1) the release of all or substantially all of the Collateral, and (2) any amendment, modification or waiver of any provision of ARTICLE 2, 3 or 4 relating to the principal amount of the Loans, Letter of Credit Obligations or Banker's Acceptance Obligations, the maturity dates of the Loans, interest and fees payable hereunder, the interest rates borne by the Loans and the amounts of

       EX-10.26-102

any fees payable under SECTIONS 4.4, 4.4A and 4.5. No holder of a participation in all or any part of the Loans shall be a "Lender" for any purpose under this Agreement; PROVIDED, HOWEVER, that each holder of a participation shall have the rights of a Lender (including any right to receive payment) under SECTIONS 4.6, 15.5 and 16.6; PROVIDED, FURTHER, that all requests for any such payments shall be made by a participant through the Lender granting such participation. The right of each holder of a participation to receive payment under SECTIONS 4.6, 15.5 and 16.6 shall be limited to the lesser of (i) the amounts actually incurred by such holder for which payment is provided under such Sections and (ii) the amounts that would have been payable under such Sections by the Borrowers to the Lender granting the participation to such holder had such participation not been granted.

          (f) It is expressly agreed that, in connection with prospective offers for the sale and transfer of any assignment or any participation pursuant to this SECTION 14.3, each Lender may provide to such prospective assignees and participants such information pertaining to the Borrowers as such Lender may deem appropriate.

          (g) Notwithstanding the foregoing provisions of this SECTION 14.3, each Lender may at any time sell, assign, transfer, or negotiate all or any part of its rights and obligations under this Agreement to any Affiliate of such Lender.

          (h) Notwithstanding the other provisions of this SECTION 14.3, the obligations of the Borrowers to pay or reimburse the Lenders for additional amounts of the Georgia Intangibles Tax payable in connection with the issuance of new Term Notes pursuant to the provisions of SECTION 14.3(d) as a result of an assignment by a Lender shall be limited to $50,000 in the aggregate in the case of BankAmerica and its assigns, and $25,000 in the aggregate in the case of each other Lender party hereto on the Effective Date and its respective assigns; PROVIDED, HOWEVER, that the limitation on the obligation of the Borrowers set forth in this SUBSECTION 14.3(h) shall terminate and become null and void upon the issuance of the Ruling and the receipt by the Agent of the Tax Opinion.

          14.4 SUCCESSORS AND ASSIGNS. This Agreement and the other Loan Documents shall be binding upon the parties hereto and their respective successors and assigns (including, without limitation, a receiver, trustee or debtor-in-possession of a Borrower) and shall inure to the benefit of the parties hereto and the successors and permitted assigns of the Lenders. In the event of any such transfer or assignment, the rights and privileges conferred upon the Lenders shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. No Borrower's rights or any interest therein hereunder may be assigned without the written consent of all of the Lenders.

          15.  THE AGENT.

          15.1 APPOINTMENT. Each Lender hereby ratifies and confirms the appointment of BankAmerica, pursuant to the terms of the Succession Agreement, as its Agent under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. The Agent agrees to act as such on the express conditions contained in this
ARTICLE 15. The provisions of this ARTICLE 15 are solely for the benefit of

       EX-10.26-103

the Secured Creditors, and no Borrower shall have any rights as a third party beneficiary of any of the provisions hereof (other than as expressly set forth in SECTION 15.7). In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower. The Agent may perform any of its duties under this Agreement, or under the other Loan Documents, by or through its agents or employees.

          15.2 NATURE OF DUTIES. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. Except as expressly provided herein, the duties of the Agent shall be mechanical and administrative in nature. The Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which the Agent is expressly entitled to take or assert under this Agreement and the other Loan Documents, including, without limitation the right to elect remedies under Section 12.2, and any action so taken or not taken shall be deemed consented to by the Lenders. The Agent shall not have by reason of this Agreement a fiduciary relation-ship in respect of any Lender. Nothing in this Agreement or any of the other Loan Documents, express or implied, is intended to or shall be con-strued to impose upon the Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own independent investiga-tion of the financial condition and affairs of each Borrower in connection with the making and the continuance of the Loans hereunder and with the issuance of the Letters of Credit and Banker's Acceptances, and shall make its own appraisal of the creditworthiness of each Borrower, and the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the date of this Agreement or at any time or times thereafter. If the Agent seeks the consent or approval of the Majority Lenders to the taking or refraining from taking any action hereunder, the Agent shall send notice thereof to each Lender. Without limitation of the foregoing, the Agent shall obtain the consent of the Majority Lenders before approving the expenses described in the first sentence of SECTION 10.15. The Agent shall promptly notify each Lender any time that the Majority Lenders have instructed the Agent to act or refrain from acting pursuant hereto. The Agent may employ agents, co-agents and attorneys-in-fact and shall not be responsible to the Lenders or the Borrowers, except as to money or securities received by it or its authorized agents, for the gross negligence or willful misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

          15.3 RIGHTS, EXCULPATION, ETC. Neither the Agent nor any of its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by it or any of them under this Agreement or under any of the other Loan Documents, or in connection herewith or therewith, except that the Agent shall be obligated on the terms set forth herein for performance of its express obligations under this Agreement and except that no Person shall be relieved of any liability imposed by law for intentional tort. The Agent shall not be liable for any apportionment or distribution of payments made by it in good faith pursuant to SECTION 5.6(d), and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Secured Creditor to whom payment was due but not made shall be to recover from other Secured Creditors any payment in excess of the amount to which they are determined to have been entitled. The Agent shall not be responsible to any Lender for any recitals,

       EX-10.26-104

statements, representations or warranties contained in this Agreement or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the other Loan Documents or any of the transactions contemplated thereby, or for the financial condition of any Borrower. The Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the other Loan Documents or the financial condition of any Borrower, or the existence or possible existence of any Default or Event of Default. The Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agent is permitted or required to take or to grant, and if such instructions are promptly requested, the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Majority Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Majority Lenders.

          15.4 RELIANCE. The Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

          15.5 INDEMNIFICATION. To the extent that the Agent is not reimbursed and indemnified by the Borrowers, the Lenders will reimburse and indemnify the Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by the Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender's Pro Rata Share, including, without limitation, Agent Advances made pursuant to SECTION 15.8 in accordance with the terms of SECTION 15.8; PROVIDED, HOWEVER, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements resulting from the Agent's gross negligence or willful misconduct. The obligations of the Lenders under this SECTION 15.5 shall survive the payment in full of the Loans, Letter of Credit Reimbursement Obligations, Banker's Acceptance Reimbursement Obligations and the termination of this Agreement.

          15.6 BANKAMERICA INDIVIDUALLY. With respect to its Pro Rata Share of the Commitments hereunder and the Loans made by it and the Letters of Credit and Banker's Acceptances issued by it, BankAmerica shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "Lenders" or "Majority Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include BankAmerica in its individual capacity as a Lender or one of the Majority Lenders.

       EX-10.26-105

          15.7 SUCCESSOR AGENT.

          (a) The Agent may resign from the performance of all of its functions and duties under this Agreement at any time by giving at least thirty (30) Business Days' prior written notice to the Borrowers and each Lender. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (b) or (c) below.

          (b) Upon any such notice of resignation, the Majority Lenders shall appoint a successor Agent who shall be reasonably satisfactory to the Borrowers.

          (c) If a successor Agent shall not have been so appointed within such thirty (30) Business Day period, the retiring Agent, with the consent of the Borrowers, shall then appoint a successor Agent who shall serve as Agent until such time, if any, as the Majority Lenders, with the consent of the Borrowers, shall appoint a successor Agent as provided above.

          15.8 COLLATERAL MATTERS.

          (a) The Agent is hereby authorized by the Borrowers and the Lenders, from time to time, before or after the occurrence of an Event of Default, to make such disbursements and advances ("Agent Advances") pur-

suant to this Agreement and the other Loan Documents which the Agent reasonably deems necessary or desirable to preserve or protect the Collateral, or any portion thereof, in order to enhance the likelihood of, or maximize the amount of, repayment by any Borrower, or any guarantor or other Person, of the Loans and other Obligations or to pay any other amount chargeable to either Borrower pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in
SECTION 16.5. The Agent Advances shall be repayable on demand and be secured by the Collateral. The Agent Advances shall not constitute Revolving Loans but shall otherwise constitute Obligations hereunder and shall bear interest at the rate applicable to the Reference Rate Loans.
The Agent shall notify each Lender in writing of each such Agent Advance, which notice shall include a description of the purpose of such Agent Advance. Without limitation to its obligations pursuant to SECTION 15.5, each Lender agrees that it shall make available, to the Agent, upon the Agent's demand, immediately available funds, an amount equal to such Lender's Pro Rata Share of each such Agent Advance. If such funds are not made available to the Agent by such Lender within one (1) Business Day after the Agent's demand therefor, the Agent will be entitled to recover any such amount from such Lender together with interest thereon at the Federal Funds Rate for each day during the period commencing on the date of such demand and ending on the date such amount is received.

          (b) The Lenders hereby irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent, for the benefit of the Secured Creditors, upon any Collateral
(i) upon termination of the Commitments and payment and satisfaction of all Loans, Letter of Credit Reimbursement Obligations, other Letter of Credit Obligations, Banker's Acceptance Reimbursement Obligations and other Banker's Acceptance Obligations (in each case whether or not due) and all other Obligations which have matured and which the Agent has been notified in writing are then due and payable; (ii) constituting property being sold or disposed of if the applicable Borrower certifies to the Agent that the sale or disposition is made in compliance with this Agreement (and the Agent may rely conclusively on any such certificate, without further inquiry);

       EX-10.26-106

(iii) constituting property in which the applicable Borrower owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to the applicable Borrower under a lease which has expired or been terminated in a transaction permitted under this Agree-

ment or which will expire imminently and which has not been, and is not intended by such Borrower to be, renewed or extended; or (v) if approved, authorized or ratified in writing by the Lenders. Upon request by the Agent or the Borrowers at any time, the Lenders will confirm in writing the Agent's authority to release any Lien granted to or held by the Agent, for the benefit of the Secured Creditors, upon particular types or items of Collateral pursuant to this SUBSECTION 15.8(b).

          (c) So long as no Event of Default has occurred and is then continuing, upon receipt by the Agent of confirmation from the Majority Lenders of its authority to release any Lien granted to or held by the Agent, for the benefit of the Secured Creditors, upon particular types or items of Collateral, and upon at least five (5) Business Days' prior written request by the applicable Borrower, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent, for the benefit of the Secured Creditors, herein or pursuant hereto upon such Collateral; PROVIDED, HOWEVER, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent's opinion, would expose the Agent to liability or create any obligation or entail any conse-quence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the applicable Borrower in respect of) all inter-ests retained by such Borrower, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

          (d) The Agent shall have no obligation whatsoever to any Secured Creditor to assure that the Collateral exists or is owned by any Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to the Agent, for the benefit of the Secured Creditors, herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Agent pursuant to this SECTION 15.8 or pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent's own interest in the Collateral in its capacity as one of the Lenders and that the Agent shall have no duty or liability whatsoever to any Secured Creditor as to any of the foregoing. It is further understood and agreed that this
SECTION 15.8(d) is not intended, nor shall it be construed, to diminish or relieve the Agent of its obligations and responsibilities to the Secured Creditors specified in other sections of this Agreement.

          15.9 AGENCY FOR PERFECTION. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting the Lenders' security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent's request therefor shall deliver such Collateral to the Agent or in accordance with the Agent's in-structions.

       EX-10.26-107

          16.  MISCELLANEOUS.

          16.1 CUMULATIVE REMEDIES; NO PRIOR RECOURSE TO COLLATERAL. The enumeration herein of the rights and remedies of the Lenders and the Agent is not intended to be exclusive, and such rights and remedies are in addition to and not by way of limitation of any other rights or remedies that the Lenders and the Agent may have under the UCC or other applicable law. The Lenders and the Agent shall have the right, in their sole dis-cretion, to determine which rights and remedies are to be exercised and in which order. The exercise of one right or remedy shall not preclude the exercise of any others, all of which shall be cumulative. The Lenders and the Agent may, without limitation, proceed directly against any Borrower to collect the Obligations without any prior recourse to the Collateral.

          16.2 SEVERABILITY. If any provision of this Agreement shall be prohibited or invalid under applicable law, it shall be ineffective only to such extent, without invalidating the remainder of this Agreement.

          16.3 GOVERNING LAW; CHOICE OF FORUM; SERVICE OF PROCESS; JURY TRIAL WAIVER. (a) THIS AGREEMENT SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF NEW YORK.

          (b) SUBJECT ONLY TO THE EXCEPTION IN THE NEXT SENTENCE, THE BORROWERS, THE LENDERS AND THE AGENT HEREBY AGREE TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK SITTING IN THE CITY AND COUNTY OF NEW YORK AND WAIVE ANY OBJECTION BASED ON VENUE OR FORUM NON CONVENIENS WITH RESPECT TO ANY ACTION INSTITUTED THEREIN, AND AGREE THAT ANY DISPUTE CONCERNING THE RELATIONSHIP AMONG THE LENDERS AND THE AGENT AND ANY BORROWER OR THE CONDUCT OF ANY PARTY IN CONNECTION WITH THIS AGREEMENT OR OTHERWISE SHALL BE HEARD ONLY IN THE COURTS DESCRIBED ABOVE. NOTWITHSTANDING THE FOREGOING, THE LENDERS AND THE AGENT SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWERS OR THEIR RESPECTIVE PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION THE LENDERS AND THE AGENT DEEM NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR OTHER SECURITY FOR THE OBLIGATIONS.

          (c) EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO SUCH BORROWER AT ITS ADDRESS SET FORTH IN SECTION 16.7 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE U.S. MAILS, OR, AT THE LENDERS' AND/OR AGENT'S OPTION, BY SERVICE UPON HUTTON INGRAM YUZEK GAINEN CARROLL & BERTOLOTTI, AT ITS NOTICE ADDRESS SET FORTH IN SECTION 16.7 WHICH EACH BORROWER IRREVOCABLY APPOINTS AS SUCH BORROWER'S AGENT FOR THE PURPOSE OF ACCEPTING SERVICE OF PROCESS WITHIN THE STATE OF NEW YORK. IN ADDITION, THE LENDERS AND THE AGENT AGREE PROMPTLY TO FORWARD BY REGISTERED MAIL ANY PROCESS SO SERVED UPON SAID AGENT TO ANY BORROWER AT ITS ADDRESS SET FORTH IN SECTION 16.7. EACH BORROWER HEREBY CONSENTS TO SERVICE OF PROCESS AS AFORESAID.

          (d) THE BORROWERS, THE LENDERS AND THE AGENT EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION
(i) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM IN RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT

       EX-10.26-108

OR AGREEMENT EXECUTED OR DELIVERED, IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. THE BORROWERS, THE LENDERS AND THE AGENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY OF THEM MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

          (e) NOTHING IN THIS SECTION 16.3 SHALL AFFECT THE RIGHTS OF THE LENDERS OR THE AGENT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHTS OF THE LENDERS OR THE AGENT TO BRING ANY ACTION OR PROCEEDING AGAINST ANY BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

          16.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of each Borrower's representations and warranties contained in this Agreement shall survive the execution, delivery, and acceptance thereof by the parties, notwithstanding any investigation by the Lenders or the Agent or their respective agents.

          16.5 OTHER SECURITY AND GUARANTIES. The Agent may, without notice or demand and without affecting any Borrower's obligations hereunder, from time to time: (a) take from any Person and hold collateral (other than the Collateral) for the payment of all or any part of the Obligations and exchange, enforce or release such collateral or any part thereof; and (b) accept and hold any endorsement or guaranty of payment of all or any part of the Obligations and release or substitute any such endorser or guarantor, or any Person who has given any Lien in any other collateral as security for the payment of all or any part of the Obliga-tions, or any other Person in any way obligated to pay all or any part of the Obligations.

          16.6 FEES AND EXPENSES. Each Borrower shall pay to the Agent, for its benefit and/or the benefit of the Lenders, on demand, all costs and expenses that any Lender and/or the Agent or SPBC pays or incurs in con-nection with the negotiation, preparation, consummation, administration, enforcement and/or termination of this Agreement and the other Loan Documents, including, without limitation: (a) reasonable in-house and outside attorneys' and paralegals' fees and disbursements of counsel to such Lender and/or the Agent and any Participant; (b) costs and expenses (including reasonable in-house and outside attorneys' and paralegals' fees and disbursements) for any amendment, supplement, waiver, consent, or subsequent closing in connection with this Agreement or any Loan Document and the transactions contemplated thereby; (c) costs and expenses of lien and title searches, surveys and title insurance; (d) taxes, fees and other charges for recording the mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Agent's Liens for the benefit of the Secured Creditors; (e) sums paid or incurred to pay any amount or take any action required of any Borrower under the Loan Documents that such Borrower fails to pay or take; (f) costs of appraisals required under SECTION 7.5, inspections, and verifications of the Collateral, including, without limitation, standard per diem fees charged by the Agent or the Lenders, travel, lodging, and meals for inspections of the Collateral and any Borrower's operations by the Agent's and/or the Lenders' agents up to four (4) times per year and whenever an Event of Default exists; (g) costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Concentration Accounts; (h) all amounts payable under Letter of Credit Reimbursement

       EX-10.26-109

Agreements and Banker's Acceptance Agreements; (i) costs and expenses of preserving and protecting the Collateral; and (j) costs and expenses (including reasonable in-house and outside attorneys' and paralegals' fees and disbursements) paid or incurred to obtain payment of the Obligations, enforce the Agent's Liens, for the benefit of the Secured Creditors, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of the Loan Documents, or to defend any claims made or threatened against the Agent or any Lender arising out of the transactions contemplated hereby (including without limitation, preparations for and consultations concerning any such matters). The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by any Borrower. All of the foregoing costs and expenses may be paid from the proceeds of Revolving Loans as described in SECTION 5.6(b).

          16.7 NOTICES. Except as otherwise provided herein, all notices, demands and requests that any party is required or elects to give to any other shall be in writing, or by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) upon personal delivery thereof, including, but not limited to, delivery by overnight mail and courier service, (b) five (5) days after it shall have been mailed by United States mail, first class, certified or registered, with postage prepaid, or (c) in the case of notice by such a telecommunications device, when properly transmitted, in each case addressed to the party to be notified as follows:

If to the Agent:       BankAmerica Business Credit, Inc.
                       40 East 52nd Street, 2nd Floor
                       New York, New York  10022
                       Attention:  Division Manager
                       Telephone No.:  212/836-5241
                       Telecopier No.:  212/836-5167

with a copy to:        Bank of America National Trust and Savings
                          Association
                       10124 Old Grove Road
                       San Diego, California  92131
                       Attention:  Legal Department
                       Telephone No.:  619/549-7510
                       Telecopier No.:  619/549-7518

and with a copy to:    Rogers & Wells
                       200 Park Avenue
                       New York, New York  10166
                       Attention:  Alan M. Christenfeld, Esq.
                       Telephone No.:  212/878-8000
                       Telecopier No.:  212/878-8375

If to any Borrower:    Great Dane Trailers, Inc.
                       600 East Lathrop Avenue
                       Savannah, Georgia  31402
                       Attention:  President
                       Telephone No.:
                       Telecopier No.:  912/236-0647

       EX-10.26-110

with a copy to:        Great Dane Holdings, Inc.
                       2016 North Pitcher Street
                       Kalamazoo, Michigan  49007
                       Attention:  President
                       Telephone No.:
                       Telecopier No.:  616/343-6823

and with copies to:    Hutton Ingram Yuzek Gainen
                         Carroll & Bertolotti
                       250 Park Avenue, 6th Floor
                       New York, New York  10177
                       Attention:  Paulette Kendler, Esq.
                       Telephone No.:  212/907-9615
                       Telecopier No.:  212/907-9681

                       Hunter, Maclean, Exley & Dunn, P.C.
                       P.O. Box 9848
                       Savannah, Georgia  31412-0048
                       Attention:  John M. Hewson, III, Esq.
                       Telephone No.:   912/236-0261
                       Telecopier No.:  912/236-4936

or to such other address as each party may designate for itself by like notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the Persons designated above to receive copies shall not adversely affect the effectiveness of such notice, demand, request, consent, approval, declara-

tion or other communication.

          16.8 INDEMNITY. Each Borrower agrees to (i) reimburse the Agent and the Lenders for any costs and expenses (including, without limitation, reasonable attorneys' and paralegals' fees and expenses) incurred by the Agent or any Lender in defending any suit brought against it by such Borrower or any other Person in connection with the transactions contemplated by this Agreement, and (ii) indemnify and hold the Agent and the Lenders and their respective officers, directors, employees, attorneys and agents (collectively, the "Indemnitees") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by the Indemnitees, whether direct or indirect, as a result of or arising from or relating to any proceeding by any Person, whether threatened or initiated, asserting any claim for legal or equitable remedy against any Person under any statute or regulation (including, without limitation, any federal or state securities or commercial laws or under any common law or equitable cause or otherwise, including any liability and costs under Environmental Laws or common law principles arising from or in connection with the past, present or future operations of such Borrower or its predecessors in interest, or the past, present or future environmental condition of such Borrower's Property, the presence of asbestos-containing materials at or on such Property, or the Release or threatened Release of any contaminant into the environment from such property), in any way arising from or in connection with the negotiation, preparation, execution, delivery, enforcement, performance and administration of this Agreement or any other document executed in connection herewith, provided that such Borrower shall have no obligation hereunder with respect to indemnified liabilities arising from the gross negligence or willful misconduct of any Indemnitee seeking such indemnification or with respect to a matter determined by a court of competent jurisdiction in a final judgment against the Agent and the Lenders

       EX-10.26-111

as to which the Borrowers have prevailed. To the extent that the indemnity set forth in this SECTION 16.8 may be unenforceable because it is violative of any law or public policy, the applicable Borrower shall pay the maximum portion which it is permitted to pay under applicable law. Any Indemnitee will promptly notify the applicable Borrower of the commencement of any legal proceeding which may give rise to any indemnified liability under the foregoing indemnity and shall permit such Borrower to participate in the defense of such Indemnitee in any such proceeding. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement. All of the foregoing fees, costs and expenses shall be part of the Obligations, payable upon demand, and secured by the Collateral.

          16.9 WAIVER OF NOTICES. Unless otherwise expressly provided herein, each Borrower waives presentment, protest and notice of demand or dishonor and protest as to any instrument, as well as any and all other notices to which it might otherwise be entitled. No notice to or demand on either Borrower which the Agent or any Lender may elect to give shall entitle such Borrower to any or further notice or demand in the same, similar or other circumstances.

          16.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and by the Agent, the Lenders and/or the Borrowers in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement.

          16.11 CAPTIONS. The captions contained in this Agreement are for convenience only, are without substantive meaning and should not be construed to modify, enlarge, or restrict any provision.

          16.12 PARTICIPANT'S SECURITY INTERESTS. If a Participant shall at any time with the Borrowers' knowledge participate with any Lender in such Lender's Commitment and Loans and participations in Letters of Credit and Banker's Acceptances, each Borrower hereby grants to the Agent, for the benefit of the Secured Creditors, and to such Participant, and the Agent, for the benefit of the Secured Creditors, and such Participant shall have, and is hereby given, a continuing Lien on and security interest in any money, securities and other property of such Borrower in the custody or possession of the Participant, including the right of set-off, to the extent of the Participant's participation in the Obligations, and such Participant shall be deemed to have the same right of set-off to the extent of such Participant's participation in the Obligations under this Agreement as it would have if it were a Lender.

          16.13  RESTRICTIONS ON ACTIONS BY LENDERS; SHARING OF PAYMENTS.
(a) Each of the Lenders agrees that it shall not, without the express consent of the Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of the Agent, set-off against the Obligations, any amounts owing by such Lender to either Borrower or any ac-counts of either Borrower now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so by the Agent, take or cause to be taken any action, including, without limitation, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral, the purpose of which is, or could be, to give such Lender any preference or priority against the other Lenders with respect to the Collateral.

          (b) Subject to SECTION 5.6(d), if, at any time or times any Lender shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds

       EX-10.26-112

of Collateral or any payments with respect to the Obligations of any Borrower to such Lender arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from the Agent pursuant to the terms of this Agreement, or
(ii) payments from the Agent in excess of such Lender's ratable portion of all such distributions by the Agent, such Lender shall promptly (1) turn the same over to the Agent, in kind, and with such endorsements as may be required to negotiate the same to the Agent, or in same day funds, as applicable, for the benefit of all of the Secured Creditors and for applica-tion to the Obligations in accordance with the applicable provisions of this Agreement or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; PROVIDED, HOWEVER, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is re-quired to pay interest in connection with the recovery of the excess payment.

          16.14 CONCERNING THE COLLATERAL AND THE RELATED LOAN DOCUMENTS. Each Lender authorizes and directs the Agent to enter into this Agreement and the other Loan Documents relating to the Collateral for the benefit of the Secured Creditors. Each Lender agrees that any action taken by the Agent or Majority Lenders in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral, and the exercise by the Agent or the Majority Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.

          16.15 JOINT AND SEVERAL LIABILITY. The liability of the Borrowers for all of the Obligations shall be joint and several regardless of which Borrower actually receives loans or other extensions of credit hereunder or the amount of such loans received or the manner in which Lender accounts for such loans or other extensions of credit or on its books and records. Each Borrower's Obligations with respect to Term Loans or Revolving Loans made to it or Letters of Credit or Banker's Acceptances issued for its account, and related fees, costs and expenses, and each Borrower's Obligations arising as a result of the joint and several liability of the Borrowers hereunder, with respect to Term Loans or Revolving Loans made to the other Borrowers hereunder or Letters of Credit or Banker's Acceptances issued for the account of the other Borrowers hereunder, together with the related fees, costs and expenses, shall be separate and distinct obligations, all of which are primary obligations of each Borrower.

          Each Borrower's Obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to loans or other extensions of credit made to the other Borrowers hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity of enforceability, avoidance or subordination of the Obligations of the other Borrowers or of any promissory note or other document evidenc-ing all of any part of the Obligations of the other Borrowers, (ii) the absence of any attempt to collect the Obligations from any of the other Borrowers, any other guarantor, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by the Lenders with respect to any provision of any instrument evidencing the Obligations of the other

       EX-10.26-113

Borrowers, or any part thereof, or any other agreement now or hereafter executed by the other Borrowers and delivered to the Lenders, (iv) the failure by the Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations of the other Borrowers, (v) the Lenders' election, in any proceeding instituted under the Bankruptcy Code, of the application of
Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by the other Borrowers, as debtor-in-possession under
Section 364 of the Bankruptcy Code, (vii) the disallowance of all or any portion of the Lenders' claim(s) for repayment of the Obligations of the other Borrowers under Section 502 of the Bankruptcy Code, or (viii) any other circumstance which might constitute a legal or equitable discharge or defense of a guarantor or of the other Borrowers.

          Each Borrower hereby irrevocably agrees that it will not bring any "claims" (as defined in Section 101(5) of the Bankruptcy Code) against any other Borrower to which such Borrower is or would at any time be otherwise entitled by virtue of its obligations under this Agreement or under any of the Loan Documents, including, without limitation, any right of subrogation (whether contractual, under Section 509 of the Bankruptcy Code or otherwise), reimbursement, contribution, exoneration or other similar right against such other Borrowers, until such time as all of the Obligations have been satisfied in full and this Agreement shall have terminated in accordance with its terms.

          Upon any Event of Default, the Agent may, at its sole election, proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Borrower or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that neither the Agent nor any Lender shall be under any obligation to marshall any assets in favor of such Borrower or against or in payment of any or all of the Obligations.






                [THE REST OF THIS PAGE INTENTIONALLY LEFT BLANK]

       EX-10.26-114

          IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.



                                    GREAT DANE TRAILERS, INC.

                                    By:   /s/ Thomas W. Horan
                                       ---------------------------------
                                         Senior Vice President, Finance



                                    GREAT DANE LOS ANGELES, INC.

                                    By:    /s/ Thomas W. Horan
                                       -------------------------------
                                         Senior Vice President, Finance



                                    GREAT DANE TRAILERS TENNESSEE, INC.

                                    By:    /s/ Thomas W. Horan
                                       -------------------------------
                                         Senior Vice President, Finance



                                    BANKAMERICA BUSINESS CREDIT, INC.,
                                      as the Agent

                                    By:    /s/ Ira Mermelstein
                                       -------------------------------
                                         Vice President


Term Loan Commitment                BANKAMERICA BUSINESS CREDIT, INC.,
  $25,000,000                         as a Lender
  (subject to the provisions
  of the definition of "Term        By:   /s/ Ira Mermelstein
  Loan Commitment" contained           -------------------------------
  in SECTION 1.1)                        Vice President
Revolving Credit
  Commitment $75,000,000
  (subject to the provisions        40 East 52nd Street, 2nd Fl.
  of the definition of              New York, New York  10022
  "Revolving Credit Commitmen       Attention:  Division Manager
  contained in SECTION 1.1)         Telephone No.: (212) 836-5241
Pro Rata Share 50%                  Telecopy No.:  (212) 836-5167

       EX-10.26-115

Term Loan Commitment                NATIONSBANK OF GEORGIA, N.A.
  $16,666,650
  (subject to the provisions
  of the definition of "Term
  Loan Commitment" contained        By:   /s/ Robert Moore
  in SECTION 1.1)                      -------------------------------
Revolving Credit                         Vice President
  Commitment $50,000,000
  (subject to the provisions        600 Peachtree Street
  of the definition of              13th Floor
  "Revolving Credit Commitmen       Atlanta, Georgia 30308
  contained in SECTION 1.1)         Attention:  Jeff Guldner
Pro Rata Share 33.3333%             Telephone No.:  (404) 607-5377
                                    Telecopy No.:   (404) 607-6437

       EX-10.26-115

Term Loan Commitment                SANWA BUSINESS CREDIT CORPORATION
  $8,333,350
  (subject to the provisions
  of the definition of "Term
  Loan Commitment" contained        By:   /s/ Peter Skavla
  in SECTION 1.1)                      -------------------------------
Revolving Credit                         Vice President
  Commitment $25,000,000
  (subject to the provisions        500 Glenpointe Centre West
  of the definition of              Teaneck, New Jersey 07666-6802
  "Revolving Credit Commitment"     Attention:  Oleh Szczupak,
  contained in SECTION 1.1)                     Account Manager
Pro Rata Share 16.6667%             Telephone No.:  (201) 836-4006
                                    Telecopy No.:   (201) 836-4744

       EX-10.26-117


                AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

                         Dated as of February 14, 1995

                                     Among

                           GREAT DANE TRAILERS, INC.
                          GREAT DANE LOS ANGELES, INC.
                      GREAT DANE TRAILERS TENNESSEE, INC.

                                  AS BORROWERS


                                      and

                    THE FINANCIAL INSTITUTIONS NAMED HEREIN

                                   AS LENDERS

                                      and

                       BANKAMERICA BUSINESS CREDIT, INC.

                                    AS AGENT

       EX-10.26-118
                             TABLE OF CONTENTS
                                                                       Page
                                                                       ----

1.  INTERPRETATION OF THIS AGREEMENT . . . . . . . . . . . . . . . . . .  2
    1.1  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . .  2
    1.2  Accounting Terms. . . . . . . . . . . . . . . . . . . . . . . . 30
    1.3  Other Terms . . . . . . . . . . . . . . . . . . . . . . . . . . 30

2.  LOANS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
    2.1  Term Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . 31
    2.2  Revolving Loans . . . . . . . . . . . . . . . . . . . . . . . . 34
    2.3  Over Advances . . . . . . . . . . . . . . . . . . . . . . . . . 40
    2.4  Lenders' Failure to Perform . . . . . . . . . . . . . . . . . . 41

3A. LETTER OF CREDIT SUBFACILITY . . . . . . . . . . . . . . . . . . . . 41
    3A.1 Agreement to Issue. . . . . . . . . . . . . . . . . . . . . . . 41
    3A.2 Amounts; Tenor. . . . . . . . . . . . . . . . . . . . . . . . . 41
    3A.3 Conditions. . . . . . . . . . . . . . . . . . . . . . . . . . . 42
    3A.4 Issuance of Letters of Credit . . . . . . . . . . . . . . . . . 43
    3A.5 Letter of Credit Reimbursement Obligations; Duties
         of Issuer . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
    3A.6 Participations. . . . . . . . . . . . . . . . . . . . . . . . . 44
    3A.7 Payment of Letter of Credit Reimbursement
         Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . 46
    3A.8 Compensation for Letters of Credit. . . . . . . . . . . . . . . 47
    3A.9 Indemnification; Exoneration. . . . . . . . . . . . . . . . . . 47
    3A.10 Supporting Letter of Credit; Cash Collateral . . . . . . . . . 48

3B. BANKER'S ACCEPTANCE SUBFACILITY. . . . . . . . . . . . . . . . . . . 49
    3B.1 Agreement to Issue. . . . . . . . . . . . . . . . . . . . . . . 49
    3B.2 Amounts; Tenor. . . . . . . . . . . . . . . . . . . . . . . . . 49
    3B.3 Conditions. . . . . . . . . . . . . . . . . . . . . . . . . . . 50
    3B.4 Issuance of Banker's Acceptances. . . . . . . . . . . . . . . . 51
    3B.5 Banker's Acceptance Reimbursement Obligations;
         Duties of Issuer. . . . . . . . . . . . . . . . . . . . . . . . 52
    3B.6 Participations. . . . . . . . . . . . . . . . . . . . . . . . . 52
    3B.7 Payment of Banker's Acceptance Reimbursement
         Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . 54
    3B.8 Compensation for Banker's Acceptances . . . . . . . . . . . . . 55
    3B.9 Indemnification; Exoneration. . . . . . . . . . . . . . . . . . 55

4.  INTEREST AND FEES. . . . . . . . . . . . . . . . . . . . . . . . . . 56
    4.1  Interest. . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
    4.2  Maximum Interest Rate . . . . . . . . . . . . . . . . . . . . . 56
    4.3  Closing Fees. . . . . . . . . . . . . . . . . . . . . . . . . . 57
    4.4  Letter of Credit Fee. . . . . . . . . . . . . . . . . . . . . . 57
    4.4A Banker's Acceptance Fees. . . . . . . . . . . . . . . . . . . . 58
    4.5  Commitment Fee. . . . . . . . . . . . . . . . . . . . . . . . . 58
    4.6  Increased Capital; Increased Costs. . . . . . . . . . . . . . . 58
    4.7  Fees Not Interest; Fully Earned . . . . . . . . . . . . . . . . 60
    4.8  Funding Indemnities . . . . . . . . . . . . . . . . . . . . . . 60
    4.9  Illegality. . . . . . . . . . . . . . . . . . . . . . . . . . . 61
    4.10 Unavailability of Eurodollar Rate Loans . . . . . . . . . . . . 62
    4.11 Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 62

5.  PAYMENTS AND PREPAYMENTS . . . . . . . . . . . . . . . . . . . . . . 65
    5.1  Revolving Loans . . . . . . . . . . . . . . . . . . . . . . . . 65

       EX-10.26-119

    5.2  Reduction or Termination of Revolving Credit
         Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . 65
    5.3  Repayment of Term Loans . . . . . . . . . . . . . . . . . . . . 66
    5.4  Voluntary Prepayments of Term Loans . . . . . . . . . . . . . . 66
    5.5  Mandatory Prepayments of the Term Loans . . . . . . . . . . . . 66
    5.6  Manner, Time and Apportionment of Payments. . . . . . . . . . . 67
    5.7  Indemnity for Returned Payments . . . . . . . . . . . . . . . . 69

6.  AGENT'S AND LENDERS' BOOKS AND RECORDS; . . . . .
    MONTHLY STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . 69
    6.1  Agent's and Lenders' Books and Records; Monthly
         Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . 69

7.  COLLATERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 70
    7.1  Grant of Security Interest. . . . . . . . . . . . . . . . . . . 70
    7.2  Perfection and Protection of Security Interest. . . . . . . . . 72
    7.3  Location of Collateral. . . . . . . . . . . . . . . . . . . . . 73
    7.4  Title to, Liens on, and Sale and Use of Collateral. . . . . . . 73
    7.5  Appraisals. . . . . . . . . . . . . . . . . . . . . . . . . . . 74
    7.6  Access and Examination. . . . . . . . . . . . . . . . . . . . . 74
    7.7  Collateral Reporting. . . . . . . . . . . . . . . . . . . . . . 74
    7.8  Collections and Concentration Account Arrangements. . . . . . . 75
    7.9  Accounts; Inventory . . . . . . . . . . . . . . . . . . . . . . 76
    7.10 Equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . 77
    7.11 Documents, Instruments, and Chattel Paper . . . . . . . . . . . 78
    7.12 Right to Perform or Cure. . . . . . . . . . . . . . . . . . . . 78
    7.13 Power of Attorney . . . . . . . . . . . . . . . . . . . . . . . 79
    7.14  The Agent's and the Lenders' Rights, Duties and
         Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . 79

8.  BOOKS AND RECORDS; FINANCIAL INFORMATION; NOTICES. . . . . . . . . . 80
    8.1  Books and Records . . . . . . . . . . . . . . . . . . . . . . . 80
    8.2  Financial Information . . . . . . . . . . . . . . . . . . . . . 80
    8.3  Notices to the Agent. . . . . . . . . . . . . . . . . . . . . . 83

9.  GENERAL WARRANTIES AND REPRESENTATIONS . . . . . . . . . . . . . . . 86
    9.1  Authorization, Validity, and Enforceability of this
         Agreement and the Loan Documents. . . . . . . . . . . . . . . . 86
    9.2  Validity and Priority of Security Interest. . . . . . . . . . . 87
    9.3  Organization and Qualification. . . . . . . . . . . . . . . . . 87
    9.4  Corporate Name; Prior Transactions; Business
         Conducted . . . . . . . . . . . . . . . . . . . . . . . . . . . 87
    9.5  Subsidiaries and Affiliates . . . . . . . . . . . . . . . . . . 87
    9.6  Financial Statements and Projections. . . . . . . . . . . . . . 87
    9.7  Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . 88
    9.8  Solvency. . . . . . . . . . . . . . . . . . . . . . . . . . . . 88
    9.9  Debt. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 89
    9.10 Title to Property . . . . . . . . . . . . . . . . . . . . . . . 89
    9.11 Real Property; Leases . . . . . . . . . . . . . . . . . . . . . 89
    9.12 Proprietary Rights. . . . . . . . . . . . . . . . . . . . . . . 89
    9.13 Trade Names . . . . . . . . . . . . . . . . . . . . . . . . . . 90
    9.14 Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . 90
    9.15 Restrictive Agreements. . . . . . . . . . . . . . . . . . . . . 90
    9.16 Labor Disputes. . . . . . . . . . . . . . . . . . . . . . . . . 90
    9.17 Environmental, Health and Safety Laws . . . . . . . . . . . . . 90

       EX-10.26-120

    9.18 No Violation of Law . . . . . . . . . . . . . . . . . . . . . . 92
    9.19 No Default. . . . . . . . . . . . . . . . . . . . . . . . . . . 92
    9.20 ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 92
    9.21 Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 94
    9.22 Investment Company Act. . . . . . . . . . . . . . . . . . . . . 94
    9.23 Margin Stock. . . . . . . . . . . . . . . . . . . . . . . . . . 94
    9.24 Broker's Fees . . . . . . . . . . . . . . . . . . . . . . . . . 95
    9.25 No Material Adverse Change. . . . . . . . . . . . . . . . . . . 95
    9.26 Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . 95
    9.27 Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . 95

10. AFFIRMATIVE AND NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . 95
    10.1 Taxes and Other Obligations . . . . . . . . . . . . . . . . . . 95
    10.2 Corporate Existence and Good Standing . . . . . . . . . . . . . 97
    10.3 Compliance with Law and Agreements. . . . . . . . . . . . . . . 98
    10.4 Maintenance of Property . . . . . . . . . . . . . . . . . . . . 98
    10.5 Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . 98
    10.6 Condemnation. . . . . . . . . . . . . . . . . . . . . . . . . .100
    10.7 Environmental, Health and Safety Laws . . . . . . . . . . . . .100
    10.8 ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . .101
    10.9 Mergers, Consolidations or Sales. . . . . . . . . . . . . . . .102
    10.10 Capital Changes. . . . . . . . . . . . . . . . . . . . . . . .103
    10.11 Transactions Affecting Collateral, Real Estate or
          Obligations. . . . . . . . . . . . . . . . . . . . . . . . . .103
    10.12 Guaranties . . . . . . . . . . . . . . . . . . . . . . . . . .103
    10.13 Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . .104
    10.14 Prepayment . . . . . . . . . . . . . . . . . . . . . . . . . .104
    10.15 Transactions with Affiliates . . . . . . . . . . . . . . . . .104
    10.16 Investment Banking and Finder's Fees . . . . . . . . . . . . .105
    10.17 Business Conducted . . . . . . . . . . . . . . . . . . . . . .105
    10.18 Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . .105
    10.19 Sale and Leaseback Transactions. . . . . . . . . . . . . . . .105
    10.20 New Subsidiaries . . . . . . . . . . . . . . . . . . . . . . .106
    10.21 Restricted Investments . . . . . . . . . . . . . . . . . . . .106
    10.22 [Intentionally Omitted]. . . . . . . . . . . . . . . . . . . .106
    10.23 [Intentionally Omitted]. . . . . . . . . . . . . . . . . . . .106
    10.24 Minimum Interest Coverage. . . . . . . . . . . . . . . . . . .106
    10.25 Fixed Maturity Coverage. . . . . . . . . . . . . . . . . . . .106
    10.26 Intercompany Loans . . . . . . . . . . . . . . . . . . . . . .107
    10.27 Fiscal Year. . . . . . . . . . . . . . . . . . . . . . . . . .109
    10.28 No Amendment of Charter, By-Laws . . . . . . . . . . . . . . .109
    10.29 Further Assurances . . . . . . . . . . . . . . . . . . . . . .109
    10.30 Use of Proceeds for Shareholder Loans. . . . . . . . . . . . .109
    10.31 Delivery of Acknowledgement Copies of UCC-3's. . . . . . . . .109
    10.32 Revenue Department Ruling and Tax Opinion. . . . . . . . . . .109

11. CONDITIONS OF LENDING. . . . . . . . . . . . . . . . . . . . . . . .109
    11.1 Conditions Precedent to Effectiveness of Agreement,
         Making of Initial Revolving Loans and Issuance of Letters
         of Credit and Banker's Acceptances on the Effective Date
         and Making of Term Loans on the Initial Term Loan Funding
         Date. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .109
    11.2 Conditions Precedent to Making of Term Loans on each
         Term Funding Date . . . . . . . . . . . . . . . . . . . . . . .111

       EX-10.26-121

    11.3 Conditions Precedent to Each Loan, Letter of Credit
         and Banker's Acceptance . . . . . . . . . . . . . . . . . . . .112

12. DEFAULT; REMEDIES. . . . . . . . . . . . . . . . . . . . . . . . . .113
    12.1 Events of Default . . . . . . . . . . . . . . . . . . . . . . .113
    12.2 Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . . .117

13. TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . .119
    13.1 Term and Termination. . . . . . . . . . . . . . . . . . . . . .119

14. WAIVER; AMENDMENTS; ASSIGNMENTS; SUCCESSORS. . . . . . . . . . . . .119
    14.1 No Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . .119
    14.2 Amendments and Waivers. . . . . . . . . . . . . . . . . . . . .120
    14.3 Assignments; Participations . . . . . . . . . . . . . . . . . .120
    14.4 Successors and Assigns. . . . . . . . . . . . . . . . . . . . .124

15. THE AGENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .124
    15.1 Appointment . . . . . . . . . . . . . . . . . . . . . . . . . .124
    15.2 Nature of Duties. . . . . . . . . . . . . . . . . . . . . . . .125
    15.3 Rights, Exculpation, Etc. . . . . . . . . . . . . . . . . . . .125
    15.4 Reliance. . . . . . . . . . . . . . . . . . . . . . . . . . . .126
    15.5 Indemnification . . . . . . . . . . . . . . . . . . . . . . . .126
    15.6 BankAmerica Individually. . . . . . . . . . . . . . . . . . . .127
    15.7 Successor Agent . . . . . . . . . . . . . . . . . . . . . . . .127
    15.8 Collateral Matters. . . . . . . . . . . . . . . . . . . . . . .127
    15.9 Agency for Perfection . . . . . . . . . . . . . . . . . . . . .129

16. MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . .129
    16.1 Cumulative Remedies; No Prior Recourse to Collateral
         . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .129
    16.2 Severability. . . . . . . . . . . . . . . . . . . . . . . . . .130
    16.3 Governing Law; Choice of Forum; Service of Process;
         Jury Trial Waiver . . . . . . . . . . . . . . . . . . . . . . .130
    16.4 Survival of Representations and Warranties. . . . . . . . . . .131
    16.5 Other Security and Guaranties . . . . . . . . . . . . . . . . .131
    16.6 Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . .131
    16.7 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . .132
    16.8 Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . .133
    16.9 Waiver of Notices . . . . . . . . . . . . . . . . . . . . . . .134
    16.10 Counterparts . . . . . . . . . . . . . . . . . . . . . . . . .134
    16.11 Captions . . . . . . . . . . . . . . . . . . . . . . . . . . .134
    16.12 Participant's Security Interests . . . . . . . . . . . . . . .135
    16.13 Restrictions on Actions by Lenders; Sharing of
          Payments . . . . . . . . . . . . . . . . . . . . . . . . . . .135
    16.14 Concerning the Collateral and the Related Loan
          Documents. . . . . . . . . . . . . . . . . . . . . . . . . . .136
    16.15 Joint and Several Liability. . . . . . . . . . . . . . . . . .136

       EX-10.26-122

                                 EXHIBITS


Exhibit A     --   Form of Notice of Borrowing of
                   Revolving Loans

Exhibit B     --   Form of Notice of Borrowing of Term
                   Loans

Exhibit C-1   --   Form of Amendment to Term Note

Exhibit C-2   --   Form of Term Note - Term Funding Dates

Exhibit D     --   List of Closing Documents

Exhibit E     --   Form of Assignment and Acceptance

Exhibit F     --   Form of Notice of Conversion/Continuation

       EX-10.26-123

                                 SCHEDULES

Schedule 1.1-A     --   Financial Statements (Sections 1.1 and 9.6(a))

Schedule 1.1-B     --   Pro Forma Balance Sheet (Sections 1.1, 9.6(c)
                        and 9.9)

Schedule 1.1-C     --   Borrowers' Latest Projections (Sections 1.1
                        and 9.6(b))

Schedule 1.1-D     --   Permitted Liens (Sections 1.1 and 7.4)

Schedule 1.1-E     --   Mortgaged Property (Sections 1.1 and 9.10)

Schedule 1.1-F     --   Borrowers' Proprietary Rights (Sections 1.1
                        and 9.12)

Schedule 1.1-G     --   Certain Work-in-Process

Schedule 7.1(a)    --   Excluded Property

Schedule 7.1(b)    --   Indianapolis Parcel

Schedule 7.3-A     --   Location of Borrowers' Offices and
                        Collateral (Sections 7.3 and 9.11)

Schedule 7.3-B     --   Locations Leased or Subleased by
                        Borrowers (Sections 7.3 and 9.11)

Schedule 9.3-A     --   Borrowers' States of Incorporation

Schedule 9.3-B     --   States Where Borrowers are Qualified to do
                        Business

Schedule 9.4       --   Prior Corporate Names Used and
                        Participation in any Merger,
                        Consolidation or Acquisition
                        Transactions

Schedule 9.5       --   Borrowers' Subsidiaries and Other Affiliates

Schedule 9.5-A     --   Subsidiaries' States of Incorporation

Schedule 9.5-B     --   States Where Subsidiaries are Qualified to do
                        Business

Schedule 9.7-A     --   Capitalization of Borrowers

Schedule 9.7-B     --   Ownership of Borrowers' Stock

Schedule 9.14      --   Pending or Threatened Litigation

Schedule 9.16      --   Labor Contracts and Disputes

Schedule 9.20-A    --   ERISA Plans

       EX-10.26-124

Schedule 9.20-J    --   Employer Welfare Benefit Plans

Schedule 9.20-P    --   Multiemployer Plans

Schedule 10.11     --   Colonial Parcel